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As filed with the Securities and Exchange Commission on June 20, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DIGITAL ANGEL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8082 (Primary Standard Industrial Classification Code Number)	52-1233960 (I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN 55075
(651) 455-1621
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Randolph K. Geissler
President
490 Villaume Avenue
South St. Paul, MN 55075
(Name and Address of Agent for Service)

(651) 455-1621
(Telephone Number, Including Area Code, of Agent for Service)

copy to:

William J. Conti, Esq.
Baker & Hostetler LLP
1050 Connecticut Avenue, NW
Suite 1100
Washington, D.C. 20036
(202) 861-1726 (telephone)
(202) 861-1783 (facsimile)

        Approximate date of commencement of proposed sale to the public: Upon effectiveness of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.005 par value	3,936,306	$2.83(1)	$11,139,746(1)	$901.20

(1)
Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 20, 2003.

PROSPECTUS

DIGITAL ANGEL CORPORATION

3,936,306 Shares

Common Stock

        This prospectus relates to the resale of up to 3,936,306 shares of Common Stock of Digital Angel Corporation. Two of our stockholders, Longview International Equity Fund L.P. and J.P. Carey Securities, Inc. are offering all of the shares covered by this prospectus.

        These selling stockholders may sell the shares of our common stock through ordinary brokerage transactions or through any other means described in this prospectus under "PLAN OF DISTRIBUTION." The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We cannot assure you that the selling stockholders will sell all or a portion of the shares of our common stock offered under this prospectus. Longview International Equity Fund will be treated by the SEC as a statutory underwriter of any shares of our common stock that it sells pursuant to this prospectus.

        Our common stock is listed on the American Stock Exchange (AMEX) under the symbol "DOC." On June 18, 2003, the last reported sale price of our common stock was $2.83.

        Investing in shares of our common stock involves risks. See, "RISK FACTORS" beginning on p. 4 of this prospectus for a discussion of these risks.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in, and incorporated by reference into, this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

The date of this prospectus is June     , 2003.

PROSPECTUS SUMMARY

        This summary highlights information described more fully elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the consolidated financial statements and related notes and other financial data included in this prospectus, before making an investment decision. You should also carefully consider the information set forth under "RISK FACTORS" beginning on p. 4.

        As used in this prospectus, the terms "we," "us," "our," "our company," and "Digital Angel Corporation" mean Digital Angel Corporation and our subsidiaries, unless the context otherwise requires.

Business

        We were incorporated in Delaware on December 1, 1981 as "Medical Advisory Systems, Inc." to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which Digital Angel Acquisition Co., then a wholly-owned subsidiary of Medical Advisory Systems, merged with and into Digital Angel Corporation, which was then a 93.0%-owned subsidiary of Applied Digital Solutions, Inc. In the merger, the corporate existence of Digital Angel Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85.0%-owned subsidiary. These two subsidiaries, along with the former Digital Angel Corporation, comprised Applied Digital Solutions' Advanced Wireless Group. As a result of this contribution by Applied Digital Solutions, Timely Technology became a wholly-owned subsidiary, and Signature Industries became an 85.0%-owned subsidiary, of Digital Angel Corporation. Before the merger with Digital Angel Corporation, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems' common stock, representing approximately 16.3% of the outstanding common stock of Medical Advisory Systems. In the merger, the shares of Digital Angel Technology Corporation owned by Applied Digital Solutions were converted into a total of 18,750,000 shares of Medical Advisory Systems common stock. As a result of the merger, Applied Digital Solutions owned 19,600,000 shares (or 77.15%) of Digital Angel Corporation's common stock. Further, at the time of the merger, Applied Digital Solutions transferred to the Digital Angel Share Trust, a newly created Delaware business trust, all shares of Digital Angel Corporation's common stock beneficially owned by Applied Digital Solutions. The Digital Angel Share Trust is the owner of and, through its Advisory Board, votes all of the 19,600,000 shares of Digital Angel Corporation held in the Digital Angel Share Trust and has the ability to elect the Board of Directors of Digital Angel Corporation. The Digital Angel Share Trust was formed as a condition of the merger. In the event of a default of certain obligations of Applied Digital Solutions, the shares owned by the Digital Angel Share Trust may be sold or otherwise disposed of to satisfy such obligations. On March 7, 2003, IBM Credit Corporation notified Applied Digital Solutions that an event of default had occurred and IBM Credit Corporation would immediately exercise any and/or all of its rights and remedies. IBM Credit Corporation, Applied Digital Solutions, and Digital Angel Corporation entered into a Forbearance Agreement on March 24, 2003. Under the Forbearance Agreement, Applied Digital Solutions must retain an investment bank to sell shares of our common stock owned by the Digital Angel Share Trust and we agreed to cooperate in selling these shares. In May 2003, Applied Digital Solutions retained an investment bank.

        The merger was treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. Accordingly, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting.

        Following the merger, the scope of our business was expanded to include the development and commercialization of proprietary technologies used to identify, locate and monitor people, animals and objects. Our business is presently organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems. We are a Delaware corporation located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621. For a more complete discussion of our company, see "Business" on page 12.

The Offering

        This prospectus covers up to 3,936,306 shares of our common stock to be sold by the selling stockholders identified in this prospectus. The selling stockholders, or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may also sell our shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell our shares upon terms and conditions that will be described in the applicable prospectus supplement.

        From time to time the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time. For a more complete description of the offering see "PLAN OF DISTRIBUTION" on p. 62.

Use of Proceeds

        All net proceeds from the sale of our common stock by the selling stockholders will go to the selling stockholders and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

SUMMARY FINANCIAL DATA
(In thousands, except per share amounts)

        We derived the following historical annual financial information from the consolidated financial statements of Digital Angel Corporation for the year ended December 31, 2002, which have been audited by Eisner LLP, and the combined financial statements of the Advanced Wireless Group for the years ended December 31, 2001 and 2000, which have been audited by PricewaterhouseCoopers LLP. Eisner LLP's report on Digital Angel Corporation's financial statements contained explanatory paragraphs expressing substantial doubt about Digital Angel Corporation's ability to continue as a going concern and the adoption of new standards addressing financial accounting and reporting for goodwill subsequent to an acquisition. Additionally, PricewaterhouseCoopers LLP's report on the combined financial statements contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. PricewaterhouseCoopers LLP was dismissed as the Advanced Wireless Group's independent accountant on April 11, 2002. The merger between Digital Angel Corporation and Medical Advisory Systems on March 27, 2002 has been treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. Accordingly, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting. Additionally, the equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        The unaudited financial data as of and for the three months ended March 31, 2003 and 2002 include adjustments, all of which are normal recurring adjustments, which our management considers necessary for the fair presentation of our results for these unaudited periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the full year.

	For the Three Months Ended March 31,		For the Years Ended December 31,
(Amounts in thousands, except per share data)
	2003	2002	2002(1)	2001	2000(2)
Statement of Operations Data:
Product revenue	$10,865	$7,451	$30,946	$33,220	$19,604
Service revenue	533	303	2,685	2,518	2,647

Total net revenue	11,398	7,754	33,631	35,738	22,251
Cost of products sold	5,639	4,300	18,293	20,252	11,517
Cost of services sold	395	251	2,216	2,047	1,434

Gross profit	5,364	3,203	13,122	13,439	9,300
Selling, general and administrative expenses	4,280	22,758	37,345	22,027	10,530
Management fees—Applied Digital Solutions, Inc.	—	193	193	771	262
Research and development expenses	911	649	2,422	5,071	2,235
Asset impairment charge(3)	—	—	63,818	726	—
Interest income	—	—	(2)	(17)	(26)
Interest expense—Applied Digital Solutions, Inc.	—	1,806	1,806	1,591	—
Interest expense—others	138	58	303	528	115
Other income	(42)	—	(599)	—	—

Income (loss) before provision for taxes, minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	77	(22,261)	(92,164)	(17,258)	(3,816)
Provision for income taxes	—	—	—	41	58

Income (loss) before minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	77	(22,261)	(92,164)	(17,299)	(3,874)
Minority interest share of losses	33	41	96	217	4
Equity in net loss of Medical Advisory Systems prior to merger	—	(291)	(291)	(327)	—

Net income (loss)	$110	$(22,511)	$(92,359)	$(17,409)	$(3,870)

Net income (loss) per common share—basic and diluted	$—	$(1.18)	$(3.76)	$(0.93)	$(0.21)

Weighted average common shares outstanding—basic(4)	26,663	19,063	24,578	18,750	18,750

Weighted average common shares outstanding—diluted(4)	30,638	19,063	24,578	18,750	18,750

		December 31,
(Amounts in thousands)	March 31, 2003
		2002	2001	2000
Balance Sheet Data:
Cash and cash equivalents	$—	$214	$596	$206
Property and equipment, net	7,656	7,769	14,476	5,408
Goodwill and other intangibles, net	48,808	48,893	72,876	77,645
Total assets	71,525	67,798	107,379	95,344
Long-term debt and notes payable	3,303	3,314	2,425	2,463
Total debt	7,112	4,130	85,227	2,503
Minority interest	265	298	394	612
Total stockholders' equity	55,345	55,012	16,116	87,809
	For the Three Months Ended March 31,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
Other Financial Data:
Depreciation and amortization	$434	$735	$3,638	$12,331	$2,962
Net cash used in operating activities	(3,089)	(545)	(2,730)	(3,196)	(1,432)
Net cash provided by (used in) investing activities	(241)	70	(567)	(1,307)	1,066
Net cash provided by financing activities	3,155	767	2,593	4,893	433
Capital expenditures	250	200	1,439	1,310	758

(1)
Includes the results of operations of Medical Advisory Systems from March 27, 2002.

(2)
Includes the results of operations of (i) Timely Technology from April 1, 2000 and (ii) Destron Fearing Corporation from September 8, 2000.

(3)
Asset impairment expense for 2002 consists of a goodwill impairment charge of $57,406 and an asset impairment charge of $6,412 related to the write-off of an exclusive perpetual license for a digital encryption and distribution software system. Asset impairment expense for 2001 relates to a goodwill impairment.

(4)
Weighted average shares outstanding for the years ended December 31, 2001 and 2000 have been restated to reflect the number of common shares received by the former shareholders of the Advanced Wireless Group in the March 27, 2002 merger.

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually.

        The following table presents the impact of SFAS No. 142 on our summary financial data as indicated:

	For the Years Ended December 31,
(In thousands, except per share data)
	2001	2000
Net loss:
Net loss as reported	$(17,409)	$(3,870)
Goodwill amortization	8,629	2,529
Equity method investment amortization	1,161	—

Adjusted net loss	$(7,619)	$(1,341)

Basic and diluted loss per share:
Net loss per share, basic and diluted, as reported	$(0.93)	$(0.21)
Goodwill amortization	0.46	0.13
Equity method investment amortization	0.06	—

Adjusted net loss per share, basic and diluted	$(0.41)	$(0.08)

RISK FACTORS

        You should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before deciding to purchase any shares of our common stock.

Our stockholders may experience dilution as a result of the sale of common stock registered in this offering.

        On June 20, 2003, we entered into an agreement to sell shares of our common stock to Longview International Equity Fund, L.P., a British Virgin Islands international limited partnership, in a private placement that was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. The purchase agreement pursuant to which Longview International Equity Fund purchased its shares provides for an investment in our common stock having a maximum aggregate value of up to $6,000,000. Pursuant to the purchase agreement, Digital Angel Corporation may require Longview International Equity Fund to purchase shares of our common stock at any time during a commitment period expiring on the earliest to occur of (i) the date on which Longview International Equity Fund shall have invested an aggregate of $6,000,000 in purchases of our common stock under the purchase agreement; (ii) the date the purchase agreement is terminated; or (iii) the end of the twelve month period following the date of the purchase agreement. Notwithstanding the foregoing, Longview International Equity Fund shall not be required to purchase shares of our common stock to the extent that such purchase would cause Longview International Equity Fund and its affiliates to own in excess of 9.999% of our issued and outstanding common stock or would require Longview International Equity Fund to invest more than $6,000,000 in the aggregate pursuant to the purchase agreement.

        The number of shares ultimately purchased by Longview International Equity Fund pursuant to the purchase agreement shall be determined based on the average of the volume weighted average prices of our common stock on each trading day within the relevant valuation period on which the price of our common stock is greater than or equal to $1.75 and taking into account a purchase discount of 10.0%. Based on this formula, we estimate that Longview International Equity Fund will purchase up to 3,821,656 shares of our common stock pursuant to the purchase agreement.

        Notwithstanding the uncertainty with respect to the number of shares to be purchased by Longview International Equity Fund, the purchase agreement represents a binding purchase commitment by Longview International Equity Fund to purchase shares of our common stock, subject only to the condition that the shares purchased by Longview International Equity Fund be registered pursuant to an effective registration statement under the Securities Act.

        Our issuance of shares to Longview International Equity Fund may result in substantial dilution to other Digital Angel Corporation stockholders. The formula for determining the number of shares of common stock to be issued to Longview International Equity Fund is based on the market price of our common stock. Therefore, the lower the average of the volume weighted average prices of our common stock during the valuation period in which our put is exercised, the more shares of our common stock Longview International Equity Fund will receive.

        Longview International Equity Fund may offer and sell the shares of our common stock received in connection with our exercise of puts under the purchase agreement at prices and times to be determined in its sole discretion. Although Longview International Equity Fund is acting as a statutory underwriter, there is no independent or third-party underwriter involved in the offering of the shares of our common stock purchased by Longview International Equity Fund and there can be no guarantee that the disposition of those shares will be completed in a manner that is not disruptive to the trading market for our common stock.

Historical losses and negative cash flows from operations raise doubt about our ability to continue as a going concern.

        Historically, Digital Angel Corporation has suffered losses and has not generated positive cash flows from operations. This raises substantial doubt about our ability to continue as a going concern. The audit report of Eisner LLP for the year ended December 31, 2002 for our financial statements and the audit reports of PricewaterhouseCoopers LLP for each of the two years ended December 31, 2001 and 2000 for the Advanced Wireless Group's financial statements, which became our historical financial statements in the merger, contained an explanatory paragraph expressing doubt about Digital Angel Corporation's and the Advanced Wireless Group's ability to continue as a going concern. We believe that we will need to obtain approximately $3.0 million to $5.0 million in financing to meet our capital requirements for the next 12 months. Management is currently exploring capital sources in addition to its credit facility, which together should meet our capital requirements. We cannot assure you that we will be able to obtain $3.0 million to $5.0 million in financing or under terms that are favorable to us. Our failure to obtain sufficient financing under favorable terms on a timely basis could have a material adverse effect on our financial condition, results of operations and business.

Our majority stockholder, Digital Angel Share Trust, owns 73.0% of our common stock, is able to completely control the board of directors and may support actions that conflict with the interests of the other stockholders.

        The Digital Angel Share Trust is the beneficial owner of 73.0% of our common stock, and it controls us with respect to all matters upon which our stockholders may vote, including the selection of the Board of Directors, mergers, acquisitions and other significant corporate transactions.

        The Digital Angel Share Trust is controlled by an independent advisory board, and there can be no assurance as to how the advisory board and the Digital Angel Share Trust will exercise control over us. The Digital Angel Share Trust and the advisory board may support actions that are contrary to or conflict with the interests of the other stockholders.

        Upon the request of IBM Credit Corporation, the Digital Angel Share Trust is obligated to sell the shares of our common stock owned by the Digital Angel Share Trust for the benefit of IBM Credit Corporation if Applied Digital Solutions fails to make payments to IBM Credit Corporation or otherwise defaults under its credit agreement with IBM Credit Corporation. Applied Digital Solutions was required to repay $29.8 million of the $77.2 million outstanding principal balance owed to IBM Credit Corporation, plus $16.4 million of accrued interest and expenses, on or before February 28, 2003. In May 2003 Applied Digital Solutions retained an investment bank. Applied Digital Solutions did not make such payment on February 28, 2003. On March 3, 2003, IBM Credit Corporation notified Applied Digital Solutions that it had until March 6, 2003 to make the payment. Applied Digital Solutions did not make the payment on March 6, 2003 as required. In addition, the IBM credit agreement contains debt covenants agreed to by Applied Digital Solutions relating to its financial position and performance, as well as our financial position and performance. In the absence of a waiver or amendment to such financial covenants, noncompliance constitutes an event of default under the IBM credit agreement, and IBM Credit Corporation would be entitled to accelerate the maturity of all amounts Applied Digital Solutions owes it. On September 30 and November 1, 2002, the IBM credit agreement was amended. The amendment reduced our current ratio and Minimum Cumulative Modified EBITDA requirements, as defined in the IBM credit agreement, for the quarters ended September 30, 2002 and December 31, 2002. As of December 31, 2002, we were not in compliance with the amended debt covenants. IBM Credit Corporation did not provide a waiver for the noncompliance.

        Applied Digital Solutions' failure to comply with the payment terms imposed by IBM Credit Corporation and our failure to maintain compliance with the debt covenants of the IBM credit agreement constitute events of default. On March 7, 2003, IBM Credit Corporation notified Applied

Digital Solutions that an event of default had occurred and IBM Credit Corporation would immediately exercise any and/or all of its rights and remedies. IBM Credit Corporation, Applied Digital Solutions, and Digital Angel Corporation entered into a Forbearance Agreement on March 24, 2003. Under the Forbearance Agreement, Applied Digital Solutions must retain an investment bank to sell shares of our common stock owned by the Digital Angel Share Trust and we agreed to cooperate in selling these shares. These sales may be in private transactions or in the public market. We will have little or no control over any such sales. We can give no assurance as to when or how these shares of our common stock will be sold, who will purchase such shares, or the number of shares that may be sold at any given time. As a result, the duration of the Digital Angel Share Trust's control over us, the identity of any parties which may acquire control of us in the future and the market price of our stock if and when such sales commence is uncertain. See, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for further information.

The terms of our credit facility subject us to the risk of foreclosure on substantially all of our assets.

        Effective October 30, 2002, we entered into a Credit and Security Agreement with Wells Fargo Business Credit, Inc. Our credit facility provides for borrowings up to 80.0% of eligible receivables as defined in, and up to a maximum of $5,000,000 under the terms of the Credit and Security Agreement. The credit facility calls for interest at Well Fargo's prime rate plus three percent and requires that the total amount of interest paid per year must be at least $120,000. The credit facility expires on October 30, 2005, at which time the entire outstanding balance of the credit facility becomes due and payable. Amounts borrowed under the credit facility are secured by a first priority lien on substantially all of our assets, including accounts receivable, patents and other intellectual property relating to the Digital Angel™ product. As of March 31, 2003, we had $926,000 of borrowing availability under our credit facility.

        The credit facility contains certain financial covenants, including a monthly minimum book net worth and monthly minimum earnings before taxes, and it limits our capital expenditures during 2002 and 2003. Any breach of the financial covenants by us will constitute an event of default under the Credit and Security Agreement. In addition, any change of control of Digital Angel Corporation will be an event of default under the Credit and Security Agreement. As defined in the Credit and Security Agreement, a change of control includes the future acquisition by any person or group of persons of more than 25.0% of the voting power of all classes of our common stock or the time at which our current President and Chief Executive Officer ceases to actively manage Digital Angel Corporation's day-to-day business activities. As of March 31, 2003, we were out of compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. As a result, Wells Fargo has exercised its right to charge interest at the default rate, which was 10.5% as of March 31, 2003. We have obtained a waiver of these covenant violations from Wells Fargo. However, there can be no assurance that we will continue to comply with the remaining financial covenants of our Credit and Security Agreement, that our existing event of default can be cured, that events of default will not occur in the future or that we can continue to obtain waivers of future events of default. As of May 31, 2003, we were out of compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. Wells Fargo has been notified of our noncompliance. There can be no assurance that our existing event of default can be cured or that Wells Fargo will not exercise any or all of their rights and remedies, as defined in the Credit and Security Agreement.

        We may not have sufficient funds to repay the outstanding balance on the credit facility upon its maturity. Accordingly, we may be required to obtain the funds necessary to repay the credit facility either through refinancing the credit facility, the issuance of additional equity or debt securities or the sale of assets. There can be no assurance that, if needed, we can obtain such refinancing on favorable economic terms or at all, issue equity or debt securities, or sell assets under terms that are acceptable to us or at all. If we are unable to obtain funds to repay this indebtedness, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses to Digital Angel Corporation and have a material adverse effect on our financial condition. For these reasons, there can be no assurance that we will be able to repay the credit facility upon its maturity.

        As described above, in connection with defaults under the IBM credit agreement, IBM Credit Corporation, Applied Digital Solutions and Digital Angel Corporation have entered into the Forbearance Agreement under which Applied Digital Solutions must retain an investment bank to sell the shares held by the Digital Angel Share Trust. If such sales by or on behalf of the Digital Angel Share Trust result in another person or group of persons owning, in the aggregate, 25.0% or more of our common stock, such sales will be deemed to constitute an event of default under our Credit and Security Agreement with Wells Fargo.

        The occurrence of any of the foregoing or any other events of default under the Credit and Security Agreement would subject us to the risk of foreclosure by Wells Fargo on substantially all of our assets to the extent necessary to repay any amounts due under the credit facility, including, but not limited to, principal, interest, penalties or other costs and expenses incurred. Any such default and resulting foreclosure could have a material adverse effect on our financial condition.

Sales of our common stock by the Digital Angel Share Trust may cause a reduction in the market value of our common stock.

        As described above, in connection with defaults under the IBM credit agreement, IBM Credit Corporation, Applied Digital Solutions and Digital Angel Corporation have entered into the Forbearance Agreement pursuant to which the shares owned by the Digital Angel Share Trust must be sold. The sale of a significant number of shares of our common stock in a single transaction or in a series of transactions over a short period of time could result in a significant decline in the market value of our common stock.

Our earnings will decline if we write off additional goodwill and other intangible assets.

        As of March 31, 2003, we had recorded goodwill of $47.5 million. On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. During the first quarter of 2002, we completed the transitional goodwill impairment test required by SFAS No. 142 and recorded no impairment of our goodwill. During the fourth quarter of 2002, we performed the annual impairment test for goodwill using a fair value based approach, primarily discounted cash flows. An evaluation of the Wireless and Monitoring and Medical Systems reporting units indicated that $31.5 million and $25.9 million of goodwill, respectively, was impaired. Accordingly, we recorded an impairment charge of $57.4 million in the fourth quarter of 2002. Factors contributing to the impairment charge were a longer than anticipated timeframe in developing the new Digital Angel™ technology for the Wireless and Monitoring reporting unit and a change in business focus for the Medical Systems reporting unit. We will assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. Impairment charges could have a material adverse effect on our financial condition and results of operations.

The exercise of options and warrants outstanding and available for issuance may adversely affect the market price of our common stock.

        As of March 31, 2003, we had options and warrants outstanding to purchase a total of 8,643,000 shares of common stock at exercise prices ranging from $0.05 to $10.50 per share, with a weighted average exercise price of $1.63. In addition, as of March 31, 2003, we had 2,545,000 additional shares of common stock which may be issued in the future under our stock option plans. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon such exercise may adversely affect the market price of our common stock.

We may continue to incur losses.

        We incurred net losses of $92.4 million, $17.4 million and $3.9 million in the years ended December 31, 2002, 2001 and 2000, respectively. Although we had $110,000 of net income for the quarter ended March 31, 2003, no assurance can be given that we will continue to be profitable or that we can increase our profitability. Profitability depends on many factors, including the success of marketing programs, the maintenance and reduction of expenses, and the ability to coordinate successfully the operations of our business units. If we fail to achieve and maintain sufficient profitability within the time frame expected by investors, the market price of our common stock may be adversely affected.

The Wireless and Monitoring segment is expected to incur future losses and may not achieve profitability.

        We have invested approximately $13.3 million in the Digital Angel™ product for the period from April 1998 through March 31, 2003. We expect the Wireless and Monitoring segment to incur additional development, sales and marketing, and other general expenses. As a result, the Wireless and Monitoring segment is expected to incur losses for the foreseeable future and will need to generate significant revenues to achieve profitability. There can be no assurance that the segment will achieve profitability or, if profitability is achieved, that it will be sustained. The Wireless and Monitoring segment's failure to achieve or sustain profitability would have a material adverse effect on the market value of our common stock.

The Wireless and Monitoring segment is the initial stage of operations and may encounter unforeseen difficulties that could negatively affect our business.

        The Wireless and Monitoring segment is in the initial stage of operations and has generated no substantial revenue. As a result, it has minimal operating history upon which to base an evaluation of its current business and future prospects. Moreover, this segment does not currently have any contracts in place that will provide any significant revenue. Because of this segment's lack of an operating history, management has limited insight into trends that may emerge and could materially adversely affect its business. This segment's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. This segment could encounter risks including, but not limited to, the risk that the Wireless and Monitoring segment will be unable to:

  •
  develop and market Digital Angel products by integrating and miniaturizing new technologies into marketable products and services;

  •
  build a customer base;

  •
  generate revenues;

  •
  compete successfully in a highly competitive market;

  •
  access sufficient capital to support growth;

  •
  recruit and retain qualified employees;

  •
  introduce new products and services; and

  •
  build technology and support systems.

        Each of these risks could lead to unforeseen expenses or losses, which could have a material adverse effect on our financial condition and results of operations.

Infringement by third parties on our intellectual property or the development of substantially equivalent proprietary technology by our competitors could negatively affect our business.

        Our success depends significantly on our ability to maintain patent and trade secret protection, to obtain future patents and licenses, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that the measures we have taken to protect our intellectual property, including those relating to the Digital Angel technology, will prevent the misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed upon or circumvented by others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor. We also rely to a lesser extent on unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes or that we can meaningfully protect our rights to such unpatented proprietary technology. Infringement on our intellectual property or the development of substantially equivalent technology by our competitors could have a material adverse effect on our business.

Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.

        The electronic animal identification market can be negatively affected by such factors as food safety concerns, consumer perceptions regarding cost and efficacy, international technology standards, national infrastructures, and slaughterhouse removal of microchips.

        We are also subject to federal, state and local regulation in the United States, including regulation by the U.S. Food and Drug Administration, the U.S. Federal Communications Commission, and the U.S. Department of Agriculture, and to regulation in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our business.

We rely heavily on sales to government contractors of our animal identification products, and any decline in the demand by these customers for our products could negatively affect our business.

        The principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Because these contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for our products. Any decrease in demand by such customers could have a material adverse effect on our financial condition and results of operations and result in a decline in the market value of our common stock.

We depend on a single production arrangement with Raytheon Corporation for our patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on our business. We have no formal written agreement with Raytheon Corporation for the production of our microchips.

        We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products. In addition, we have no formal written agreement with Raytheon for the production of our microchips. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot ensure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

We depend on principal customers.

        For the three-month period ended March 31, 2003, five customers—Schering Plough Inc., US Army Corps of Engineers, Biomark, Inc., Pacific States Marine and United States Department of Energy—accounted for 39.2% of our consolidated revenues. For the year ended December 31, 2002, these same customers, with the exception of the Department of Energy, and one other customer, accounted for 30.4% of our consolidated revenue. In addition, the GPS and Radio Communications segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our financial condition and results of operations. No individual customer accounted for 10.0% or more of our revenues in the three-month period ended March 31, 2003.

We compete with other companies in the visual and electronic identification market, and the products sold by our competitors could become more popular than our products or render our products obsolete.

        The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, and that our principal competitors in the electronic identification market that have developed permanent electronic identification devices for the companion animal market are AllFlex USA, Datamars SA and Avid Plc. Neither Datamars nor Avid has been granted a United States license to use implantable technology.

        In addition, other companies could enter this line of business in the future. Certain of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors, and those competitors may develop or market technologies and products that are more widely accepted than ours or that would render our products obsolete or noncompetitive. We are not aware of any other competitors currently marketing products that would compete with the Digital Angel product. However, we are aware of several potential competitors that have expressed an interest in similar technologies. We are unaware of any actual sales of a competing product. If such competitors enter the market and compete with the Digital Angel product, such competition could have a material adverse effect on our business.

We are subject to risks as a result of our foreign operations.

        We maintain operations outside of the United States, which subjects us to risks that are inherent in international operations, including the risk that:

  •
  it may be more difficult to enforce agreements and collect receivables through many foreign legal systems;

  •
  foreign customers may have longer payment cycles than customers in the United States;

  •
  tax rates in some foreign countries may exceed those in the United States, and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  •
  general economic and political conditions in countries where we operate may have an adverse effect on our operations or other presence in those countries;

  •
  the difficulties associated with managing a large organization spread throughout various countries may adversely affect our business in those countries; and

  •
  required compliance with a variety of foreign laws and regulations may prove onerous and adversely affect our operations abroad.

        As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. These and other factors may have a material adverse effect on our international operations or our business as a whole.

Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.

        We generate a portion of our sales and incur a portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

We depend on a small team of senior management, and we may have difficulty attracting and retaining additional personnel.

        Our future success will depend in large part upon the continued services and performance of senior management and other key personnel. If we lose the services of any member of our senior management team, our overall operations could be materially and adversely affected. In addition, our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for these individuals is intense. We cannot ensure that we will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a material adverse effect on our financial condition and results of operations.

        We have employment agreements with certain key personnel including our President and Chief Executive Officer. The agreement with our President and Chief Executive Officer provides for specific payments in the event of a change in control of the Company, as defined.

The Digital Angel™ technology is not proven, and we may not be able to develop products from this unproven technology.

        The Wireless and Monitoring segment depends on the development, integration, miniaturization and successful marketing of several advanced technologies that have not previously been integrated or used as anticipated by this segment. The Wireless and Monitoring segment depends upon advanced technology, including wireless communication, biosensors, motion determination and global positioning system capabilities. Many of these technologies are unproven or relatively new. No assurances can be given as to when or if the Digital Angel product will be successfully marketed. Our ability to develop and commercialize products based on our proprietary technology will depend on our ability to develop our products internally on a timely basis or to enter into arrangements with third parties to provide these functions. Our failure to develop and commercialize products successfully could have a material adverse effect on our financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement may contain "forward-looking statements" which represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words "may," "will," "expect," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology. Any statements contained in this prospectus, any prospectus supplement or the information incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(F) of the Securities Exchange Act of 1934. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control, and actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except to the extent such updates and/or revisions are required to prevent these forward-looking statements from being materially false or misleading.

BUSINESS

Overview

        We were incorporated in Delaware on December 1, 1981 as Medical Advisory Systems to provide medical assistance and technical products and services. On March 27, 2002, we completed a merger pursuant to which Digital Angel Acquisition, then a wholly-owned subsidiary of Medical Advisory Systems, merged with and into Digital Angel Corporation, which was then a 93.0%-owned subsidiary of Applied Digital Solutions. In the merger, the corporate existence of Digital Angel Acquisition ceased, the former Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology, a wholly-owned subsidiary, and Signature Industries, an 85.0%-owned subsidiary. These two subsidiaries, along with Digital Angel Corporation, comprised Applied Digital Solutions' Advanced Wireless Group. As a result of this contribution, Timely Technology became our wholly-owned subsidiary, and Signature Industries became our 85.0%-owned subsidiary. Before the merger, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems common stock, representing approximately 16.3% of the outstanding common stock of Medical Advisory Systems. In the merger, the shares of Digital Angel Technology Corporation owned by Applied Digital Solutions were converted into a total of 18,750,000 shares of Medical Advisory Systems common stock. As a result of the merger, Applied Digital Solutions owned 19,600,000 shares (or 77.15%) of Digital Angel Corporation's common stock. At the time of the merger, Applied Digital Solutions transferred to the Digital Angel Share Trust, a newly created Delaware business trust, all shares of our common stock beneficially owned by Applied Digital Solutions. The Digital Angel Share Trust is the owner of and, through its advisory board, votes all of the 19,600,000 shares of Digital Angel Corporation and has the ability to elect the Board of Directors of Digital Angel Corporation. The Digital Angel Share Trust was created as a condition of the merger. In the event of a default of certain obligations of Applied Digital Solutions under the credit agreement with IBM Credit Corporation, the shares owned by the Digital Angel Share Trust may be sold or otherwise disposed of to satisfy such obligations.

        On March 7, 2003, IBM Credit Corporation notified Applied Digital Solutions that an event of default had occurred under the IBM credit agreement and that IBM Credit Corporation would immediately exercise any and all of its rights and obligations under the IBM credit agreement. On March 24, 2003, IBM Credit Corporation, Applied Digital Solutions and Digital Angel Corporation entered into a Forbearance Agreement with respect to this event of default. Pursuant to the Forbearance Agreement the shares of our common stock held by the Digital Angel Share Trust will be sold to satisfy the obligations of Applied Digital Solutions under the IBM credit agreement. We have agreed to assist in the sale of these shares. However, we can give no assurance as to when or how these shares will be sold, to whom they will be sold or the number of shares that will be sold at any given time.

        Following the merger, the scope of our business was expanded to include the development and commercialization of proprietary technologies used to identify, locate and monitor people, animals and objects. Our business is presently organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems. We are located at 490 Villaume Avenue, South St. Paul, MN 55075. Our telephone number is 651-455-1621.

Animal Applications

        Our Animal Applications segment develops, manufactures and markets radio, electronic and visual identification devices for the companion animals, livestock, laboratory animals, fish and wildlife markets worldwide.

        The Animal Applications segment's radio frequency identification products consist of miniature electronic microchips, readers and injection systems. We hold patents on our syringe-injectable microchip, which is encased in a glass or glass-like material capsule and incorporates an antenna and a microchip with a unique permanent identification code for the animal in which it is implanted. The microchip is typically injected under the skin using a hypodermic syringe, without requiring surgery. An associated reader device uses radio frequency to interrogate the microchip and read the code.

        The Animal Applications segment's pet identification system involves the insertion of a microchip with identifying information in the animal. Readers at animal shelters, veterinary clinics and other locations can determine the animal's owner and other information. This pet identification system is marketed in the United States by Schering-Plough Pharmaceutical under the brand name "Home Again™," in Europe by Merial Pharmaceutical, and in Japan by Dainippon Pharmaceutical. The Animal Applications segment also has distribution agreements with a variety of other companies outside the United States to market our products. The Animal Applications segment has an established infrastructure with readers placed in approximately 70,000 global animal shelters and veterinary clinics. Over 1.7 million companion animals in the United States have been enrolled in the database, resulting in approximately 5,000 pet recoveries in the United States each month. We have multi-year distribution agreements with major customers, including Schering-Plough, Merial and Dainippon, that provide for exclusive distribution rights in selected geographic areas.

        In addition to pursuing the market for permanent identification of companion animals, the Animal Applications segment also produces visual and electronic identification products, principally for livestock producers. Visual identification products typically include numbered ear tags. The Animal Applications segment also produces and markets products for the permanent electronic identification of livestock.

        The United States Department of Agriculture (USDA) has given clearance for implanting microchips in food animals, enabling us to market our electronic identification products to the United States livestock market. Implantation of the segment's electronic microchips was previously cleared by the United States Food and Drug Administration (FDA), subject to a determination by the USDA as to anatomical implant sites in livestock animals. The USDA has identified four implantation sites, all in inedible tissue, where it has been demonstrated there will be minimal or no migration of the implanted device. We are now able to actively promote our implantable system in the United States, and we anticipate that USDA clearance will result in increased use of microchips in connection with disease control programs.

        Some of the Animal Applications segment's customers, such as the United States Department of Energy (DOE), track fish to learn migratory patterns for research and fishing purposes. Our fish scanning system has become DOE's standard system, and we have been installing our high-speed scanners at selected dam sites in the Columbia River basin since 1998.

        We rely heavily on a few customers for sales of our electronic animal identification products. For the three months ended March 31, 2003, three customers accounted for 39.0% of our Animal Applications segment's revenues. The principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Because these contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for our products. The loss of one or more of these customers would have a material adverse effect on our business.

        We rely solely on a production arrangement with Raytheon Corporation, which includes firm price quotations for our estimated annual production needs, for the manufacture of our syringe-injectable microchips that are used in all of our electronic identification products, including our animal identification products.

Wireless and Monitoring

        Our Wireless and Monitoring segment is in the initial stage of operations. This segment develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its Digital Angel™ technology. The Digital Angel™ technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        After the Digital Angel™ technology gathers location data and local sensory data and communicates that data to an operations center, the operations center can perform an action based on the data received (such as alert a doctor or update shipment information). We plan to introduce this technology into a variety of products to suit different applications ranging from medical monitoring to asset management. These products have been in the developmental stage since April 1998. The first Digital Angel™ technology product—a biosensor chip linked to GPS—was launched in November 2001. This product has not generated any significant revenue through March 31, 2003.

        We have developed a system for managing the data to be communicated from products using the Digital Angel™ technology. We refer to this system as the Digital Angel Delivery System (DADS). DADS manages data in an application-specific format. DADS works by combining highly complex software that is responsible for data collection and delivery with the advanced infrastructure needed to operate it. The DADS software is divided into the following interconnected functional areas:

  •
  Data Collection.  This component acquires real-time data (such as location, temperature and identifying information) from the devices incorporating the Digital Angel™ technology. DADS collects the data received from devices using the technology, identifies the source of data and routes it to the appropriate middle tier components.

  •
  Business Intelligence.  This component incorporates the data storage capabilities, data analysis functions, application specific algorithms and the notification engine.

  •
  Data Delivery.  This component provides data storage, retrieval services and a delivery service, which allow information delivery via a variety of channels (such as web browsers, wireless devices, cell phones, pagers, e-mail, embedded devices or other devices).

        The Wireless and Monitoring segment also is engaged in the business of developing a broad spectrum of software and systems, including management information systems used in our Animal Applications business and processing the data associated with product returns for customers on a contract basis.

GPS and Radio Communications

        Signature Industries, located in the United Kingdom, operates our GPS and Radio Communications business. This segment consists of the design, manufacture and support of secure GPS-enabled search and rescue equipment (such as personal locator beacons) and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. This segment includes the design, manufacture and distribution of intrinsically safe sounders (horn alarms) for industrial use and other electronic components. This segment also includes a growing business in high-grade communications equipment leasing and complementary data systems that customers can use to locate and monitor their assets.

        The GPS and Radio Communications segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our GPS and Radio Communications business.

Medical Systems

        This segment is comprised of a staff of logistics specialists and physicians operating from our medical telecommunications response center that provides medical assistance services and interactive medical information services to people traveling anywhere in the world, 24 hours per day, 7 days per week. Assistance is provided by telephone, satellite, high frequency radio, fax, Internet and telex. The primary market for our services is the maritime industry and the international travel insurance and assistance industry. Services include coordination of medical care, provision of general medical information, physician consultation, translation assistance, claims handling and cost containment on behalf of assistance companies, insurance companies or managed care organizations. We also offer medical training services to the maritime industry.

        We also sell a variety of kits containing pharmaceutical and medical supplies. Included in the kits are both prescription and nonprescription medications, controlled substances, medical equipment and expendable medical supplies. The kits include our proprietary pharmaceutical manual, which provides information on proper storage, use and inventory control. All medications are specially labeled for use in our system. We directly supply pharmaceuticals to our maritime and airline customers through our pharmaceutical warehouse facility located in Owings, Maryland.

Financial Information About Segments

        Revenues from our various segments can be broken down as follows (in thousands):

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
	(In thousands)
Animal Applications	$7,801	$4,815	$20,379	$22,074	$6,618
Wireless and Monitoring	154	303	1,503	2,520	2,647
GPS and Radio Communications	2,699	2,636	10,022	11,144	12,986
Medical Systems	744	—	1,727	—	—

        Refer to the segment information in Note 18 to our Financial Statements for other segment data.

Competition

        Principal methods of competition in all of our segments include geographic coverage, service and product performance.

Animal Identification Market

        The animal identification market is highly competitive. Our principal competitors in the visual identification market are AllFlex USA, Inc. and Y-Tex Corporation, and our principal competitors in the electronic identification market are AllFlex USA, Datamars SA and Avid Plc.

Wireless and Monitoring

        Our principal competitor in the wireless area is Whereify Wireless, Inc. We are not aware of any other competitors currently marketing products that compete with the Digital Angel™ product. However, we are aware of several potential competitors that have expressed an interest in developing and marketing similar technologies. We are not aware of substantial revenue from product sales of any participant in this market.

GPS and Radio Communications

        Our principal competitors in this area are Tadiran Spectralink Ltd., the H.R. Smith Group of Companies, Becker Avionic Systems, A.C.R. Electronics Inc. and Securicor Information Systems Ltd.

Medical Systems

        We compete in the maritime medical advice market with a few foreign government-operated entities. Further, we are aware of several United States companies, as well as hospitals, that provide radio medical advice to ships at sea. While we believe we have a competitive advantage, the barriers to entry into this market are relatively low, and there can be no assurance that other companies will not commence operations similar to those provided by us and generate competition that does not now exist. We are not aware of direct competitors with our interactive medical information services. However, we believe that there are many service providers and other physician groups that could deliver competing services. Therefore, there can be no assurance that other companies will not commence competing operations and generate greater competition than now exists.

        The pharmaceutical and medical supply business is highly competitive. There are a number of large and small businesses operating in this segment that directly compete with us. Our competitive advantages include the logistical expertise of our personnel and our dynamic product sourcing systems and capabilities. Our competitive disadvantage is the disparity between our overall product volumes as compared with our largest competitor, Universal Marine Medical Supply. Universal Marine's volume is considerably greater than ours, permitting it to obtain more preferred pricing from some manufacturers and distributors than is available to our Company.

Raw Materials

        We have not experienced any significant or unusual problems in the purchase of raw materials or commodities. We depend on a single production arrangement with a vendor for the manufacture of our patented syringe-injectable microchips that are used in our implantable electronic identification products. While we are dependent, in certain situations, on a limited number of vendors to provide certain raw materials and components, we have not experienced significant problems or issues procuring any essential materials, parts or components.

Patents and Trademarks

        We own various patents and trademarks which we consider in the aggregate to constitute a valuable asset. We believe several of our patents offer a significant competitive advantage and/or a barrier to entry in the Animal Applications and Wireless and Monitoring segments.

Backlog

        We generally produce goods to fill orders received and anticipated orders based on distributors' forecasts, and we also maintain inventories of finished goods to fill customer orders with short lead times. As a result, we generally do not have a significant backlog of orders, and any such backlog is not indicative of future sales.

Research and Development

        During the three months ended March 31, 2003 and for the year ended December 31, 2002, we spent $0.9 million and $2.4 million, respectively, on research and development activities relating to the development of new products or improvements of existing products. We spent $5.1 million in 2001 and $2.2 million in 2000 on research and development activities.

Environmental Matters

        We do not anticipate any material effect on our capital expenditures, earnings or competitive position due to compliance with government regulations involving environmental matters.

Seasonality

        Our Animal Applications segment's revenues and operating income can be affected by the timing of animal reproduction cycles. Our other business segments are not considered to be seasonal.

Employees

        As of April 30, 2003, we had 240 full time employees, including 10 in management, 21 in sales positions, 44 in administrative positions, 52 in technical positions and 113 in production positions. We also have two part-time physicians and nine physicians under contract to provide services to us. Our Animal Applications production workforce is party to a collective bargaining agreement which expires May 31, 2005. We believe our relations with our employees are good.

Government Regulation

        We are subject to federal, state and local regulation in the United States, including regulation by the Food and Drug Administration (FDA) and the Federal Communications Commission (FCC). We are also subject to regulation by government entities in other countries.

  United States Regulation

        Animal products for food-producing animals have been reviewed by the FDA's Center for Veterinary Medicine and the FDA has determined that our product, as presently configured, is unregulated. As of March 31, 2003, Digital Angel™ products do not incorporate FDA-regulated components. However, any applications directly related to medical information will require further FDA approval. The Digital Angel™ products have also been approved by the FCC. Our insecticide coated products require approval by the United States Environmental Protection Agency, which has been obtained.

        The FCC has licensed Digital Angel Corporation to operate a limited coastal high frequency and single side bank (SSB) radio station. This radio station is used in connection with our maritime services. The United States Department of Justice and the United States Drug Enforcement Administration (DEA) also monitor our distribution of controlled substances. The DEA and the Maryland Board of Pharmacy have licensed Digital Angel Corporation for the distribution of pharmaceuticals. We do not hold any medical licenses, but utilize the services of licensed physicians.

        We have also established procedures to ensure our compliance with the Health Insurance Portability and Accountability Act (HIPAA), which took effect on April 15, 2003. HIPAA requires us to implement certain procedures to maintain the privacy of our customers with respect to medical information transmitted via the Internet. We believe we are in full compliance with the requirements of HIPAA.

  Regulation Abroad

        Our products are subject to compliance with applicable regulatory requirements in those foreign countries where our products are sold. The contracts we maintain with our distributors in these foreign countries generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries in which these distributors sell our products.

Financial Information About Geographic Areas

        Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, 2002, 2001 and 2000 is as follows (in thousands):

	United States	United Kingdom	Combined
	(In thousands)
Year ended December 31, 2002
Net revenue	$23,609	$10,022	$33,631
Long-lived assets excluding goodwill and other intangibles, net	6,977	792	7,769
Year ended December 31, 2001
Net revenue	$24,594	$11,144	$35,738
Long-lived assets excluding goodwill and other intangibles, net	13,558	918	14,476
Year ended December 31, 2000
Net revenue	$9,265	$12,986	$22,251
Long-lived assets excluding goodwill and other intangibles, net	4,449	959	5,408

Property

        We own a 79,692 square foot (gross building area) masonry and steel industrial two-building complex located in South St. Paul, Minnesota that is currently occupied by our administrative, sales, engineering and manufacturing operations, plus three lessees. We occupy 53,800 square feet of the space. The portions of the buildings that we occupy represent 6,000 square feet of office area, nine loading docks, one drive-in door and 13 to 16 foot clear ceilings. The South St. Paul property is encumbered by a mortgage in the aggregate principal amount of $2.4 million.

        Our Medical Systems division's facilities currently consist of a campus of three buildings: a 12,000 square foot facility that contains two custom designed call centers and administrative offices; a 4,800 square foot facility that contains our computer technology center and our maritime pharmacy; and a third facility consisting of a two-story structure with approximately 3,000 square feet of usable office and storage space. The three buildings are owned by us and located on 1.44 acres of commercial land in Owings, Maryland, approximately 20 miles from Washington, D.C. The Owings, Maryland property is encumbered by a mortgage in the aggregate principal amount of $910,000.

        Our Wireless and Monitoring division currently leases a 12,000 square foot facility in a modern technology park in Riverside, California. The facility contains office and engineering space and a data processing technology center. The facility lease expires on December 31, 2003.

        Our GPS and Radio Communications division leases, under a long-term lease, a 60,000 square foot building located in Thamesmead, London, England that is currently occupied by administrative, sales, engineering and manufacturing personnel. In addition, this division leases three single-story buildings totaling 5,400 square feet within a small industrial estate in Springburn, Glasgow, Scotland for manufacturing operations.

        We consider our properties to be suitable and adequate for their present purposes, well maintained and in good operating condition.

Legal Proceedings

Silva, et al. v. Customized Services Administrators, Incorporated, dba CSA Travel Protection, Inc. et al., No. CV798528 (Santa Clara County Superior Court)

        On May 29, 2001, Janet Silva, individually and as Guardian ad litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. filed suit against Customized Services Administrators, Incorporated (CSA), Pricesmart, Inc., Commercial Union Insurance Company, CGU Insurance Group, and us in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy allegedly purchased by the plaintiffs from the defendants on March 6, 2000. The complaint alleges, among other things, that the defendants breached the terms of the insurance policy, defrauded plaintiffs, acted in bad faith and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on plaintiffs. The complaint seeks the cost of funeral and burial expenses of Mr. Silva and amounts constituting the loss of financial support of Mr. Silva, general damages, attorneys' fees and costs, and exemplary damages.

        CSA outsourced its travel assistance services to Medical Advisory Systems. CSA filed a cross-claim against us alleging that we should be held liable for any liability that CSA may have to the plaintiffs in this case. We have denied the allegations of the complaint and the CSA cross-claim and are vigorously contesting all aspects of this action.

        We filed motions for summary judgment/adjudication, which were heard by the Court on June 10, 2003. Our motions for summary adjudication or plaintiffs' causes of action for fraud, insurance, bad faith and unlawful business practices were granted. Our motion for summary adjudication of plaintiffs' cause of action for breach of insurance contract also was granted. However, the Court gave the plaintiffs permission to amend their complaint on or before June 13, 2003 with respect to this cause of action. Our motion for summary adjudication of plaintiffs' cause of action for intentional infliction of emotional distress was taken under submission. Our motions for summary adjudication of plaintiffs' cause of action for wrongful death and prayer for punitive damages were denied, but the plaintiffs agreed that the punitive damages claim applied only to their cause of action for intentional infliction of emotional distress. Therefore, if the Court grants our motion for summary adjudication of this cause of action, the punitive damage claim should be stricken in its entirety. The Court has set a Mandatory Settlement Conference for August 20, 2003 and has set the case for trial on August 25, 2003 in the Santa Clara County Superior Court. We believe this lawsuit is defensible, and we intend to defend this matter vigorously. However, if there is an unfavorable outcome of this matter, we believe that our exposure could be in excess of what we have been advised to be the applicable limits of insurance.

Other

        We and our subsidiaries are party to various other legal proceedings. In our opinion, these proceedings, either individually or in the aggregate, are not likely to have a material adverse effect on our financial condition, cash flows or results of operations. The estimate of the potential impact on our financial position, cash flows or results of operations for the above legal proceedings could change in the future.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

        Our common stock is traded on the American Stock Exchange (AMEX) under the symbol "DOC." The following table shows the high and low sales prices for our common stock as reported on the AMEX for the periods indicated. On June 18, 2003, the last reported sale price of our common stock was $2.83. As of June 18, 2003, there were 26,858,239 shares of our common stock issued and outstanding.

	HIGH	LOW
YEAR ENDED DECEMBER 31, 2003
First Quarter	$2.65	$0.86
YEAR ENDED DECEMBER 31, 2002
First Quarter	$7.35	$2.90
Second Quarter	$7.75	$2.01
Third Quarter	$3.74	$1.50
Fourth Quarter	$3.12	$2.00
YEAR ENDED DECEMBER 31, 2001
First Quarter	$4.50	$3.00
Second Quarter	$4.30	$2.01
Third Quarter	$5.40	$1.75
Fourth Quarter	$8.44	$2.25
YEAR ENDED DECEMBER 31, 2000
First Quarter	$18.25	$8.75
Second Quarter	$14.50	$7.50
Third Quarter	$12.38	$8.88
Fourth Quarter	$10.38	$2.94

        We did not declare or pay dividends on our common stock in 2002, 2001 or 2000. We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

        PricewaterhouseCoopers LLP was the independent accountant for the Advanced Wireless Group before the merger between Digital Angel Corporation and Medical Advisory Systems. The financial statements of the Advanced Wireless Group became the historical financial statements of Digital Angel Corporation following the merger.

        The report of PricewaterhouseCoopers on the Advanced Wireless Group financial statements for the two years ended December 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports for each of the years ended December 31, 2001 and December 31, 2000 contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. On April 11, 2002, Applied Digital Solutions dismissed PricewaterhouseCoopers, LLP as its auditors.

        On April 18, 2002, Digital Angel Corporation dismissed BDO Seidman LLP as its certifying accountant. BDO Seidman's report on Medical Advisory Systems' financial statements for the two fiscal years ended October 2001 and 2000 contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was unanimously approved by Digital Angel Corporation's board of directors, including all members of Digital Angel Corporation's Audit Committee. During Medical Advisory Systems' two fiscal years ended October 2001 and 2000 and through the subsequent interim period beginning November 1, 2001 and ending April 18, 2002, there were no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Digital Angel Corporation engaged Grant Thornton, LLP as its certifying accountant on April 18, 2002.

        On May 14, 2002, Grant Thornton, LLP notified Digital Angel Corporation that it had resigned as Digital Angel Corporation's certifying accountant. Since Grant Thornton, LLP was engaged on April 18, 2002, it did not prepare a report on Digital Angel Corporation's financial statements for either of the last two years. Therefore, no report was issued by Grant Thornton that could contain an adverse opinion or disclaimer of opinion, or a qualification or modification, as to uncertainty, audit scope or accounting principles. Between April 18, 2002 and May 14, 2002, there were no disagreements with Grant Thornton on any matter of accounting principles or accounting practices, financial statement disclosure, or auditing scope or procedure. Grant Thornton, LLP advised Digital Angel Corporation that its decision to resign was caused by its resignation as auditor for Digital Angel Corporation's majority shareholder, Applied Digital Solutions.

        On May 23, 2002, Digital Angel Corporation engaged Eisner LLP as its independent auditors to audit its financial statements for the year ended December 31, 2002. During 2000 and 2001 and in the subsequent interim period from January 1, 2002 through May 23, 2002, Digital Angel Corporation did not consult with Eisner LLP on items which concerned the application of accounting principles generally, or as to a specific transaction or group of either completed or proposed transactions, or as to the type of audit opinion that might be rendered on Digital Angel Corporation's financial statements. Eisner LLP did not prepare a report on Digital Angel Corporation's financial statements for 2000 or 2001. Therefore, no report was issued by Eisner LLP that could contain an adverse opinion or disclaimer of opinion, or a qualification or modification, as to uncertainty, audit scope or accounting principles. The audit report of Eisner LLP for the year ended December 31, 2002 contains explanatory paragraphs expressing doubt about our ability to continue as a going concern and the adoption of new standards addressing financial accounting and reporting for goodwill subsequent to an acquisition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We have operations and sales in various regions of the world. Additionally, we export to and import from other countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries. Sales and expenses may be denominated in local currencies and may be affected as currency fluctuations affect our product prices and operating costs or those of our competitors.

        We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments.

        Due to the nature of our borrowings, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

EXECUTIVE OFFICERS AND DIRECTORS

General

        Our executive officers and directors and their ages as of March 31, 2003 are as follows:

Name	Age	Position
Randolph K. Geissler	42	President, Chief Executive Officer and Director
James P. Santelli	55	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Dale L. Hutchins, Ph.D.	40	Corporate Vice President
Kevin L. Nieuwsma	35	Corporate Vice President
Richard S. Friedland	52	Director
Kenneth D. Larson	62	Director
Richard J. Sullivan	63	Director
Howard S. Weintraub, Ph. D.	59	Director

        Randolph K. Geissler has served as President and Chief Executive Officer of Digital Angel Corporation since March 27, 2002, which was the effective date of the merger between a wholly-owned subsidiary of Digital Angel Corporation and the former Digital Angel Corporation. From September 2000 until March 27, 2002, he was Chief Executive Officer of the former Digital Angel Corporation. From 1993 until the merger of Destron Fearing Corporation with Applied Digital Solutions in September 2000, Mr. Geissler served as Chief Executive Officer of Destron Fearing Corporation, a publicly-held company. He was Interim Chief Executive Officer of Destron Fearing Corporation from March 1, 1993 until November 12, 1993 under a transition services agreement signed in conjunction with the merger of a wholly-owned subsidiary of Destron/IDI, Inc. and Fearing Manufacturing Co., Inc. in November 1993, when Destron/IDI, Inc. changed its name to Destron Fearing Corporation. Mr. Geissler is also the President and Chief Executive Officer of Fearing Manufacturing, a position he has held since 1987. Prior to 1987, he held a variety of positions with Fearing Manufacturing, including sales representative, production manager and director of research. He is a manager (Chief Executive Officer) and one of two governors of Digital Angel Holdings, LLC, which is owned by Digital Angel Corporation and was formed to own Digital Angel Corporation's headquarters located in South St. Paul, Minnesota. Mr. Geissler received his degree in Veterinary Animal Science from the University of Wisconsin-River Falls in 1982.

        James P. Santelli has been Vice President-Finance, Chief Financial Officer, Treasurer and Secretary of Digital Angel Corporation since March 27, 2002. He was Vice President-Finance and Chief Financial Officer of the former Digital Angel Corporation since September 2000. Mr. Santelli joined the former Digital Angel Corporation (then named Destron Fearing Corporation) in September 1999 as Vice President-Finance and Chief Financial Officer. From October 1998 until September 1999, he was Chief Operating Officer of Doorlite, Inc., a manufacturer of specialty door glass with approximately $40 million in annual revenues. From November 1995 until October 1998, Mr. Santelli was Chief Financial Officer and Vice President, Finance of Hartzell Manufacturing, Inc., a manufacturer of custom plastic injected and metal die cast parts with approximately $90 million in annual revenue. From December 1994 until November 1995, he was a Strategy Consultant for Continental Financial Management Corp., which was a start-up asset financing company. He is a manager (Chief Financial Officer) and one of two governors of Digital Angel Holdings, LLC. Mr. Santelli has a Bachelor's degree in Economics from Carleton College and an MBA in Finance from Cornell University.

        Dale L. Hutchins, Ph.D. has been Corporate Vice President of Digital Angel Corporation since November 11, 2002 and has been President of its Medical Systems Division since March 27, 2002 and Chief Administrative Officer of Digital Angel Corporation since February 2003. Prior to March 27, 2002, he served as the Executive Vice President and Chief Operating Officer of Medical Advisory Systems. Dr. Hutchins has over 22 years of experience in management, operations, technology and marketing, particularly in areas related to call center operations, remote healthcare, and emergency disaster planning/management. He holds a Ph.D. in Business Administration, as well as varied healthcare-related credentials.

        Kevin L. Nieuwsma has been Corporate Vice President since November 11, 2002. He has primary responsibility for Digital Angel Corporation's radio frequency identification business. Since joining Fearing Manufacturing in June 1993, he has held various sales and marketing positions, including Manager of Electronic ID Sales, Manager of North American Companion Animal Sales, and Director of Strategic Development. From 1990 to 1993, Mr. Nieuwsma was Regional Sales Representative for Iowa Veterinary Supply Co. Mr. Nieuwsma has a Bachelor of Sciences degree with majors in Business Administration and Economics from Morningside College.

        Richard J. Sullivan is Chairman of the Board of Directors of Digital Angel Corporation. He has served on Digital Angel Corporation's Board of Directors since March 27, 2002. From 1993 until March 21, 2003, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Applied Digital Solutions, a publicly-held company. He served as a director of the former Digital Angel

Corporation since the merger of Destron Fearing Corporation with a wholly-owned subsidiary of Applied Digital Solutions in September 2000. Mr. Sullivan is also Chairman of Great Bay Technology, Inc. From August 1989 to December 1992, Mr. Sullivan was Chairman of the Board of Directors of Consolidated Convenience Systems, Inc., Springfield, Missouri. He has been the Managing General Partner of The Bay Group, a mergers and acquisitions firm in New Hampshire, since February 1995. Mr. Sullivan was formerly Chairman and Chief Executive Officer of Manufacturing Resources, Inc., an MRP II software company in Boston, Massachusetts, and he was Chairman and Chief Executive Officer of Encode Technology, a computer-aided manufacturing company, in Nashua, New Hampshire from February 1984 to August 1986.

        Richard S. Friedland has served on the Board of Directors of Digital Angel Corporation since March 27, 2002. He is Chairman of Digital Angel Corporation's Audit Committee. He served on the Board of Directors of Applied Digital Solutions from October 1999 until March 27, 2002. Since October 1997, Mr. Friedland has been an independent consultant. Mr. Friedland was previously associated with General Instrument Corporation. During his 19-year tenure with General Instrument Corporation, Mr. Friedland held several executive positions, including Chief Financial Officer, President and Chief Operating Officer. In 1995, he was appointed Chairman of the Board and Chief Executive Officer of General Instrument Corporation. He currently serves on the boards and audit committees of several development-stage companies. Mr. Friedland earned a Bachelor of Science degree in Accounting from Ohio State University in 1972 and a Masters Degree in Business Administration from Seton Hall University in 1985.

        Kenneth D. Larson is Chairman of Restaurant Technologies, Inc., Chief Executive Officer of Classic Space, Inc., and Secretary/Treasurer of Austin Lodge, LLC, all of which are private companies. He has served as a Director of Digital Angel Corporation since March 27, 2002 and is a member of Digital Angel Corporation's Audit and Compensation Committees. Mr. Larson served as President and Chief Operating Officer of Polaris Industries, Inc. from 1988 until his retirement in September 1998. Polaris Industries is a publicly-held company that designs, engineers, manufactures, and markets snowmobiles, all-terrain vehicles (ATVs), and personal watercraft for recreational and utility use. He previously held management positions with Toro Company, Allis-Chalmers Corp., General Electric Company, and Gehl Company. Mr. Larson is a Director of Featherlite, Inc., where he serves on the audit committee and is chairman of the compensation committee. Featherlite, Inc. is a publicly-held company that designs, markets and manufactures custom-made and standard model specialty aluminum and steel trailers and custom luxury motorcades. Mr. Larson is also a director of Nortech Systems, Inc., an electronic manufacturing sub-contractor that is publicly-held. He serves on the Nortech Systems, Inc. audit committee and is chairman of its compensation committee.

        Howard S. Weintraub, Ph.D. is Vice President, R&D, Corporate Staff for C.R. Bard, Inc., a medical device company (NYSE: BCR). He has been a Director of Digital Angel Corporation since March 27, 2002 and is a member of Digital Angel Corporation's Audit and Compensation Committees. From 1988 to 1998, he held senior research and technology management positions at Bristol-Meyers Squibb. Dr. Weintraub was previously associated with the Ortho Pharmaceutical Corporation, a Johnson and Johnson company, from 1973 until 1988, where he held senior research management positions. He has also authored or co-authored over 50 publications and abstracts. Dr. Weintraub previously served as chairman of the Industrial Pharmaceutical Technology Section of the AAPS (formerly AphA) and was the chairman of the Drug Metabolism subsection of the Research and Pharmaceutical Manufacturers' Association. Dr. Weintraub earned a Bachelor of Science Degree in Pharmacy from Columbia University and his Ph.D. in biopharmaceutics from the State University of New York at Buffalo. He was a Board Advisor to the Swiss biotechnology firm, Modex Therapeutics.

Executive Compensation

        The following table sets forth the compensation awarded to (a) all individuals serving as our chief executive officer as of December 31, 2002; (b) our four most highly compensated executive officers other than the Chief Executive Officer as of December 31, 2002; and (c) certain other individuals for whom discussion would have been provided but for the fact that such individuals were not serving as executive officers as of December 31, 2002, for each of the years ended December 31, 2002, 2001 and 2000:

Summary Compensation Table

							Long-Term Compensation
	Annual Compensation						Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation($)		Shares of Stock Underlying Options(#)	All Other Compensation($)
Randolph K. Geissler(1) President and Chief Executive Officer	2002 2001 2000	244,940 -0- -0-	37,500 -0- -0-	(2)	48,800 -0- -0-	(3)	1,000,000 -0- -0-	-0- -0- -0-
Thomas M. Hall, M.D., M.I.M.(4) Ex-Chief Executive Officer and Chief Physician	2002 2001 2000	260,000 260,000 259,870	-0- -0- -0-		-0- 1,000 1,000	(5) (5)	-0- 150,000 30,000	1,205,588 -0- -0-	(6)
James P. Santelli(7) Vice President-Finance and Chief Financial Officer	2002 2001 2000	175,000 -0- -0-	-0- -0- -0-		-0- -0- -0-		250,000 -0- -0-	-0- -0- -0-
Dale L. Hutchins, Ph.D.(8) Ex-Executive Vice President and Chief Operating Officer; Current Corporate Vice President	2002 2001 2000	140,000 140,000 116,793	-0- -0- -0-		-0- -0- 23,072	(9)	100,000 50,000 80,000	-0- -0- -0-
Kevin L. Nieuwsma(10) Corporate Vice President	2002 2001 2000	134,954 -0- -0-	-0- -0- -0-		-0- -0- -0-		100,000 -0- -0-	-0- -0- -0-
Ronald W. Pickett(11) Ex-Chairman of the Board, President and Treasurer	2002 2001 2000	180,000 180,000 149,870	-0- -0- -0-		-0- -0- 25,800	(9)	-0- 150,000 30,000	998,016 -0- -0-	(12)
Amro Albanna(13) Ex-President of Digital Angel Systems, a Division of Digital Angel Corporation	2002 2001 2000	175,000 -0- -0-	-0- -0- -0-		-0- -0- -0-		250,000 -0- -0-	-0- -0- -0-

(1)
Mr. Geissler became President and Chief Executive Officer effective March 27, 2002.

(2)
Accrued in 2002 and paid in 2003.

(3)
Consists of (i) $45,385 of Mr. Geissler's $5,000 per month flexible perquisite allowance payable beginning March 27, 2002, of which $25,385 was paid and $20,000 is accrued but not paid, and (ii) a $3,415 vehicle allowance. See "—Employment Agreements."

(4)
Dr. Hall was Chief Executive Officer during 2000 and 2001 and from January 1, 2002 until March 27, 2002. He is currently a non-executive officer employee of Digital Angel Corporation.

(5)
Received as compensation through Hall & Associates, P.A., an affiliate. Digital Angel Corporation had an agreement with Hall & Associates, P.A. under which Hall & Associates, P.A. provided Digital Angel Corporation with medical staff personnel. This agreement was terminated on July 1, 2002.

(6)
Consists of amounts accrued but not paid to Dr. Hall under his employment agreement that will become payable to Dr. Hall when his employment with Digital Angel Corporation is terminated. See "—Employment Agreements."

(7)
Mr. Santelli became Vice President-Finance and Chief Financial Officer on March 27, 2002.

(8)
Mr. Hutchins was Executive Vice President and Chief Operating Officer from January 1, 2002 until March 27, 2002 and became Corporate Vice President on November 11, 2002.

(9)
Received as compensation through DocTalk, LLC and Doc-Talk, Inc., wholly-owned subsidiaries of Digital Angel Corporation.

(10)
Mr. Nieuwsma became Corporate Vice President on November 11, 2002.

(11)
Mr. Pickett was Chairman, President and Treasurer during 2000 and 2001 and from January 1, 2002 until March 27, 2002.

(12)
Consists of (i) $718,520 accrued but not paid to Mr. Pickett under his employment agreement, (ii) $250,000 paid to Mr. Pickett under his employment agreement upon his resignation from Digital Angel Corporation, and (iii) a $29,496 lease payout for Mr. Pickett's leased car. See "—Employment Agreements."

(13)
Mr. Albanna was an executive officer of Digital Angel Corporation from June 27, 2002 until February 14, 2003.

        The following table sets forth information concerning grants of stock options in the year ended December 31, 2002. All grants of options were made under the Amended and Restated Digital Angel Corporation Transition Stock Option Plan approved by Digital Angel Corporation's board and its stockholders in 2002. No options were granted in 2002 under the March 1998 Amended and Restated Employee and Directors Stock Plan.

Stock Option Grants in 2002
Individual Grants

			Percent of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
				Exercise or Base Price ($/sh)
	Securities Underlying Options Granted (#)
Name					Expiration Date
						5%($)	10%($)
Randolph K. Geissler	1,000,000	(1)(2)	46.3%	3.39	6/26/2012	2,131,953	5,402,787
James P. Santelli	250,000	(1)	11.6%	3.39	6/26/2012	532,988	1,350,697
Ronald W. Pickett	-0-		0%	-0-	—	-0-	-0-
Thomas M. Hall	-0-		0%	-0-	—	-0-	-0-
Dale L. Hutchins	100,000	(3)	4.6%	3.39	6/26/2012	213,195	540,279
Kevin L. Nieuwsma	100,000	(3)	4.6%	3.39	6/26/2012	213,195	540,279
Amro Albanna	250,000	(4)	11.6%	3.39	6/26/2012	532,988	1,350,697

(1)
On June 27, 2002, the Board approved the grant to Messrs. Geissler and Santelli of options to purchase shares of common stock at an exercise price at $3.39 per share, which is equal to the last per share sale price of Digital Angel Corporation's common stock as quoted on AMEX on June 27, 2002. The options have a term of 10 years, will vest as to a 100.0% of the shares subject to the options on June 26, 2003, but only if such officers are officers of Digital Angel Corporation on such date. These options are not "incentive stock options" as defined under the Internal Revenue Code.

(2)
Does not include options granted by Applied Digital Solutions to Mr. Geissler on February 4, 2002 to purchase 200,000 shares of common stock of Applied Digital Solutions at an exercise price of $0.32 per share. The options became exercisable on February 4, 2003.

(3)
On June 27, 2002, the Board approved the grant to Messrs. Hutchins and Nieuwsma of options to purchase shares of common stock at an exercise price of $3.39 per share. The options have a term of 10 years, will vest as to 33 1/3% of the shares subject to the option on each of June 26, 2003, June 26, 2004 and June 26, 2005, but only if such officers are officers of Digital Angel Corporation on such dates. These options are not "incentive stock options" as defined under the Internal Revenue Code.

(4)
On June 27, 2002, the Board approved the grant to Mr. Albanna of an option to purchase 250,000 shares of common stock at an exercise price of $3.39 per share. The option had a term of 10 years, was to vest as to 33 1/3% of the shares subject to the option on each of June 26, 2003, June 26, 2004 and June 26, 2005, but only if Mr. Albanna was an employee of Digital Angel Corporation on such dates. This option was not an "incentive stock option" as defined under the Internal Revenue Code. The option terminated without vesting upon termination of Mr. Albanna's employment with Digital Angel Corporation on February 14, 2003.

        The following table sets forth information concerning certain stock options exercised in the year ended December 31, 2002 and held as of December 31, 2002.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

				Number of Unexercised Options at Fiscal Year End(#)			Value of Unexercised In-the- Money Options at Fiscal Year End($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
				Exercisable		Unexercisable	Exercisable		Unexercisable
Randolph K. Geissler	-0-	-0-		937,500	(2)(3)	1,000,000	1,661,250	(3)	-0-
James P. Santelli	94,000	302,968	(2)	140,375		250,000	248,744		-0-
Thomas M. Hall	95,000	141,896	(2)	285,000		-0-	215,250		-0-
Dale L. Hutchins	14,000	27,640	(2)	141,000		100,000	22,550		-0-
Kevin L. Nieuwsma	-0-	-0-		140,625		100,000	248,906		-0-
Ronald W. Pickett	-0-	-0-		350,000		-0-	-0-		-0-
Amro Albanna	-0-	-0-		182,813		250,000	343,323		-0-

(1)
Based on the difference between the December 31, 2002 closing price of $2.55 as reported on AMEX and the exercise prices of the options.

(2)
Based on the difference between the closing prices on the dates of exercise of the options as reported on AMEX and the exercise price of the options.

(3)
Does not include options granted by Applied Digital Solutions to Mr. Geissler to purchase 200,000 shares of common stock of Applied Digital Solutions at an exercise price of $0.32 per share, which had a value of $18,000 at December 31, 2002 based on the difference between the exercise price and the December 31, 2002 closing price of $0.41 as reported on NASDAQ.

Compensation of Directors

        From January 1, 2002 until April 1, 2002, Digital Angel Corporation reimbursed non-management directors for costs and expenses they incurred in connection with their attendance and participation at meetings of the Board of Directors and for other travel expenses incurred on Digital Angel Corporation's behalf. During this three-month period, Digital Angel Corporation compensated each non-management director $1,000 for each meeting of the Board and $500 for each meeting of the Audit Committee and the Compensation Committee attended by such director.

        Effective April 1, 2002, the Board determined to pay to each member of Digital Angel Corporation's Board of Directors who is not an employee or officer of Digital Angel Corporation or an "affiliate" of Digital Angel Corporation (as the term "affiliate" is defined in Digital Angel Corporation's 2002 Stock Plan) $5,000 per quarter, plus $1,000 each calendar quarter for each Committee of the Board on which the director serves, plus $1,000 for each meeting of the Board of Directors that a Board member attends that is not a regularly-scheduled Board meeting. Digital Angel Corporation also reimburses such directors for reasonable expenses incurred by them in rendering their duties as directors of Digital Angel Corporation, subject to such reimbursement practices and procedures as Digital Angel Corporation reasonably imposes.

        Under these arrangements, the following non-employee directors received the following amounts during 2002: Robert C. Goodwin, Jr. ($1,000), Richard F. Seelig ($500), Paul R. Sanberg ($1,500), George E. Harris, IV ($0), Richard J. Sullivan ($0), Richard S. Friedland ($20,500), Kenneth D. Larson ($23,500), and Howard S. Weintraub, Ph.D. ($22,500). In addition, on June 27, 2002, options to purchase the following number of shares were granted to the following non-employee directors of Digital Angel Corporation under the 2002 Stock Plan: Richard J. Sullivan (1,000,000 shares), Richard S. Friedland (250,000 shares), Kenneth D. Larson (250,000 shares) and Howard S. Weintraub, Ph.D.

(250,000 shares). The exercise price of the options is $3.39 per share, which was equal to the fair market value on the date of grant. These options have a term of ten (10) years, vest as to 100.0% of the shares subject to the options on June 26, 2003 but only if such directors are directors of Digital Angel Corporation on such date. These options are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986. Digital Angel Corporation's stockholders approved the grant of these options at the annual meeting held on October 22, 2002.

Employment Agreements

Employment Agreements with Former Executive Officers of Medical Advisory Systems, Inc.

        Before March 27, 2002, the effective date of the merger, Digital Angel Corporation entered into employment agreements with Ronald W. Pickett and Thomas M. Hall, M.D. On October 26, 2001, Digital Angel Corporation signed amendments to the employment agreements with each of Mr. Pickett and Dr. Hall that reflected both prior oral amendments to the employment agreements and additional amendments. The amendments confirmed the extension of the term of each of Mr. Pickett's and Dr. Hall's employment agreement through October 31, 2006 and established that Mr. Pickett would receive an annual salary of at least $180,000 and Dr. Hall would receive an annual salary of at least $260,000 throughout the term of their employment agreements. The amendments also provide that if Mr. Pickett's or Dr. Hall's employment was terminated or they resigned at any time following a "change of control" of Digital Angel Corporation, each of Mr. Pickett and Dr. Hall would be entitled to a $250,000 payment, plus an amount equal to all salary and other benefits that would have been paid under the employment agreement for the remainder of the term of their agreements as though no termination or resignation occurred, plus an amount equal to the value of the fringe benefits, such as medical and dental insurance and use of an automobile, to which Mr. Pickett and Dr. Hall otherwise would have been entitled under their employment agreements for the remainder of the term, plus participation in any profit sharing, stock option or similar plans. These payments are due 30 days after termination of employment. The definition of change of control in the employment agreements also was amended to include any consolidation, merger or share exchange, regardless of whether Digital Angel Corporation was the surviving corporation, in which any person acquires in excess of 20.0% of the combined voting power of the then-outstanding securities of Digital Angel Corporation.

        Under the amended employment agreements, the merger of Digital Angel Corporation's wholly-owned subsidiary with the former Digital Angel Corporation constituted a change of control. Therefore, each of Mr. Pickett and Dr. Hall is entitled to a $250,000 payment from Digital Angel Corporation plus the salaries and other benefits for the remaining term of their employment agreements upon the termination of their employment with Digital Angel Corporation. Mr. Pickett resigned his position with Digital Angel Corporation on March 27, 2002, and Digital Angel Corporation paid to him the $250,000 amount due under his agreement and accrued for but did not pay the additional amounts due under his agreement. Because Dr. Hall remains an employee of Digital Angel Corporation, Digital Angel Corporation accrued for but did not pay the amounts that would be due to him under his agreement when his employment with Digital Angel Corporation is terminated. These accrued and paid amounts are included in the Summary Compensation Table under "All Other Compensation." Digital Angel Corporation is negotiating with Dr. Hall and Mr. Pickett regarding the payment of the accrued amounts.

Employment Agreements with Digital Angel Corporation's Current Executive Officers

        Digital Angel Corporation entered into an employment agreement with Randolph K. Geissler, Digital Angel Corporation's President and Chief Executive Officer, dated as of March 8, 2002. The term of the employment agreement is five years, ending on March 7, 2007. On each anniversary date of the employment agreement, unless either party notifies the other at least 30 days before such an anniversary date, the term of the agreement automatically renews for successive additional one-year terms, which are added at the end of the then-existing term. The agreement provides that Digital Angel Corporation will pay to Mr. Geissler an annual salary of not less than $250,000 and an annual bonus of not less than $50,000, plus such bonuses, incentive compensation and other compensation, if any, as Digital Angel Corporation's Board or committee of the Board shall determine. In addition, under the agreement, Digital Angel Corporation is to pay to Mr. Geissler monthly payments of $5,000 as a flexible perquisite allowance to be used by Mr. Geissler for such purposes as he shall determine. Upon a "change in control," as defined in the employment agreement, Mr. Geissler may terminate his employment at any time within one year after such change of control upon 15 days' notice. In that case, Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code, minus $1.00 (currently a total of approximately $750,000). Also upon a change of control, all outstanding stock options held by Mr. Geissler would become fully exercisable. The employment agreement with Mr. Geissler also provides that upon the occurrence of a change in control, Digital Angel Corporation is to pay to him $4,000,000 within 10 days of the effective date of the change in control. Digital Angel Corporation may pay such amount in cash, with Digital Angel Corporation's common stock or with a combination of cash and common stock. Under the agreement, Mr. Geissler may make an election at least 10 days before March 8 of each year the agreement is in effect with respect to the amount or percentage, if any, of his salary for the following 12 month period that he wants to be paid in common stock of Digital Angel Corporation. If he makes no election, his salary will be paid in cash. The employment agreement also includes confidentiality, non-compete and assignment of invention clauses.

        Effective as of April 1, 2002, Digital Angel Corporation entered into an employment agreement with James P. Santelli, its Vice President, Finance and Chief Financial Officer. The agreement has a term of three years. The term is automatically renewed for successive one-year terms on each anniversary date of the agreement, which is added at the end of the then existing term, unless either party notifies the other at least 60 days prior to such an anniversary date. The agreement provides that Digital Angel Corporation shall pay to Mr. Santelli a base salary of $175,000 per year and that he is entitled to participate in any of Digital Angel Corporation's benefit and deferred compensation plans or programs as are from time to time available to officers of Digital Angel Corporation. The agreement contains confidentiality, non-compete and assignment of invention clauses. The agreement also provides that if the Board of Directors terminates Mr. Santelli's employment with Digital Angel Corporation because of his willful and material misconduct or because he has breached the agreement in any material respect, or if Mr. Santelli terminates his employment other than for "Good Reason" (as that term is defined in the agreement), he is entitled to salary and benefits accrued through the date of termination of employment. If Mr. Santelli dies or becomes disabled (as that term is defined in the agreement), if Digital Angel Corporation terminates his employment for reasons other than his misconduct or his breach of the agreement, or if he terminates his employment for Good Reason, Digital Angel Corporation must pay him his accrued compensation and benefits for the remaining term of the agreement, including any extensions. The employment agreement provides that upon a change of control, Mr. Santelli may terminate his employment at any time within one year after the change of control upon 15 days' notice. Upon such termination, Digital Angel Corporation must pay to Mr. Santelli a severance payment equal to the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code minus $1.00. Upon a change of control, all outstanding stock options held by Mr. Santelli would become fully exercisable.

        Dale L. Hutchins, Ph.D. has an employment agreement with Digital Angel Corporation effective as of November 1, 1999 which expires on October 31, 2003. After that date, it renews automatically for successive one-year terms, subject to the right of either party to terminate the agreement upon 180 days' prior written notice to the other party. The agreement provides that Digital Angel Corporation will pay to Dr. Hutchins an annual salary of $140,000 for the first year of the term of the agreement and at least $140,000 per year thereafter, with the Board of Directors having the power to increase such salary. The agreement provides that Dr. Hutchins shall be entitled to participate in any and all fringe benefit plans, programs and practices sponsored by Digital Angel Corporation for the benefit of its executive employees. If Dr. Hutchins becomes "disabled" (as that term is defined in the agreement), for a period of six months thereafter, he would be entitled to receive the salary to which he otherwise would have been entitled were he not disabled. Under the employment agreement, if Dr. Hutchins' employment terminates for any reason (including death, disability or involuntary resignation) other than voluntary resignation or termination "for cause" under the agreement, Dr. Hutchins (or, in the event of his death, his estate) is entitled to receive from Digital Angel Corporation a severance payment equal to 50.0% of Dr. Hutchins' annual salary in effect on the date of his termination of employment; the monetary value of all accrued, unused vacation time; and, for 180 days following the date of his termination, an amount equal to the value of incentive compensation under the plans and policies then in effect plus an amount equal to the value of the employee benefits to which he would have been entitled if he had remained employed by Digital Angel Corporation. Dr. Hutchins' employment agreement also contains confidentiality and non-compete clauses.

        Digital Angel Corporation has an employment agreement with Kevin L. Nieuwsma effective as of October 1, 2000. The initial term of the agreement is one year, and the term is automatically extended for successive one-year periods unless either party gives written notice to the other party no later than 60 days before the expiration of each term. The agreement provides that Digital Angel Corporation will pay to Mr. Nieuwsma a base salary of $125,000 per year and that he is entitled to participate in any of Digital Angel Corporation's benefit and deferred compensation plans or programs that are available to its officers. The agreement contains confidentiality, non-compete and assignment of inventions clauses. The agreement also provides that if the Board of Directors terminates Mr. Nieuwsma's employment with Digital Angel Corporation because of his willful and material misconduct or because he has breached the agreement in any material respect, or if Mr. Nieuwsma terminates his employment other than for "Good Reason" (as that term is defined in the agreement), he is entitled to salary and benefits accrued through the date of termination of employment. If Mr. Nieuwsma dies or becomes disabled (as that term is defined in the agreement), if Digital Angel Corporation terminates his employment for reasons other than his misconduct or his breach of the agreement, or if he terminates his employment for Good Reason, Digital Angel Corporation must pay him his accrued compensation and benefits through the date of termination, pay him compensation for 24 months after such date and provide him benefits for a period of 12 months after such date.

        Digital Angel Corporation has an employment agreement with Amro Albanna effective as of July 1, 2000. The term of the agreement is from July 1, 2000 to June 30, 2003. The employment agreement provides that Digital Angel Corporation is to pay to Mr. Albanna base compensation of $100,000 per year. In addition, it provides that Mr. Albanna is entitled to participate in or receive benefits on the same basis as other executives of Digital Angel Corporation under Digital Angel Corporation's employee benefit plans and arrangements applicable to senior management. According to the employment agreement, Digital Angel Corporation is entitled to terminate Mr. Albanna's employment at any time, by written notice delivered to him, if it has "cause" as defined in the agreement. In addition, the agreement provides that Mr. Albanna may terminate his employment voluntarily at any time upon 30 days' written notice to Digital Angel Corporation's Board of Directors. The employment agreement includes confidentiality, non-compete and assignment of inventions clauses. Mr. Albanna's employment was terminated effective February 14, 2003. However, Digital Angel Corporation has agreed to honor the terms of the agreement until the expiration of its term.

Compensation Committee Interlocks and Insider Participation

        From January 1, 2002 until March 27, 2002, the Compensation Committee consisted of Messrs. Robert C. Goodwin, Jr. and Paul R. Sanberg, who were then directors of Digital Angel Corporation. On March 27, 2002, the effective date of the merger, Messrs. Goodwin and Sanberg resigned from the Compensation Committee and the Board, and the Board appointed Mr. Kenneth D. Larson and Howard S. Weintraub, Ph. D. to the Compensation Committee. Each of Mr. Larson and Dr. Weintraub is a non-employee, "independent" director of Digital Angel Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth information as of May 31, 2003 regarding the beneficial ownership of shares of common stock of Digital Angel Corporation by (i) each person (including any "group") who is known by Digital Angel Corporation to beneficially own more than 5.0% of Digital Angel Corporation's common stock, (ii) each executive officer, (iii) each Director of Digital Angel Corporation, and (iv) all Directors and executive officers of Digital Angel Corporation as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Outstanding Shares(2)
Current Directors and Executive Officers:
Randolph K. Geissler	1,937,500	(3)	6.7%
Richard J. Sullivan	1,987,500	(4)	7.1%
Richard S. Friedland	343,750	(5)	1.3%
Kenneth D. Larson	250,000	(6)	*
Howard S. Weintraub, Ph.D.	250,000	(7)	*
James P. Santelli	390,375	(8)	1.4%
Dale L. Hutchins, Ph.D.	210,534	(9)	*
Kevin L. Nieuwsma	173,958	(10)	*
All current executive officers and Directors as a group (8 persons)	5,543,617	(11)	17.6%
Former Executive Officers(12):
Ronald W. Pickett	388,890	(13)	1.4%
Thomas M. Hall, M.D., M.I.M.	785,700	(14)	2.9%
Amro Albanna	0		0%
Certain Other Beneficial Owners:
Applied Digital Solutions, Inc. 400 Royal Palm Way Suite 410 Palm Beach, FL 33480	19,600,000	(15)	73.0%
Digital Angel Share Trust c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890	19,600,000	(16)	73.0%

*
Less than 1%.

(1)
Unless otherwise indicated, Digital Angel Corporation believes that the beneficial owners of the common stock described above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to applicable community property and similar laws.

(2)
Based on 26,858,239 shares outstanding as of May 31, 2003, which does not include 3,151,763 shares of common stock subject to stock options and warrants outstanding at May 31, 2003, which are not exercisable within 60 days.

(3)
Consists of immediately exercisable options to purchase 937,500 shares of our common stock at $0.78 per share and options to purchase 1,000,000 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(4)
Includes immediately exercisable options to purchase 50,000 shares of our common stock at $0.05 per share and options to purchase 1,000,000 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(5)
Consists of immediately exercisable options to purchase 93,750 shares of our common stock at $0.05 per share and options to purchase 250,000 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(6)
Consists of options to purchase 250,000 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(7)
Consists of options to purchase 250,000 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(8)
Consists of immediately exercisable options to purchase 140,375 shares of our common stock at $0.78 per share and options to purchase 250,000 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(9)
Includes immediately exercisable options to purchase 11,000 shares of common stock at $0.50 per share, immediately exercisable options to purchase 80,000 shares of common stock at $10.00 per share and immediately exercisable options to purchase 50,000 shares of common stock at $4.15 per share and options to purchase 33,333 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(10)
Consists of immediately exercisable options to purchase 140,625 shares of common stock at $0.78 per share and options to purchase 33,333 shares of our common stock at $3.39 per share that become exercisable on June 26, 2003.

(11)
Includes options to purchase 1,453,250 shares of common stock held by all current executive officers and directors as a group.

(12)
Mr. Pickett resigned from, and Dr. Hall became a non-executive officer employee of, Digital Angel Corporation effective March 27, 2002. Mr. Albanna's employment was terminated effective February 14, 2003.

(13)
Consists of 38,890 shares owned beneficially by Mr. Pickett through his minor children and options to purchase 350,000 shares of common stock at $4.15 per share that became fully vested on March 27, 2002, the effective time of the merger.

(14)
Includes 2,300 shares owned by a family member in which Dr. Hall has an indirect beneficial ownership, immediately exercisable options to purchase 30,000 shares of common stock at $10.00 per share and immediately exercisable options to purchase 150,000 shares of common stock at $4.15 per share.

(15)
Represents shares beneficially owned by Applied Digital Solutions but held of record by the Digital Angel Share Trust pursuant to a March 27, 2002 Trust Agreement by and between Applied Digital Solutions and Wilmington Trust Company, as Trustee.

(16)
Represents shares transferred by Applied Digital Solutions to the Digital Angel Share Trust under a March 27, 2002 Trust Agreement by and between Applied Digital Solutions and Wilmington Trust Company, as Trustee.

Changes in Control

        On March 27, 2002, we completed a merger that resulted in our acquisition of Digital Angel Technology Corporation (formerly Digital Angel Corporation), Timely Technology and an 85.0% interest in Signature Industries from Applied Digital Solutions. The merger agreement required that the stock of these three companies and the assets of Digital Angel Technology Corporation, all of which were pledged by Applied Digital Solutions as security for its indebtedness to IBM Credit Corporation, be delivered to us at the closing of the merger free and clear of all liens, security interests and mortgages. As part of a major restructuring of its lending relationship with Applied Digital Solutions and as one of the conditions to releasing its security interest in the stock of these transferred companies and the assets of Digital Angel Technology Corporation, IBM Credit Corporation required Applied Digital Solutions to transfer all of the shares of our common stock owned by Applied Digital Solutions to the Digital Angel Share Trust.

        Consequently, the Digital Angel Share Trust now owns the 19,600,000 shares of Digital Angel Corporation's common stock that Applied Digital Solutions owned immediately following the merger. The Digital Angel Share Trust is entitled to:

  •
  receive all dividends paid on our common stock held by it, if any;

  •
  vote the shares of our common stock held by it; and

  •
  sell or otherwise dispose of the shares of our common stock held by it, pursuant to the terms of the Trust Agreement.

        For as long as Applied Digital Solutions remains indebted to IBM Credit Corporation under the IBM credit agreement, the Digital Angel Share Trust, acting through its advisory board, will exercise voting power over all shares of our common stock held in the Digital Angel Share Trust. According to the terms of the Trust Agreement for the Digital Angel Share Trust, if amounts owed to IBM Credit Corporation by Applied Digital Solutions are not paid when due, or if Applied Digital Solutions is otherwise in default under the credit agreement and its obligations are accelerated, IBM Credit Corporation has the right to require shares of Digital Angel Corporation's common stock held in the Digital Angel Share Trust to be sold to provide funds to satisfy the obligations of Applied Digital Solutions to IBM Credit Corporation. Applied Digital Solutions did not make the $29.8 million principal payment, plus $16.4 million of accrued interest and expenses, due to IBM Credit Corporation on March 6, 2003 under the IBM credit agreement and, on March 7, 2003, Applied Digital Solutions announced that it had filed a lawsuit against IBM Corporation and IBM Credit Corporation. On March 24, 2003, Applied Digital Solutions, IBM Credit Corporation, Digital Angel Corporation and other parties entered into a Forbearance Agreement with respect to the loans from, and other obligations owed to, IBM Credit Corporation by Applied Digital Solutions. Under the Forbearance Agreement, Applied Digital Solutions agreed to dismiss the lawsuit against IBM Credit Corporation and IBM Corporation with prejudice. Applied Digital Solutions also agreed to engage an investment bank within thirty (30) days of the effective date of the Forbearance Agreement to sell Digital Angel Corporation's shares held in the Digital Angel Share Trust. The proceeds of the sale of the shares are to be used to pay Applied Digital Solutions' loans from, and its other obligations owed to, IBM Credit Corporation. Under the Forbearance Agreement, Digital Angel Corporation agreed to cooperate in selling its shares by participating in "road shows" and other sales efforts. IBM Credit Corporation agreed not to enforce its rights as a creditor against Applied Digital Solutions, other than pursuing the sale of Digital Angel Corporation's shares held in the Digital Angel Share Trust.

        The Digital Angel Share Trust presently owns approximately 73.0% of our issued and outstanding common stock. Therefore, a sale by the Digital Angel Share Trust of our common stock could result in a change control of Digital Angel Corporation. Moreover, Digital Angel Corporation can give no assurance as to when or how shares of our common stock will be sold by or on behalf of the Digital Angel Share Trust or who will purchase such shares, when they are sold.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sale of Stock by Certain Executive Officers

        In February 2001, the former Digital Angel Corporation, then a wholly-owned subsidiary of Applied Digital Solutions, purchased 16.6% of our issued and outstanding common stock from Mr. Pickett, his two minor children and Dr. Hall. At the time of this sale, Mr. Pickett and Dr. Hall were executive officers and directors of Medical Advisory Systems.

Transactions with Applied Digital Solutions

        Prior to March 27, 2002, Applied Digital Solutions provided certain general and administrative services to Digital Angel Technology Corporation (the former Digital Angel Corporation), including finance, legal, benefits and other miscellaneous items. The costs of these services are included in Digital Angel Technology Corporation's statements of operations based on utilization, which management believes to be reasonable. Costs of these services were $200,000 for the year ended December 31, 2002. Applied Digital Solutions also charged Digital Angel Technology Corporation $1.8 million of interest expense in 2002, which was converted into a capital contribution. In addition, during 2002, accrued expenses of $300,000 were relieved and contributed to capital by Applied Digital Solutions. Other transactions resulted in a $500,000 payment due to Applied Digital Solutions at December 31, 2002. Digital Angel Corporation also paid Applied Digital Solutions approximately $300,000 for research services during 2002.

        Applied Digital Solutions acquired Timely Technology, a part of the Advanced Wireless Group, in 2000, and the merger agreement included an earnout provision based on performance through June 30, 2002. During 2002, Applied Digital Solutions issued the selling shareholder of Timely Technology 5,502,000 shares of Applied Digital Solutions stock, having an aggregate value of $3.6 million, as the final payment under the earnout provision. This obligation has been reflected in Digital Angel Corporation's consolidated financial statements as a capital contribution by Applied Digital Solutions and an increase to goodwill and other intangibles.

        Digital Angel Corporation also has an exclusive 11-year Distribution and Licensing Agreement dated March 4, 2002 with Verichip Corporation, a wholly-owned subsidiary of Applied Digital Solutions, covering the manufacturing, purchasing and distribution of Verichip's implantable microchip and the maintenance of the Verichip Registry by Digital Angel Corporation. The agreement includes a license for the use of Digital Angel Corporation's technology in Verichip's identified markets. Digital Angel Corporation will be the sole manufacturer and supplier to Verichip. Revenue recognized under the Distribution and Licensing Agreement was $69,000 for 2002.

Transactions with our Former Executive Officers and Their Affiliates

        We have agreements with Hall & Associates, P.A., Hall and AmericasDoctor.com Associates, P.A., and Hall and DocTalk Associates, P.A., which are owned by Dr. Hall, our former Chief Executive Officer, to provide us with medical personnel, as needed, to staff our maritime and international travel operations. Amounts paid to these companies represent fees for professional services rendered and premiums on professional liability insurance. During the fiscal years ended October 31, 2001 and 2000, we paid Hall & Associates, P.A., Hall and AmericasDoctor.com Associates, P.A. and Hall and DocTalk Associates, P.A. a combined total of $732,000 and $4,220,000, respectively, in fees and professional liability insurance premiums. Dr. Hall personally received a total of $1,000 in salary related to the administration of these companies, but no other fees or compensation. There were no amounts payable to these affiliates at either October 31, 2001 or 2000.

        During 2001, we completed construction of our new technology and warehouse facility. We entered into an agreement with a contractor, whose owners are related to Mr. Pickett, our former Chairman and President, to develop and construct the building. The total cost of the project was $700,000, which we believe approximates the market value for services rendered.

        Digital Angel Corporation had a consulting agreement with Susquehanna Development, L.L.C., which is owned by Robert P. Crabb, the Secretary, an employee and a director of Digital Angel Corporation from June 23, 2000 until February 23, 2001. In 2001, Digital Angel Corporation paid Susquehanna Development $101,000 under the consulting agreement. By agreement dated February 23, 2001, Digital Angel Corporation granted Susquehanna Development an option to purchase 35,000 shares, and Mr. Crabb an option to purchase 15,000 shares of our common stock at an exercise price of $4.00 per share. The terms of both options provided that they would terminate upon the termination of Digital Angel Corporation's consulting agreement with Susquehanna Development. Effective June 30, 2002, Digital Angel Corporation terminated its consulting agreement with Susquehanna Development. On June 27, 2002, our Board of Directors amended the terms of the options to provide that such options would expire on June 30, 2003.

        In the year ended December 31, 2002, Digital Angel Corporation paid $94,000 to Richard J. Sullivan, a Director and a Chairman of Digital Angel Corporation.

USE OF PROCEEDS

        All net proceeds from the sale of our common stock by the selling stockholders will go to the selling stockholders and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

        On June 20, 2003, we entered into a common stock purchase agreement with Longview International Equity Fund, L.P., a British Virgin Islands international limited partnership, which provides that Longview International Equity Fund is committed to purchase up to $6,000,000 of our common stock over the term of the purchase agreement. Pursuant to the purchase agreement, we may require Longview International Equity Fund to purchase shares of our common stock at any time during the commitment period expiring on the earliest to occur of (i) the date on which Longview International Equity Fund shall have invested an aggregate $6,000,000 in purchases of our common stock under the purchase agreement; (ii) the date the purchase agreement is terminated; or (iii) the end of the twelve month period following the date of the purchase agreement. Notwithstanding the foregoing, Longview International Equity Fund shall not be required to purchase shares of common stock to the extent that such purchase would cause Longview International Equity Fund and its affiliates to own in excess of 9.999% of our issued and outstanding common stock or would require Longview International Equity Fund to invest more than $6,000,000 in the aggregate pursuant to the purchase agreement.

        Under the purchase agreement, we may, from time to time and in our sole discretion present Longview International Equity Fund with a put notice to sell shares of our common stock up to a maximum amount of $6,000,000 and a minimum amount of $1,500,000. Under the purchase agreement, we are able to present Longview International Equity Fund with up to four put notices during the commitment period, with a minimum of one trading day required between each valuation period. Each valuation period consists of fifteen trading days.

        Once presented with a put notice, Longview International Equity Fund is required to purchase a pro-rata portion of the shares on each trading day during the valuation period on which the daily volume weighted average price for our common stock equals or exceeds the threshold price determined by us and set forth in the put notice. At no time shall the threshold price be less than $1.75 without the prior consent of Longview International Equity Fund. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the valuation period on which shares are purchased, less a discount of 10%. If the daily volume weighted average price for our common stock falls below the threshold price on any trading day during a valuation period, the purchase agreement provides that Longview International Equity Fund will not be required to purchase the pro-rata portion of shares of our common stock allocated to that day. However, at its election, Longview International Equity Fund may purchase the pro-rata portion of shares allocated to that day at the threshold price less the discount described above. We estimate that Longview International Equity Fund will purchase up to 3,821,656 shares of our common stock pursuant to the purchase agreement.

        Notwithstanding the uncertainty with respect to the number of shares to be purchased by Longview International Equity Fund, the purchase agreement represents a binding purchase commitment by Longview International Equity Fund to purchase shares of our common stock, subject only to the condition that the shares purchased by Longview International Equity Fund be registered pursuant to an effective registration statement under the Securities Act.

        Prior to the private placement offering to Longview International Equity Fund, we entered into an agreement with J.P. Carey Securities, Inc. pursuant to which J.P. Carey Securities agreed to act as non-exclusive placement agent to procure potential purchasers of our common stock to be sold in such private placement. Pursuant to our agreement with J.P. Carey Securities, we agreed to pay J.P. Carey Securities a placement fee equal to five percent (5.0%) of the gross subscription proceeds from purchasers procured by J.P. Carey Securities. In addition to the placement fee, we agreed to issue to J.P. Carey Securities a warrant to purchase that number of shares of our common stock equal to three shares for every 100 shares of our common stock actually sold by J.P. Carey Securities at a strike price equal to 125% of the closing bid price of our common stock on the date of each closing. Longview International Equity Fund was a purchaser procured by J.P. Carey Securities pursuant to the placement agent agreement. Therefore, in addition to the placement fee, J.P. Carey Securities was issued a warrant to purchase our common stock in an amount and at a price to be determined based on the foregoing formula. The warrant is not exercisable for a period of one year from the date of the applicable closing and expires three years following the date upon which it becomes exercisable. Based on the foregoing formula, we estimate that the J.P. Carey Securities warrant will entitle J.P. Carey Securities to purchase up to 114,650 shares of our common stock.

        The following table provides certain information regarding the potential ownership of our common stock by the selling stockholders in connection with the purchase agreement and the placement agent agreement. For purposes of estimating the number of shares of common stock that would be issuable to the selling stockholders, we have assumed a purchase price of $1.57 per share, which is the lowest price at which we may set in the put notice to sell shares to Longview International Equity Fund under the purchase agreement, less the discount percentage applicable to such sale. The actual per share price and the number of shares issuable upon exercise of our put option could differ substantially.

Selling Stockholder	Number of Shares Owned Prior to the Offering	Number of Shares Being Offered For Sale	Number of Shares Owned After Offering	Percentage Of Class
Longview International Equity Fund	3,821,656(1)	3,821,656	0	0%
J.P. Carey Securities	114,650(2)	114,650	0	0%

(1)
This assumes exercise of our put option at a price of $1.75 per share, which is the lowest price at which we may set in our put notice, less $0.17, which is the applicable discount percentage applicable to the sale pursuant to the purchase agreement. It also assumes a maximum subscription price of $6,000,000 and does not take into effect the prohibition in the purchase agreement on sales of common stock that would cause Longview International Equity Fund and its affiliates to own in excess of 9.999% of our issued and outstanding common stock.

(2)
Represents a warrant to purchase shares of our common stock at varying prices as set forth in the warrant. The number of shares underlying the warrant is estimated assuming that Longview International Equity Fund purchases 3,821,656 shares of our common stock, which is the maximum number of shares permitted to be purchased by Longview International Equity Fund pursuant to the purchase agreement.

SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with our financial statements and related notes included in this prospectus, the information contained in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this prospectus.

        We derived the following historical annual financial information from the consolidated financial statements of Digital Angel Corporation for the year ended December 31, 2002 which have been audited by Eisner LLP and the combined financial statements of the Advanced Wireless Group for the years ended December 31, 2001, 2000 and 1999 and the seven-month period ended December 31, 1998, which have been audited by PricewaterhouseCoopers LLP. Eisner LLP's report on Digital Angel Corporation's financial statements contained an explanatory paragraph expressing doubt about Digital Angel Corporation's ability to continue as a going concern. Additionally, PricewaterhouseCoopers LLP's report on the combined financial statements of the Advanced Wireless Group contained an explanatory paragraph expressing doubt about the Advanced Wireless Group's ability to continue as a going concern. PricewaterhouseCoopers LLP was dismissed as the Advanced Wireless Group's independent accountant on April 11, 2002. The merger between the former Digital Angel Corporation and Medical Advisory Systems on March 27, 2002 has been treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. Accordingly, the historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting. Additionally, the equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger. The inception of the Advanced Wireless Group was June 1, 1998, the date Applied Digital Solutions purchased an 85.0% interest in Signature Industries.

        The unaudited financial data as of and for the three months ended March 31, 2003 and 2002 include adjustments, all of which are normal recurring adjustments, which our management considers necessary for the fair presentation of our results for these unaudited periods. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the full year.

	For the Three Months Ended March 31,
			For the Years Ended December 31,				For the Seven Months Ended December 31, 1998
	2003	2002	2002(1)	2001	2000(2)	1999
	(Amounts in thousands, except per share data)
Statement of Operations Data:
Product revenue	$10,865	$7,451	$30,946	$33,220	$19,604	$14,380	$9,629
Service revenue	533	303	2,685	2,518	2,647	—	—

Total net revenue	11,398	7,754	33,631	35,738	22,251	14,380	9,629
Cost of products sold	5,639	4,300	18,293	20,252	11,517	7,964	4,969
Cost of services sold	395	251	2,216	2,047	1,434	—	—

Gross profit	5,364	3,203	13,122	13,439	9,300	6,416	4,660
Selling, general and administrative expenses	4,280	22,758	37,345	22,027	10,530	7,272	3,855
Management fees—Applied Digital Solutions	—	193	193	771	262	241	121
Research and development expenses	911	649	2,422	5,071	2,235	—	—
Asset impairment charge(3)	—	—	63,818	726	—	—	—
Interest income	—	—	(2)	(17)	(26)	—	—
Interest expense-Applied Digital Solutions, Inc.	—	1,806	1,806	1,591	—	—	—
Interest expense-others	138	58	303	528	115	41	35
Other income	(42)	—	(599)	—	—	—	—

Income (loss) before provision for taxes, minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	77	(22,261)	(92,164)	(17,258)	(3,816)	(1,138)	649
Provision for income taxes	—	—	—	41	58	—	—

Income (loss) before minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	77	(22,261)	(92,164)	(17,299)	(3,874)	(1,138)	649
Minority interest share of losses (income)	33	41	96	217	4	170	(102)
Equity in net loss of Medical Advisory Systems prior to merger	—	(291)	(291)	(327)	—	—	—

Net (loss) income	$110	$(22,511)	$(92,359)	$(17,409)	$(3,870)	$(968)	$547

Net (loss) income per common share—basic and diluted	$—	$(1.18)	$(3.76)	$(0.93)	$(0.21)	$(0.05)	$0.03

Weighted average common shares outstanding—basic(4)	26,663	19,063	24,578	18,750	18,750	18,750	18,750

Weighted average common shares outstanding—diluted(4)	30,638	19,063	24,578	18,750	18,750	18,750	18,750

		December 31,
	March 31, 2003
		2002	2001	2000	1999	1998
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$—	$214	$596	$206	$139	$1
Property and equipment, net	7,656	7,769	14,476	5,408	1,115	1,325
Goodwill and other intangibles, net	48,808	48,893	72,876	77,645	2,713	2,937
Total assets	71,525	67,798	107,379	95,344	9,239	10,704
Long-term debt and notes payable	3,303	3,314	2,425	2,463	—	—
Total debt	7,112	4,130	85,227	2,503	—	748
Minority interest	265	298	394	612	616	786
Total stockholders' equity	55,345	55,012	16,116	87,809	5,574	5,548

	For the Three Months Ended March 31,		For the Years Ended December 31,				For the Seven Months Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands)
Other Financial Data:
Depreciation and amortization	$434	$735	$3,638	$12,331	$2,962	$565	$348
Net cash provided by (used in) operating activities	(3,089)	(545)	(2,730)	(3,196)	(1,432)	14	248
Net cash provided by (used in) investing activities	(241)	70	(567)	(1,307)	1,066	(88)	(315)
Net cash provided by financing activities	3,155	767	2,593	4,893	433	212	68
Capital expenditures	250	200	1,439	1,310	758	106	73

(1)
Includes the results of operations of Medical Advisory Systems from March 27, 2002.

(2)
Includes the results of operations of (i) Timely Technology from April 1, 2000, and (ii) Destron Fearing Corporation from September 8, 2000.

(3)
Asset impairment expense for 2002 consists of a goodwill impairment charge of $57,406 and an asset impairment charge of $6,412 related to the write-off of an exclusive perpetual license to a digital encryption and distribution software system. Asset impairment expense for 2001 relates to a goodwill impairment.

(4)
Weighted average shares outstanding for the years ended December 31, 2001, 2000 and 1999 and the seven months ended December 31, 1998 have been restated to reflect the number of common shares received by the former shareholders of the Advanced Wireless Group in the March 27, 2002 merger.

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually.

        The following table presents the impact of SFAS No. 142 on our summary financial data as indicated:

	For the Years Ended December 31,			For the Seven Months Ended December 31,
	2001	2000	1999	1998
	(In thousands, except per share data)
Net (loss) income:
Net (loss) income as reported	$(17,409)	$(3,870)	$(968)	$547
Goodwill amortization	8,629	2,529	256	148
Equity method investment amortization	1,161	—	—	—

Adjusted net (loss) income	$(7,619)	$(1,341)	$(712)	$695

Basic and diluted (loss) income per share:
Net (loss) income per share, basic and diluted, as reported	$(0.93)	$(0.21)	$(0.05)	$0.03
Goodwill amortization	0.46	0.13	0.01	0.01
Equity method investment amortization	0.06	—	—	—

Adjusted (loss) income per share, basic and diluted	$(0.41)	$(0.08)	$(0.04)	$0.04

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes thereto.

Background

        We consist of Digital Angel Corporation and its three subsidiaries—Digital Angel Technology Corporation, Timely Technology and Signature Industries. These three subsidiaries were known as the Advanced Wireless Group. Digital Angel Technology Corporation is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Digital Angel Technology Corporation is the result of the merger in September 2000 of Destron Fearing Corporation and Digital Angel.net Inc., which was then a wholly-owned subsidiary of Applied Digital Solutions. Before March 27, 2002, the business of Digital Angel Technology Corporation was operated in four segments: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of Medical Advisory Systems in March 2002, Digital Angel Corporation re-organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems. Animal Applications is the new name of our segment previously identified as Animal Tracking. We combined our Digital Angel Technology segment with our Digital Angel Delivery System segment to form the new Wireless and Monitoring segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of our segment previously identified as Radio Communications and Other. Medical Systems reflects the newly acquired Medical Advisory Systems business. Prior period segment information has been restated to reflect our current segment structure.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate these estimates on an ongoing basis, including those related to inventory obsolescence, goodwill, intangibles and other long-lived assets and income taxes. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of the financial statements.

Goodwill, Intangibles and Other Long-Lived Assets

        On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. During the first quarter of 2002, we completed the transitional goodwill impairment test required by SFAS No. 142 and recorded no impairment of our goodwill. During the fourth quarter of 2002, we performed the annual impairment test for goodwill using a fair value approach, primarily discounted cash flows. An evaluation of the Wireless and Monitoring and Medical Systems reporting units indicated that $31.5 million and $25.9 million of goodwill, respectively, was impaired. Accordingly, we recorded an impairment charge of $57.4 million in the fourth quarter of 2002. Factors contributing to the impairment charge were a longer than anticipated timeframe in developing the new Digital Angel™ technology for the Wireless and Monitoring reporting unit and a change in business focus for the Medical Systems reporting unit. We will assess the fair value of our goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of our goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If we determine that significant impairment has occurred, we would be required to write off the impaired portion of goodwill. The GPS and Radio Communications segment recorded a $0.7 million impairment charge in 2001.

        Property, plant and equipment and definite-lived intangible assets are depreciated or amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenue. Long-lived assets are evaluated for impairment whenever events and circumstances indicate an asset may be impaired. During the fourth quarter of 2002, we determined that an exclusive perpetual license to a digital encryption and distribution software system that was purchased by Applied Digital Solutions in April 2001 and contributed to the Advanced Wireless Group in 2001 was impaired. Accordingly, we wrote off the net book value of the asset, which resulted in an impairment charge of $6.4 million. There were no write downs of any long-lived assets in 2001 or 2000.

Inventories

        Estimates are used in determining the likelihood that inventory on hand can be sold. Historical inventory usage and current revenue trends are considered in estimating both obsolescence and slow-moving inventory. Inventory is stated at lower of cost or market, determined by the first-in, first-out method, net of any reserve for obsolete or slow-moving inventory.

Deferred Taxes

        We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and tax planning strategies in assessing the need for the valuation allowance, in the event we were to subsequently determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Similarly, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would reduce income in the period such determination was made.

Revenue Recognition

        For product sales, we recognize revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contracts, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. We do not offer a warranty policy for services to customers. For software consulting and development services, we recognize revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation, medical and communication costs. Other revenues are recognized at the time services or goods are provided.

Results of Operations

        The following table summarizes our results of operations as a percentage of net operating revenues and is derived from the accompanying consolidated and combined statements of operations included in this prospectus.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
	%	%	%	%	%
Product revenue	95.3	96.1	92.0	93.0	88.1
Service revenue	4.7	3.9	8.0	7.0	11.9

Total net revenue	100.0	100.0	100.0	100.0	100.0
Cost of products sold	49.5	55.5	54.4	56.7	51.8
Cost of services sold	3.5	3.2	6.6	5.7	6.4

Gross profit	47.0	41.3	39.0	37.6	41.8

Selling, general and administrative expense	37.5	293.5	111.0	61.6	47.3
Management fees—Applied Digital Solutions, Inc.	—	2.5	0.6	2.2	1.2
Research and development expense	8.0	8.4	7.2	14.2	10.0
Asset impairment	—	—	189.8	2.0	—
Interest income	—	—	—	—	(0.1)
Interest expense—Applied Digital Solutions, Inc.	—	—	5.4	4.4	—
Interest expense—others	1.2	24.0	0.9	1.5	0.5
Other income	(0.4)	—	(1.8)	—	—

Income (loss) before provision for taxes, minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	0.7	(287.1)	(274.1)	(48.3)	(17.1)
Provision for income taxes	—	—	—	0.1	0.3

Income (loss) before minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	0.7	(287.1)	(274.1)	(48.4)	(17.4)
Minority interest share of losses	0.3	0.6	0.3	0.6	—
Equity in net loss of Medical Advisory Systems prior to merger	—	(3.8)	(0.9)	(0.9)	—

Net income (loss)	1.0	(290.3)	(274.7)	(48.7)	(17.4)

Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2002

  Revenue

        Revenue from operations for the three months ended March 31, 2003 increased $3.6 million, or 47.0%, to $11.4 million when compared to $7.8 million in revenue for the three months ended March 31, 2002.

        Revenue for each of the operating segments was as follows (in thousands):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Animal Applications	$7,801	$4,815
Wireless and Monitoring	154	303
GPS and Radio Communications	2,699	2,636
Medical Services	744	—

Total	$11,398	$7,754

        The Animal Applications segment's revenue increased $3.0 million, or 62.0%, in the three months ended March 31, 2003 compared to the three month period ended March 31, 2002. The majority of the increase was due to sales to fishery industry customers. Sales to fishery industry customers were lower in the first quarter of 2002 when compared to sales in the first quarter of 2003. Additionally, companion animal microchip sales increased in North America and Europe.

        The Medical Services segment's revenue was $0.7 million in the three month period ended March 31, 2003. The segment became part of Digital Angel Corporation on March 27, 2002.

  Gross Profit and Gross Profit Margin

        Gross profit for the three month period ended March 31, 2003 was $5.4 million, an increase of $2.2 million, or 67.5%, compared to $3.2 million in the three month period ended March 31, 2002. As a percentage of revenue, the gross profit margin was 47.0% and 41.3% for the three months ended March 31, 2003 and 2002, respectively.

        Gross profit from operations for each operating segment was as follows (in thousands):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Animal Applications	$3,660	$1,879
Wireless and Monitoring	99	52
GPS and Radio Communications	1,365	1,272
Medical Services	240	—

Total	$5,364	$3,203

        Gross profit margin from operations for each operating segment was:

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
	%	%
Animal Applications	46.9	39.0
Wireless and Monitoring	64.3	17.2
GPS and Radio Communications	50.6	48.3
Medical Services	32.3	—
Total	47.0	41.3

        The Animal Applications segment's gross profit increased $1.8 million, or 94.8%, in the three month period ended March 31, 2003 compared to the three months ended March 31, 2002 due to the previously mentioned sales increase. The gross margin percentage increased to 46.9% in the three month period ended March 31, 2003 as compared to 39.0% in the three month period ended March 31, 2002 due to lower labor costs in 2003.

        The Wireless and Monitoring segment's gross profit increased $0.05 million, or 90.4%, in the three month period ended March 31, 2003 as compared to the three month period ended March 31, 2002. Margins increased to 64.3% in the three month period ended March 31, 2003 from 17.2% in the three month period ended March 31, 2002. The gross margin percentage increase was primarily due to the termination of employees that worked exclusively on a software contract that was cancelled in February 2003.

        The GPS and Radio Communications segment's gross profit increased $0.09 million, or 7.3%, in the three month period ended March 31, 2003 as compared to the three month period ended March 31, 2002. The gross margin percentage increased to 50.6% in the three month period ended March 31, 2003 as compared to 48.3% in the three month period ended March 31, 2002 due to a favorable shift in the product mix.

        The Medical Services segment's gross profit was $0.2 million for the three month period ended March 31, 2003. The gross margin was 32.3% in the three month period ended March 31, 2003. This segment became part of Digital Angel Corporation on March 27, 2002.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased $18.5 million, or 81.2%, in the three month period ended March 31, 2003 as compared to the three month period ended March 31, 2002. The decrease was caused primarily by an $18.7 million charge included in selling, general and administrative expenses in the three month period ended March 31, 2002 arising from the remeasurement of options in connection with the merger. Pursuant to the terms of the merger agreement, options to acquire shares of Digital Angel Technology Corporation common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, Digital Angel Corporation recorded a charge of approximately $18.7 million in non-cash compensation expense during the three month period ended March 31, 2002. For current employees of Digital Angel Corporation, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the fair value of the options converted using the Black-Scholes option-pricing model. As a percentage of revenue, selling, general and administrative expenses were 37.5% and 293.5% for the three months ended March 31, 2003 and 2002, respectively.

        Selling, general and administrative expenses, excluding the $18.7 million charge, for each of the operating segments were as follows (dollars in thousands):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Animal Applications	$1,590	$1,110
Wireless and Monitoring	918	1,437
GPS and Radio Communications	1,441	1,530
Medical Services	331	—

Total	$4,280	$4,077

        Selling, general and administrative expenses, excluding the $18.7 million charge, as a percentage of revenue for each of the operating segments were:

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
	%	%
Animal Applications	20.4	23.1
Wireless and Monitoring	596.1	474.3
GPS and Radio Communications	53.4	58.0
Medical Services	44.5	—
Total	37.5	52.6

        The Animal Applications segment's selling, general and administrative expenses increased $0.5 million in the three month period ended March 31, 2003 as compared to the three month period ended March 31, 2002 and as a percentage of revenue decreased to 20.4% from 23.1% in the same respective periods. The decrease as a percentage of revenue is primarily due to certain fixed costs remaining constant while sales increased.

        The Wireless and Monitoring segment's selling, general and administrative expenses of $0.9 million decreased $0.5 million in the three month period ended March 31, 2003 as compared $1.4 million in the three month period ended March 31, 2002. The decrease is primarily due to the exclusion of amortization expense for a license to a digital encryption and distribution software system that Digital Angel Corporation wrote off in the fourth quarter of 2002. Included in the Wireless and Monitoring segment's selling, general and administrative expense for the three months ended March 31, 2002 is $0.5 million of amortization expense for this asset. Selling, general and administrative expenses increased as a percentage of revenue to 596.1% in the three month period ended March 31, 2003 compared to 474.3% in the three month period ended March 31, 2002 due to the decrease in revenue resulting from the cancelled software contract in February 2003.

        The GPS and Radio Communications segment's selling, general and administrative expenses decreased $0.09 million in the three month period ended March 31, 2003 as compared to the three month period ended March 31, 2002 primarily due to a reduction in personnel costs. As a percentage of revenue, selling, general and administrative expenses decreased to 53.4% in the three month period ended March 31, 2003 from 58.0% in the three month period ended March 31, 2002.

        The Medical Services segment's selling, general and administrative expenses were $0.3 million in the three month period ended March 31, 2003. As a percentage of revenue, selling, general and administrative expenses were 44.5% in the three month period ended March 31, 2003. This segment became part of Digital Angel Corporation on March 27, 2002.

  Management Fees—Applied Digital Solutions, Inc.

        Management fees charged by Applied Digital Solutions amounted to $0.2 million for the three months ended March 31, 2002. These fees were for general and administrative services performed for us. After March 27, 2002, we no longer paid a management fee to Applied Digital Solutions.

  Research and Development Expense

        Research and development expense was $0.9 million in the three month period ended March 31, 2003, an increase of $0.3 million, or 40.4%, from $0.6 million for the three month period ended March 31, 2002. As a percentage of revenue, research and development expense was 8.0% and 8.4% for the three months ended March 31, 2003 and 2002, respectively. Included in research and development expense for the three months ended March 31, 2003 are charges by Applied Digital Solutions of approximately $42,000 a month to support Applied Digital Solutions' research group.

        Research and development expense for each of the operating segments was as follows (in thousands):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002
Animal Applications	$550	$244
Wireless and Monitoring	217	405
GPS and Radio Communications	144	—
Medical Services	—	—

Total	$911	$649

        The increase is due primarily to additional development expenses incurred for the Animal Application segment's temperature-sensing implantable microchip and the GPS and Radio Communications segment's Sarbe project.

  Interest Expense

        Interest expense was $0.1 million and $1.9 million for the three months period ended March 31, 2003 and 2002, respectively. Interest expense in the first three months of 2002 includes interest expense of $1.8 million on the debt owed to IBM Credit Corporation by Applied Digital Solutions. As discussed in Note 1 to the financial statements, on March 27, 2002, Applied Digital Solutions restructured its loan agreement with IBM Credit Corporation. The provisions of this restructuring included the Advanced Wireless Group being released from responsibility to repay this debt.

  Income Taxes

        Digital Angel Corporation had an effective income tax rate of 0.0% for the three month periods ended March 31, 2003 and 2002. Digital Angel Corporation accounts for income taxes under the asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is provided against net deferred tax assets when it is more likely than not that a tax benefit will not be realized.

  Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Revenue

        Revenue from operations for the year ended December 31, 2002 was $33.6 million, a decrease of $2.1 million, or 5.9%, from $35.7 million in the year ended December 31, 2001.

        Revenue for the years ended December 31, 2002 and 2001 for each of the operating segments was as follows (in thousands):

	2002	2001
Animal Applications	$20,379	$22,074
Wireless and Monitoring	1,503	2,520
GPS and Radio Communications	10,022	11,144
Medical Systems	1,727	—

Total	$33,631	$35,738

        The Animal Applications segment's revenue decreased $1.7 million, or 7.7%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001. The decline is due primarily to a decrease in shipments of visual identification tags for Canadian customers, customer inventory adjustments and continued softness in the livestock market during 2002.

        The Wireless and Monitoring segment's revenue decreased $1.0 million, or 40.4%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001 due to completed client assignments that were not replaced and a delay in the shipment of newly introduced Digital Angel™ products.

        The GPS and Radio Communications segment's revenue decreased $1.1 million, or 10.1%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001, primarily as a result of a reduction in Control Products sales.

        The Medical Systems segment's revenue was $1.7 million for the year ended December 31, 2002. This segment became part of Digital Angel Corporation on March 27, 2002.

Gross Profit and Gross Profit Margin

        Gross profit for the year ended December 31, 2002 was $13.1 million, a decrease of $0.3 million, or 2.4%, from $13.4 million in the year ended December 31, 2001. As a percentage of revenue, the gross profit margin was 39.0% and 37.6% for the years ended December 31, 2002 and 2001, respectively.

        Gross profit for the years ended December 31, 2002 and 2001 for each operating segment was as follows (in thousands):

	2002	2001
Animal Applications	$7,499	$7,822
Wireless and Monitoring	110	473
GPS and Radio Communications	4,878	5,144
Medical Systems	635	—

Total	$13,122	$13,439

        Gross profit margin for the years ended December 31, 2002 and 2001 for each operating segment was as follows:

	2002	2001
	%	%
Animal Applications	36.8	35.4
Wireless and Monitoring	7.3	18.8
GPS and Radio Communications	48.7	46.2
Medical Systems	36.8	—
Total	39.0	37.6

        The Animal Applications segment's gross profit of $7.5 million in the year ended December 31, 2002 decreased $0.3 million compared to $7.8 million in the year ended December 31, 2001. The decline, which was largely offset by the improved margin, was due to the previously mentioned sales decrease. The gross profit margin increased to 36.8% in the year ended December 31, 2002 as compared to 35.4% in the year ended December 31, 2001 due to a more favorable product mix.

        The Wireless and Monitoring segment's gross profit decreased $0.4 million, or 76.7%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001. Margins decreased to 7.3% in the year ended December 31, 2002 from 18.8% in the year ended December 31, 2001. The gross profit decrease was primarily due to the sales decline. The margin percentage declined primarily due to the completion of higher margin contracts.

        The GPS and Radio Communications segment's gross profit decreased $0.3 million or 5.2% in the year ended December 31, 2002 as compared to the year ended December 31, 2001. The gross margin percentage increased to 48.7% in the year ended December 31, 2002 compared to 46.2% in the year ended December 31, 2001 due to a favorable shift in the product mix.

        The Medical Systems segment's gross profit was $0.6 million for the year ended December 31, 2002. The gross margin was 36.8% in the year ended December 31, 2002. This segment became part of Digital Angel Corporation on March 27, 2002.

Selling, General and Administrative Expenses

        Selling, general and administrative expense increased $15.3 million, or 69.5%, in the year ended December 31, 2002 as compared to the year ended December 31, 2001. This increase was caused primarily by an $18.7 million charge arising from the remeasurement of options in connection with the merger. Under the terms of the merger agreement, options to acquire shares of Digital Angel Technology Corporation common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, Digital Angel Corporation recorded a charge of approximately $18.7 million in non-cash compensation expense during the three months ended March 31, 2002. For current employees of Digital Angel Corporation, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all other options, expense was recorded for the fair value of the options converted using the Black-Scholes option pricing model.

        Partially offsetting the non-cash compensation expense is the decrease in amortization expense due to the adoption of SFAS No. 142, which took effect January 1, 2002. Accordingly, goodwill amortization was not recorded during 2002.

        As a percentage of revenue, selling, general and administrative expense was 111.0% and 61.6% for the years ended December 31, 2002 and 2001, respectively.

        Selling, general and administrative expense for the years ended December 31, 2002 and 2001 for each of the operating segments, excluding the $18.7 million charge in 2002, was as follows (in thousands):

	2002	2001
Animal Applications	$6,403	$13,502
Wireless and Monitoring	5,079	2,786
GPS and Radio Communications	6,004	5,739
Medical Systems	1,178	—

Total	$18,664	$22,027

        Selling, general and administrative expense as a percentage of revenue for each of the operating segments for the years ended December 31, 2002 and 2001, excluding the $18.7 million charge in 2002, was as follows:

	2002	2001
	%	%
Animal Applications	31.4	61.2
Wireless and Monitoring	337.9	110.6
GPS and Radio Communications	59.9	51.5
Medical Systems	68.2	—
Total	55.5	61.6

        The Animal Applications segment's selling, general and administrative expense decreased $7.1 million in the year ended December 31, 2002 compared to the year ended December 31, 2001 and as a percentage of revenue decreased to 31.4% from 61.2% in the same respective periods. The decrease is due primarily to the adoption of SFAS No. 142, which took effect on January 1, 2002. Accordingly, goodwill amortization was not recorded during 2002. The decrease was partially offset by increased legal, accounting, and investor relations expenses.

        The Wireless and Monitoring segment's selling, general and administrative expense increased $2.3 million in the year ended December 31, 2002 as compared to the year ended December 31, 2001. Selling, general and administrative expense increased as a percentage of revenue to 337.9% in the year ended December 31, 2002 compared to 110.6% in the year ended December 31, 2001 as a result of the scale-up of marketing personnel, advertising and media programs, legal expenses and infrastructure to support the introduction of Digital Angel™ products and the previously mentioned decrease in sales.

        The GPS and Radio Communications segment's selling, general and administrative expense increased $0.3 million in the year ended December 31, 2002 to $6.0 million as compared to $5.7 million in the year ended December 31, 2001 due primarily to additional commissions and marketing costs. As a percentage of revenue, selling, general and administrative expense increased to 59.9% in 2002 from 51.5% in 2001.

        The Medical Systems segment's selling, general and administrative expense was $1.2 million in the year ended December 31, 2002. This segment became part of Digital Angel Corporation on March 27, 2002.

Management Fees—Applied Digital Solutions, Inc.

        Management fees charged by Applied Digital Solutions amounted to $0.2 million and $0.8 million for the years ended December 31, 2002 and 2001, respectively. These fees were for general and administrative services performed for us. After March 27, 2002, we no longer paid a management fee to Applied Digital Solutions.

Research and Development Expense

        Research and development expense was $2.4 million in the year ended December 31, 2002, a decrease of $2.6 million, or 52.2%, from $5.1 million for the year ended December 31, 2001. As a percentage of revenue, research and development expense was 7.2% and 14.2% for the years ended December 31, 2002 and 2001, respectively. Included in research and development expense for 2002 are charges by Applied Digital Solutions of approximately $0.3 million for work done by Applied Digital Solutions' research group to support our technology development.

        Research and development expense for the years ended December 31, 2002 and 2001 for each of the operating segments was as follows (in thousands):

	2002	2001
Animal Applications	$1,113	$1,057
Wireless and Monitoring	1,227	4,014
GPS and Radio Communications	82	—
Medical Systems	—	—

Total	$2,422	$5,071

        The decrease in expense is primarily due to the completion of some Digital Angel™ technology development.

Asset Impairment

        Asset impairment expense was $63.8 million and $0.7 million in the years ended December 31, 2002 and 2001, respectively. Asset impairment expense for 2002 consists of a goodwill impairment charge of $57.4 million and an asset impairment charge of $6.4 million. During the fourth quarter of 2002, Digital Angel Corporation determined that an exclusive perpetual license to a digital encryption and distribution software system that was purchased by Applied Digital Solutions in April 2001 and contributed to the Advanced Wireless Group in 2001 was impaired. Accordingly, Digital Angel Corporation wrote off the net book value of the asset, resulting in an impairment charge of $6.4 million for the Wireless and Monitoring segment. Asset impairment expense for 2001 consists of a goodwill impairment.

Interest Expense

        Interest expense was $2.1 million for each of the years ended December 31, 2002 and 2001. Interest expense in 2002 and 2001 includes interest expense of $1.8 million and $1.6 million, respectively, on the debt owed to IBM Credit Corporation by Applied Digital Solutions. As discussed in Note 1 to the financial statements, this debt was recognized by the Advanced Wireless Group due to Applied Digital Solutions' default on the loan agreement. On March 27, 2002, Applied Digital Solutions restructured its loan agreement with IBM Credit Corporation. The provisions of this restructuring included the Advanced Wireless Group being released from responsibility to repay this debt. Accordingly, Applied Digital Solutions assumed this liability on March 27, 2002.

Income Taxes

        Digital Angel Corporation and the Advanced Wireless Group had an effective income tax rate of 0.0% in both 2002 and 2001. Differences in the effective income tax rates from the statutory federal income tax rate in 2002 arise primarily from the non-deductibility of certain expenses and valuation allowances recorded on deferred tax assets resulting from net operating losses. Differences in 2001 arise primarily from valuation allowances recorded on deferred tax assets resulting from net operating losses, non-deductible goodwill amortization associated with acquisitions and state taxes net of federal benefits. The U.S. companies in the Advanced Wireless Group were included in Applied Digital Solutions' consolidated federal income tax return through March 27, 2002. Medical Advisory Systems and its subsidiaries filed a separate consolidated federal income tax return through March 27, 2002. After March 27, 2002, Digital Angel Corporation's U.S. subsidiaries will file a consolidated federal tax return.

  Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

Revenue

        Revenue from operations for 2001 was $35.7 million, an increase of $13.5 million, or 60.6%, from $22.3 million in 2000.

        Revenue for the years ended December 31, 2001 and 2000 for each of the operating segments was as follows:

	2001	2000
Animal Applications	$22,074	$6,618
Wireless and Monitoring	2,520	2,647
GPS and Radio Communications	11,144	12,986
Medical Systems	—	—

Total	$35,738	$22,251

        The Animal Applications segment's revenue increased $15.5 million for 2001 compared to 2000, and it increased $2.2 million for 2001 when compared to 2000 on an annualized basis. The increase in revenue on an annualized basis was attributed to increased sales of pet identification products in the United States and European markets.

        The Wireless and Monitoring segment revenue decreased $0.1 million for 2001 compared to 2000. However, revenue decreased $1.0 million for 2001 when compared to revenue for 2000 on an annualized basis. The decrease in revenue on an annualized basis was attributed primarily to the completion of existing client projects.

        The GPS and Radio Communications segment's revenue decreased by $1.8 million, or 14.2%, for 2001 compared to 2000. The decrease during 2001 was attributed to a decline in sales of the electrical parts and mobile data businesses.

        The Advanced Wireless Group did not generate revenue from the Medical Systems segment in 2001 and 2000, as the segment was acquired on March 27, 2002 in the merger between the former Digital Angel Corporation and Medical Advisory Systems.

Gross Profit and Gross Profit Margin

        Gross profit for 2001 was $13.4 million, an increase of $4.1 million, or 44.5%, from 2000. Gross profit margin was 37.6% and 41.8% of revenue for the years ended December 31, 2001 and 2000, respectively.

        Gross profit for the years ended December 31, 2001 and 2000 for each operating segment was as follows (in thousands):

	2001	2000
Animal Applications	$7,822	$2,201
Wireless and Monitoring	473	1,213
GPS and Radio Communications	5,144	5,886
Medical Systems	—	—

Total	$13,439	$9,300

        Gross profit margin for the years ended December 31, 2001 and 2000 for each operating segment was as follows:

	2001	2000
	%	%
Animal Applications	35.4	33.3
Wireless and Monitoring	18.8	45.8
GPS and Radio Communications	46.2	45.3
Medical Systems	—	—
Total	37.6	41.8

        The Animal Applications segment's gross profit increased $5.6 million for 2001 compared to 2000 and increased $1.2 million for 2001 when compared to 2000 on an annualized basis. The increase was attributed primarily to the previously discussed increase in sales. Margins were 35.4% and 33.3% in 2001 and 2000, respectively. Gross profit and margins increased for 2001 compared to 2000 due to a favorable product mix in electronic products.

        The Wireless and Monitoring segment's gross profit decreased $0.7 million for 2001 compared to 2000 and decreased $1.1 million for 2001 when compared to annualized gross profit for 2000. The decrease in 2001 gross profit was attributed to the previously discussed decline in sales and increased investment in software engineering to support the development of the Digital Angel™ product. The gross profit generated during 2000 resulted from sales of web hosting and transaction processing support revenues. The gross margin percentage was 18.8% and 45.8% during 2001 and 2000, respectively.

        The GPS and Radio Communications segment's gross profit decreased by $0.7 million, or 12.6%, for 2001 compared to 2000 due to the previously discussed decline in sales. The gross margin percentage was 46.2% and 45.3% during 2001 and 2000, respectively. The increase in margins during 2001 was attributed to improved product mix in the GPS locator products.

Selling, General and Administrative Expense

        Selling, general and administrative expense was $22.0 million for 2001, an increase of $11.5 million, or 109.2%, from $10.5 million in 2000. As a percentage of revenue, selling, general and administrative expense was 61.6% and 47.3% during 2001 and 2000, respectively.

        Selling, general and administrative expense for the years ended December 31, 2001 and 2000 for each of the operating segments was as follows (in thousands):

	2001	2000
Animal Applications	$13,502	$4,007
Wireless and Monitoring	2,786	643
GPS and Radio Communications	5,739	5,880
Medical Systems	—	—

Total	$22,027	$10,530

        Selling, general and administrative expense as a percentage of revenue for the years ended December 31, 2001 and 2000 for each of the operating segments was as follows:

	2001	2000
	%	%
Animal Applications	61.2	60.5
Wireless and Monitoring	110.6	24.3
GPS and Radio Communications	51.5	45.3
Medical Systems	—	—
Total	61.6	47.3

        The Animal Applications segment's selling, general and administrative expense increased $9.5 million for 2001 from 2000 and increased $1.5 million for 2001 compared to 2000 on an annualized basis. As a percentage of revenue, selling, general and administrative expense increased to 61.2% from 60.5% in 2000. The increase in selling, general and administrative expense on an annualized basis was attributed to an increase in goodwill amortization resulting from the acquisition of Destron Fearing Corporation in September 2000 offset by reduced expenses for legal, accounting and investor relations.

        The Wireless and Monitoring segment's selling, general and administrative expense increased $2.1 million in 2001 as compared to 2000. Selling, general and administrative expense increased $1.8 million for 2001 when compared to 2000 on an annualized basis. The increase for 2001 was attributed to investment spending to support the introduction of the Digital Angel™ products and goodwill amortization resulting from the acquisition of Timely Technology in April 2000.

        The GPS and Radio Communications segment's selling, general and administrative expense decreased $0.2 million for 2001 and as a percentage of revenue increased to 51.5% from 45.3% for 2000.

        The Medical Systems segment was acquired on March 27, 2002 in the merger between the former Digital Angel Corporation and Medical Advisory Systems. Accordingly, this segment did not incur selling, general and administrative expense during the periods presented.

Research and Development Expense

        Research and development expense was $5.1 million for 2001, an increase of $2.9 million, or 126.9%, from $2.2 million in 2000. As a percentage of revenue, research and development expense was 14.2% and 10.0% for 2001 and 2000, respectively.

        Research and development expense for the years ended December 31, 2001 and 2000 for each of the operating segments was as follows (in thousands):

	2001	2000
Animal Applications	$1,057	$197
Wireless and Monitoring	4,014	2,038
GPS and Radio Communications	—	—
Medical Systems	—	—

Total	$5,071	$2,235

        The Animal Applications segment's research and development expense increased $0.9 million for 2001 from 2000 and increased $0.5 million for 2001 compared to 2000 on an annualized basis. As a percentage of revenue, research and development expense increased to 4.8% from 3.0% in 2000. The increase in research and development expense was attributed to investments made to develop products in the livestock and fisheries businesses.

        The Wireless and Monitoring segment was founded in late 1999, and research and development of products began during 2000. These expenses were attributed primarily to the development of the Digital Angel™ product.

Asset Impairment

        The GPS and Radio Communications segment incurred an impairment charge of $0.7 million for the year ended December 31, 2001 in connection with the impairment of goodwill associated with a prior acquisition.

Interest Expense

        Interest expense was $2.1 million and $0.1 million for 2001 and 2000, respectively. Interest expense for 2001 was attributed primarily to an allocation of interest expense associated with the borrowings under the IBM credit agreement for the fourth quarter of 2001. Because the outstanding borrowings were not considered an obligation of the Advanced Wireless Group until September 30, 2001, interest was allocated to the Advanced Wireless Group only during the fourth quarter of 2001. Interest expense for 2000 was a function of the level of outstanding debt and was principally associated with notes payable and advances from Applied Digital Solutions.

Income Taxes

        The Advanced Wireless Group had an effective income tax rate of 0.0% and 1.5% for 2001 and 2000, respectively. Differences in the effective income tax rates from the statutory federal income tax rates arose primarily from the increase or reduction of valuation allowances related to net operating loss carryforwards, non-deductible goodwill amortization associated with acquisitions and state taxes net of federal benefits. The Advanced Wireless Group recorded valuation allowances against certain of its gross deferred tax assets because the realization of those assets was dependent on future earnings, which were uncertain. During 2001 and 2000, the former Digital Angel Corporation and Timely Technology, the United States companies, were included in Applied Digital Solutions' consolidated federal income tax return.

Liquidity and Capital Resources

Cash Flows

        As of March 31, 2003, Digital Angel Corporation had cash and cash equivalents of $0.0 million compared to $0.2 million at December 31, 2002. Cash used in operating activities totaled $3.1 million and $0.6 million in the first three months of 2003 and 2002, respectively. In the first three months of 2003, the use of cash was due primarily to a significant increase in accounts receivable. Accounts receivable, net of allowance for doubtful accounts, increased by $3.6 million, or 86.0%, to $7.7 million at March 31, 2003 from $4.1 million at December 31, 2002. This increase is due to a significant number of shipments in March 2003. Offsetting these uses of cash were increases in accounts payable, accrued expenses and deferred revenue and decreases in other current assets.

        Inventory levels increased by $1.0 million to $5.9 million at March 31, 2003 from $4.9 million at December 31, 2002 due to a significant number of shipments in December 2002, resulting in a reduction of inventory and the accumulation of inventory for anticipated sales in 2003. Inventory acquired from our acquisition of Medical Advisory Systems amounted to $0.1 million.

        Accounts payable increased by $0.8 million to $4.9 million at March 31, 2003 from $4.1 million at December 31, 2002.

        Accrued expenses and other current liabilities decreased by $0.2 million, or 5.6%, to $3.5 million at March 31, 2003 from $3.7 million at December 31, 2002. The decrease was due primarily to payment of accrued acquisition costs.

        Investing activities used cash of $0.2 million in the first three months of 2003 and provided cash of $0.07 million in the first three months of 2002. During each of the first three months of 2003 and 2002, $0.2 million was spent to acquire property and equipment.

        Financing activities provided cash of $3.2 million and $0.8 million in the first three months of 2003 and 2002, respectively. Cash was provided primarily by borrowing on our line of credit.

Debt, Covenant Compliance and Liquidity

        The following table summarizes Digital Angel Corporation's fixed cash obligations as of March 31, 2003 over various future years (in thousands):

		Payments Due by Period
Contractual cash obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Notes Payable and Long-Term Debt	$3,401	98	1,035	115	2,153
Operating Leases	13,482	612	587	720	11,563
Employment Contracts	3,504	1,277	1,665	562	—

	$20,387	$1,987	$3,287	$1,397	$13,716

        Effective October 30, 2002, we entered into a Credit and Security Agreement with Wells Fargo. Our credit facility provides for borrowings up to 80.0% of eligible receivables, as defined, and up to a maximum $5,000,000 under the terms of the Credit and Security Agreement. At March 31, 2003, the annual interest rate on the credit facility was 10.5%. The credit facility requires that the total amount of interest paid per year must be at least $120,000. The credit facility expires on October 30, 2005, at which time the entire outstanding balance of the credit facility is due and payable. Amounts borrowed under the credit facility are secured by a first priority lien on substantially all of our assets, including accounts receivable, patents and other intellectual property relating to the Digital Angel™ product. As of March 31, 2003, we had $926,000 of borrowing availability under our credit facility.

        The credit facility contains certain financial covenants, including a monthly minimum book net worth and monthly minimum earnings before taxes, and it limits our capital expenditures during 2003. Any breach of the financial covenants by us will constitute an event of default under the Credit and Security Agreement. In addition, any change of control of Digital Angel Corporation will be an event of default under the Credit and Security Agreement. A change of control, as defined in the Credit and Security Agreement, includes the future acquisition by any person or group of persons of more than 25.0% of the voting power of all classes of our common stock or when our current President and Chief Executive Officer ceases to actively manage Digital Angel Corporation's day-to-day business activities. As of March 31, 2003, we were out of compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. As a result of our covenant violations, Wells Fargo is exercising its right to charge interest at the default rate, which was approximately 10.5% at March 31, 2003. We have obtained a waiver of these covenant violations from Wells Fargo. There can be no assurance that we will continue to comply with the financial covenants of our Credit and Security Agreement, that an event of default will not occur, or that we can continue to obtain waivers of any events of default under the Credit and Security Agreement. As of May 31, 2003, we were out of compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. Wells Fargo has been notified of our noncompliance. There can be no assurance that our existing event of default can be cured or that Wells Fargo will not exercise any or all of their rights and remedies, as defined in the Credit and Security Agreement.

        Management believes that we will need to obtain approximately $3 to $5 million to meet our capital requirements for the next 12 months. Management is currently exploring capital sources, in addition to the credit facility, which together will sufficiently meet our capital requirements. Our capital requirements will depend upon a variety of factors, including, but not limited to, the rate of increase or decrease in our existing business base; the success, timing and amount of investment required to bring new products to market; revenue growth or decline; and potential acquisitions. There can be no assurance that we will be able to obtain future financing in an amount sufficient to implement our business plan.

Payment Provisions of the Forbearance Agreement

        The payment provisions of the Forbearance Agreement are as follows: the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3.0 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the cash proceeds of Digital Angel Corporation's shares held in the Digital Angel Share Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004. The Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. Effective March 24, 2003, the Tranche B Loan will bear interest at seven percent (7.0%) per annum.

Purchase Rights of the Forbearance Agreement

        The Tranche A and B Loans may be repurchased under the terms of the Forbearance Agreement by or on behalf of Applied Digital Solutions as follows: (i) the loans and all other obligations may be purchased on or before June 30, 2003 for $30.0 million in cash; (ii) the loans and all other obligations may be purchased on or before September 30, 2003 for $50.0 million in cash; and (iii) the Tranche A Loan may be purchased on or before September 30, 2003 for $40.0 million in cash with an additional $10.0 million cash payment in respect of the Tranche A Deficiency Amount and the Tranche B Loan due before on or before December 31, 2003.

        In addition, Applied Digital Solutions agreed that the Digital Angel Share Trust will engage an investment bank within 30 days of the effective date of the Forbearance Agreement to pursue the sale of the 19,600,000 shares of our common stock that are currently held in the Digital Angel Share Trust. On May 6, 2003, Applied Digital Solutions hired an investment bank. All proceeds from the sale of our common stock will be applied to the loans and other obligations to satisfy the loan payment provisions discussed above if Applied Digital Solutions has not satisfied its purchase rights by September 30, 2003.

        At the end of the forbearance period, the provisions of the Forbearance Agreement will become of no force and effect and IBM Credit Corporation it shall be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to it under the IBM credit agreement, as a result of the payment and covenant defaults existing on March 24, 2003, or if Applied Digital Solutions defaults on any of the provisions of the forbearance agreement or the IBM credit agreement during the forbearance period.

Possible Consequences of Sales of Digital Angel Corporation's Shares

        Under the terms of the employment agreement dated March 8, 2002, as amended, by and between Digital Angel Corporation and Randolph K. Geissler (the President and Chief Executive Officer of Digital Angel Corporation), a "change in control" occurs under that employment agreement if any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Digital Angel Corporation representing 20.0% or more of the combined voting power of Digital Angel Corporation's then outstanding shares of common stock.

Therefore, if the Digital Angel Share Trust were to sell more than approximately 5.3 million shares of Digital Angel Corporation's common stock, such sale could constitute a change in control under the employment agreement with Mr. Geissler. Upon the occurrence of a change in control, Mr. Geissler, at his sole option and discretion, may terminate his employment with Digital Angel Corporation at any time within one year after such change in control upon 15 days' notice. In the event of such termination, the employment agreement provides that Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, minus $1.00 (currently a total of approximately $750,000), which would be payable no later than one month after the effective date of Mr. Geissler's termination of employment. In addition, upon the occurrence of a change of control under the employment agreement, all outstanding stock options held by Mr. Geissler would become fully exercisable. As of December 31, 2002, Mr. Geissler owned options to purchase 1,000,000 shares for $3.39 per share, none of which are presently vested.

        The employment agreement also provides that within 10 days (i) a change of control, (ii) the termination of Mr. Geissler's employment for any reason other than due to his material default, or (iii) Mr. Geissler ceasing to be Digital Angel Corporation's President and Chief Executive Officer for any reason other than termination due to his material default under the employment agreement, Digital Angel Corporation must pay Mr. Geissler $4,000,000. Digital Angel Corporation may pay such amount in cash or in Digital Angel Corporation's common stock or with a combination of cash and common stock.

        The Credit and Security Agreement provides that a "change in control" under that agreement results in a default. A change in control is defined as either Mr. Geissler ceasing to actively manage Digital Angel Corporation's day-to-day business activities or the transfer of at least 25.0% of the outstanding shares of common stock of Digital Angel Corporation. Also, if Digital Angel Corporation owes to Mr. Geissler $4,000,000 under his employment agreement as described above, the obligation would most likely result in a breach of Digital Angel Corporation's financial covenants under the Credit and Security Agreement as described above. If any of these defaults occurred and were not waived by Wells Fargo, Wells Fargo could foreclose on substantially all of our assets, which would have a material adverse effect on our business and could force us to cease operations.

Recently Issued Accounting Standards

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FAS Statements 4, 44 and 64, Amendment of FAS Statement 13 and Technical Corrections." SFAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which required gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64 and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. We do not expect that the adoption of SFAS No. 145 will have a material impact on our results of operations or financial position.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. We are required to adopt SFAS No. 146 on January 1, 2003. We do not expect the adoption of SFAS No. 146 will have a material impact on our results of operations or financial position.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

("FIN 45"). FIN 45 clarifies the requirements for a guarantor's accounting for and disclosure of certain issued and outstanding guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment to SFAS No. 123 "Accounting for Stock-Based Compensation." Provisions of this statement provide two additional alternative transition methods: modified prospective method and retroactive restatement method, for an entity that voluntary changes to the fair value based method of accounting for stock-based employee compensation. The statement eliminates the use of the original SFAS No. 123 prospective method of transition alternative for those entities that change to the fair value based method in fiscal years beginning after December 15, 2003. It also amends the disclosure provisions of SFAS No. 123 to require prominent annual disclosure about the effects on reported net income in the Summary of Significant Accounting Policies and also requires disclosure about these effects in interim financial statements. These provisions are effective for financial statements for fiscal years ending after December 15, 2002. Accordingly, we adopted the applicable disclosure requirements of this statement for year-end reporting. The transition provisions of this statement apply upon the adoption of the SFAS No. 123 fair value based method. We did not change our method of accounting for employee stock-based compensation from the intrinsic method to the fair value based alternative.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We will adopt the provisions of SFAS No. 150 effective July 1, 2003. We do not expect the adoption of SFAS No. 150 will have a material impact on our results of operations or financial position.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling stockholders may pledge shares to their brokers under the margin provisions of customer agreements. If the selling stockholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        The term "short sales" means any sale of a security that the seller does not own or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the seller.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares acquired by selling stockholders under the purchase agreement will be considered "underwriters" by the Securities and Exchange Commission within the meaning of the Securities Act in connection with sales under this registration statement. Accordingly, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them will be deemed underwriting commissions or discounts under the Securities Act.

        Digital Angel Corporation is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. Digital Angel Corporation has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF OUR COMMON STOCK

        Our common stock is listed for trading of the American Stock Exchange (AMEX) under the symbol "DOC." The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors and paid by us out of funds legally available therefore and to share ratably in our assets available for distribution after the payment of all prior claims in the event we liquidate, dissolve or wind-up our business, and after payment to any holders of any of our preferred stock. Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders. Our common stock does not have cumulative voting rights. The rights of the holders of our common stock will be subject to any preferential rights of any class or series of our preferred stock that we might issue. As of the date of this prospectus, Digital Angel Corporation had no shares of preferred stock issued or outstanding. Holders of our common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto.

EXPERTS

        The consolidated financial statements of Digital Angel Corporation and subsidiaries as of December 31, 2002 and for the year ended December 31, 2002, included in this prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to substantial doubt about our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements and the adoption of new standards addressing financial accounting and reporting for goodwill subsequent to an acquisition as described in Note 1) of Eisner LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Advanced Wireless Group as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        An opinion has been rendered by the law firm of Baker & Hostetler LLP, to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we file reports and other information with the SEC. These reports and other information may be inspected and copied at public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. by calling 1-800-SEC-0330. The SEC also maintains an Internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC's web site is http: //www.sec.gov.

        All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and if given or made must not be relied upon as having been authorized by us or any other person.

        We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated June 16, 2003. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the

Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers us to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was one of our directors, officers, employees or agents, or is or was serving as such with respect to another entity at our request. The Delaware General Corporation Law also permits us to purchase insurance on behalf of any such director, officer, employee or agent. Our restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of our directors for breaches of fiduciary duty and for the indemnification by us of each of our directors and officers in each case to the fullest extent permitted by applicable law. We purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, Digital Angel Share Trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under the provisions of our restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$—	$214
Accounts receivable and unbilled receivables (net of allowance for doubtful accounts of $197 in 2003 and $296 in 2002)	7,676	4,126
Inventories	5,919	4,945
Other current assets	1,109	1,478

Total Current Assets	14,704	10,763
Property And Equipment, net	7,656	7,769
Goodwill and Other Intangible Assets, net	48,808	48,893
Other Assets, net	357	373

	$71,525	$67,798

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit and current maturities of long-term debt	$3,809	$816
Accounts payable	4,880	4,142
Accrued expenses and other current liabilities	3,496	3,704
Due to Applied Digital Solutions, Inc.	323	462

Total Current Liabilities	12,508	9,124
Long-Term Debt And Notes Payable	3,303	3,314
Deferred Revenue	104	50

Total Liabilities	15,915	12,488

Commitments And Contingencies
Minority Interest	265	298

Stockholders' Equity (See Note 1)
Preferred stock: Authorized 1,000 in 2002, of $1.75 par value, no shares issued or outstanding	—	—
Common stock: Authorized 95,000 shares, of $.005 par value; 26,856 shares issued and 26,806 shares outstanding in 2003 and 26,568 shares issued and 26,518 outstanding in 2002	134	133
Additional paid-in capital	167,625	167,365
Accumulated deficit	(113,949)	(114,059)
Common stock warrants	1,801	1,801
Treasury stock (carried at cost, 50 shares)	(43)	(43)
Accumulated other comprehensive loss	(223)	(185)

Total Stockholders' Equity	55,345	55,012

	$71,525	$67,798

See the accompanying notes to condensed consolidated financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2003	2002
Product revenue	$10,865	$7,451
Service revenue	533	303

Total net revenue	11,398	7,754
Cost of products sold	5,639	4,300
Cost of services sold	395	251

	6,034	4,551
Gross profit	5,364	3,203
Selling, general and administrative expenses	4,280	22,758
Management fees—Applied Digital Solutions, Inc.	—	193
Research and development expenses	911	649
Interest expense—Applied Digital Solutions, Inc.	—	1,806
Interest expense—others	138	58
Other income	(42)	—

Income (loss) before taxes, minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	77	(22,261)
Provision for income taxes	—	—

Income (loss) before minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	77	(22,261)
Minority interest share of losses	33	41
Equity in net loss of Medical Advisory Systems prior to merger	—	(291)

Net income (loss)	$110	$(22,511)

Net income (loss) per common share—basic	$—	$(1.18)

Net income (loss) per common share—diluted	—	(1.18)

Weighted average number of common shares outstanding—basic	26,663	19,063

Weighted average number of common shares outstanding diluted	30,638	19,063

See the accompanying notes to condensed consolidated financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For The Three Months Ended March 31, 2003

(In Thousands)

(Unaudited)

	Common Stock						Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Accumulated Deficit	Common Stock Warrants	Treasury Stock		Total Stockholders' Equity
	Number	Amount
Balance—December 31, 2002	26,568	$133	$167,365	$(114,059)	$1,801	$(43)	$(185)	$55,012
Net income	—	—	—	110	—	—	—	110
Comprehensive loss—Foreign currency translation	—	—	—	—	—	—	(38)	(38)

Total comprehensive income (loss)	—	—	—	110	—	—	(38)	72

Exercise of stock options	288	1	174	—	—	—	—	175
Stock option repricing	—	—	86	—	—	—	—	86

Balance—March 31, 2003	26,856	$134	$167,625	$(113,949)	$1,801	$(43)	$(223)	$55,345

See the accompanying notes to condensed consolidated financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2003	2002
Cash Flows From Operating Activities
Net income (loss)	$110	$(22,511)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity-based compensation	86	18,681
Interest allocated by Applied Digital Solutions and contributed to capital	—	1,806
Depreciation and amortization	434	735
Minority interest	(33)	(41)
Equity in net loss of affiliate	—	291
Loss on disposal of equipment	8	75
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(3,607)	1,086
Increase in inventories	(974)	(53)
Decrease (increase) in other current assets	375	(716)
Decrease in due to Applied Digital Solutions	(139)	(108)
Increase in accounts payable, accrued expenses and deferred revenue	651	210

Net Cash Used In Operating Activities	(3,089)	(545)

Cash Flows From Investing Activities
Decrease in other assets	9	52
Payments for property and equipment	(250)	(200)
Cash acquired through acquisition, net of acquisition costs	—	218

Net Cash (Used In) Provided by Investing Activities	(241)	70

Cash Flows From Financing Activities
Amounts borrowed on line of credit	8,677	—
Amounts paid on line of credit	(5,677)	—
Net amounts borrowed on notes payable	—	7
Payments on long-term debt	(20)	(17)
Exercise of stock options	175	95
Capital contribution by Applied Digital Solutions, Inc.	—	682

Net Cash Provided By Financing Activities	3,155	767

Effect of Exchange Rate Changes on Cash	(39)	(6)

Net (Decrease) Increase In Cash and Cash Equivalents	(214)	286
Cash And Cash Equivalents—Beginning Of Period	214	596

Cash And Cash Equivalents—End Of Period	$—	$882

See the accompanying notes to condensed consolidated financial statements.

DIGITAL ANGEL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

(Unaudited)

1.     Basis of Presentation

        On March 27, 2002, Digital Angel Acquisition Co. then a wholly-owned subsidiary of Medical Advisory Systems merged with and into Digital Angel Corporation, which was then a 93.0% owned subsidiary of Applied Digital Solutions. In the merger, the corporate existence of Digital Angel Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85.0% owned subsidiary. These two subsidiaries, along with Digital Angel Technology Corporation, comprised the Advanced Wireless Group. As a result of this contribution by Applied Digital Solutions, Timely Technology Corp. became a wholly-owned subsidiary of Digital Angel Corporation and Signature Industries, Limited became an 85.0% subsidiary. Prior to the merger with Digital Angel Technology Corporation, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems stock, representing approximately 16.3% of the outstanding stock of Medical Advisory Systems. (Unless the context otherwise requires, the term "Company" means Digital Angel Corporation and its subsidiaries). In the merger, the shares of Digital Angel Technology Corporation owned by Applied Digital Solutions were converted into a total of 18,750,000 shares of Medical Advisory Systems common stock. As a result of the merger, Applied Digital Solutions owned 19,600,000 shares or 77.15% of Digital Angel Corporation's common stock. Further, at the time of the merger, Applied Digital Solutions transferred to the Digital Angel Share Trust, a newly created Delaware business Digital Angel Share Trust, all shares of Digital Angel Corporation's common stock beneficially owned by Applied Digital Solutions. The Digital Angel Share Trust is the owner of and, through its Advisory Board, votes all these 19,600,000 shares of Digital Angel Corporation and has the ability to elect the Board of Directors of Digital Angel Corporation. The Digital Angel Share Trust arose as a condition of the merger. In the event of a default of certain obligations of Applied Digital Solutions under Applied Digital Solutions' credit agreement with IBM Credit Corporation, the shares owned by the Digital Angel Share Trust may be sold or otherwise disposed of to satisfy such obligations. Additionally, Digital Angel Corporation had certain covenant obligations in connection with the Applied Digital Solutions obligations (See Note 2).

        The merger was treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer.

        On March 27, 2002, Applied Digital Solutions amended and restated its credit agreement with IBM Credit Corporation which, among other amendments, provided for a release of the Advanced Wireless Group from the responsibility to repay an existing obligation. Accordingly, Applied Digital Solutions assumed this obligation, which resulted in an increase to additional paid-in capital of $81.4 million net of deferred financing fees of approximately $1.1 million on March 27, 2002.

        Pursuant to the terms of the merger agreement, options to acquire shares of Digital Angel Technology Corporation common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, Digital Angel Corporation recorded a charge of approximately $18.7 million in non-cash compensation expense during the three months ended March 31, 2002. For current employees of Digital Angel Corporation, these options were considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all others, expense was recorded for the fair value of the options converted using the Black-Scholes option-pricing model.

        The accompanying unaudited condensed consolidated financial statements of Digital Angel Corporation and subsidiaries as of and for the three month periods ended March 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of Digital Angel Corporation's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the financial statements have been made.

        The consolidated statements of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the Digital Angel Corporation's audited consolidated financial statements and related notes thereto for the year ended December 31, 2002 which are included in Digital Angel Corporation's Annual Report on Form 10-K.

        Certain items in the condensed consolidated financial statements for the 2002 period have been reclassified for comparative purposes.

        The financial information in these financial statements includes an allocation of expenses incurred by Applied Digital Solutions on behalf of Digital Angel Corporation as discussed in Note 12. However, these financial statements may not necessarily be indicative of the results that may have occurred had the Advanced Wireless Group been a separate, independent entity during the periods presented or of future results of Digital Angel Corporation.

        Digital Angel Corporation is engaged in the business of developing and bringing to market proprietary technology used to identify, locate and monitor people, animals and objects. Prior to March 27, 2002, Digital Angel Corporation operated in four segments: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System and Radio Communications and Other. With the acquisition of Medical Advisory Systems in March 2002, Digital Angel Corporation reorganized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. Animal Applications is the new name of the segment previously identified as Animal Tracking. The Digital Angel Technology segment and the Digital Angel Delivery System segment were combined to form the new Wireless and Monitoring segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of the segment previously identified as Radio Communications and Other and represents the activity of Signature Industries, which is located in the United Kingdom. Medical Systems reflects the Medical Advisory Systems business, which was acquired on March 27, 2002.

        Animal Applications—develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags and implantable microchips that use radio frequency transmission.

        Wireless and Monitoring—develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its "Digital Angel™ technology." The Digital Angel™ technology is the integration and miniaturization into marketable products of three technologies:

wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        GPS and Radio Communications—consists of the design, manufacture and support of secure GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, it designs, manufactures and distributes intrinsically safe sounders (horn alarms) for industrial use and other electronic components.

        Medical Systems—is the Medical Advisory Systems business which was acquired on March 27, 2002. A staff of logistics specialists and physicians provide medical assistance services and interactive medical information services to people traveling anywhere in the world. It also sells a variety of kits containing pharmaceutical and medical supplies.

2.     Credit Facility, Debt Covenant Compliance and Liquidity

        Effective October 30, 2002, Digital Angel Corporation entered into a Credit and Security Agreement with Wells Fargo Business Credit, Inc. Digital Angel Corporation's credit facility provides for borrowings up to 80.0% of eligible receivables, as defined, and up to a maximum of $5,000,000 under the terms of the Credit and Security Agreement. At March 31, 2003, the annual interest rate on the credit facility was approximately 10.5%. The credit facility requires that the total amount of interest paid per year must be at least $120,000. The credit facility will expire on October 30, 2005, at which time the entire outstanding balance of the credit facility will become due and payable. Amounts borrowed under the credit facility are secured by a first priority lien on substantially all of Digital Angel Corporation's assets, including accounts receivable, patents and other intellectual property relating to the Digital Angel™ product. As of March 31, 2003, Digital Angel Corporation had $926,000 of borrowing availability under its credit facility.

        The credit facility contains certain financial covenants, including a monthly minimum book net worth and monthly minimum earnings before taxes, and it limits capital expenditures during 2003. Any breach of the financial covenants by Digital Angel Corporation will constitute an event of default under the Credit and Security Agreement. In addition, any change of control of Digital Angel Corporation will be an event of default under the Credit and Security Agreement. As defined in the Credit and Security Agreement, a change of control includes the future acquisition by any person or group of persons of more than 25.0% of the voting power of all classes of Digital Angel Corporation's common stock or Digital Angel Corporation's current President and Chief Executive Officer ceases to actively manage Digital Angel Corporation's day-to-day business activities. As of March 31, 2003, Digital Angel Corporation was out of compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. As a result of Digital Angel Corporation's covenant violations, Wells Fargo is exercising its right to charge interest at the default rate, which was approximately 10.5% at March 31, 2003, from January 1, 2003, until the covenant violation is no longer outstanding. Digital Angel Corporation has obtained a waiver of these covenant violations from Wells Fargo.

        Applied Digital Solutions has a term and revolving credit agreement with IBM Credit Corporation. Under the IBM credit agreement in effect through March 27, 2002, IBM Credit Corporation maintained liens and security interests in the outstanding capital stock of the three Advanced Wireless Group subsidiaries and on their assets to collateralize Applied Digital Solutions' obligations to IBM Credit Corporation under the IBM credit agreement.

        Applied Digital Solutions was not in compliance with certain financial covenants of the IBM credit agreement as of December 31, 2000. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. In connection with the amendment on March 30, 2001, IBM Credit Corporation was granted warrants to acquire shares of

Digital Angel Technology Corporation's common stock, which were converted in the merger into warrants to purchase 1.6 million shares of Digital Angel Corporation's common stock, exercisable at $1.07 and expiring on April 10, 2007.

        Applied Digital Solutions continued to generate operating losses in 2001 and was in default of various financial covenants under the amended IBM credit agreement. In the third quarter of fiscal 2001, it was determined that there existed substantial doubt about Applied Digital Solutions' ability to continue as a going concern and Applied Digital Solutions did not have the funds available to repay the amounts borrowed under the IBM credit agreement. Applied Digital Solutions allocated the outstanding borrowings of $82.6 million to the Advanced Wireless Group effective September 30, 2001. Interest associated with the borrowings was allocated to the Advanced Wireless Group for the period from September 30, 2001 to March 27, 2002.

        Under the terms of the agreement and plan of merger with Medical Advisory Systems, the common stock and assets of the three Advanced Wireless Group subsidiaries were released from all liens and security interests under the IBM credit agreement, and the shares of Digital Angel Corporation's common stock beneficially owned by Applied Digital Solutions upon completion of the merger between Digital Angel Corporation and Medical Advisory Systems were transferred on March 27, 2002 to the Digital Angel Share Trust as collateral for the debt. Applied Digital Solutions assumed the debt, which was treated as a capital contribution resulting in an increase in additional paid-in capital of approximately $81.4 million, net of deferred financing fees of approximately $1.1 million on March 27, 2002.

        On March 1, 2002, Applied Digital Solutions, the Digital Angel Share Trust and IBM Credit Corporation entered into a Third Amended and Restated Term Credit Agreement. The new IBM credit agreement became effective on March 27, 2002, the effective date of the merger. Amounts outstanding under the new IBM credit agreement bear interest at an annual rate of 17.0% and matured on February 28, 2003. If all amounts were not repaid by February 28, 2003, the unpaid amount accrues interest at an annual rate of 25.0%, and if they are not repaid by February 28, 2004, the annual interest rate increases to 35.0%.

        The Digital Angel Share Trust is controlled by an advisory board, which is independent of Applied Digital Solutions. The Digital Angel Share Trust has voting rights with respect to Digital Angel Corporation's common stock until Applied Digital Solutions' obligations to IBM Credit Corporation are repaid in full. The Digital Angel Share Trust may be obligated to liquidate the shares of Digital Angel Corporation's common stock owned by it for the benefit of IBM Credit Corporation if Applied Digital Solutions fails to make payments, or otherwise defaults, under the IBM credit agreement.

        The IBM credit agreement contains debt covenants relating to Applied Digital Solutions' financial position and performance, as well as Digital Angel Corporation's financial position and performance. In the absence of a waiver or amendment to such financial covenants, noncompliance would constitute an event of default under the IBM credit agreement, and IBM Credit Corporation would be entitled to accelerate the maturity of all amounts Applied Digital Solutions owes it. On September 30 and November 1, 2002, the IBM credit agreement was amended. The amendment reduced Digital Angel Corporation's current assets to current liabilities ratio and Minimum Cumulative Modified EBITDA requirements as defined in the IBM credit agreement for the quarters ended September 30, 2002 and December 31, 2002. As of December 31, 2002 Digital Angel Corporation was out of compliance with the amended debt covenants. IBM did not provide a waiver for the noncompliance.

        Under the terms of the IBM credit agreement, Applied Digital Solutions was required to repay $29.8 million of the $77.2 million outstanding principal balance owed to IBM Credit Corporation, plus $16.4 million of accrued interest and expenses, on or before February 28, 2003. Applied Digital Solutions did not make such payment on February 28, 2003. On March 3, 2003, IBM Credit Corporation notified Applied Digital Solutions that it had until March 6, 2003 to make the payment.

Applied Digital Solutions did not make the payment on March 6, 2003 as required. Applied Digital Solutions' failure to comply with the payment terms imposed by IBM Credit Corporation and Digital Angel Corporation's failure to maintain compliance with the financial performance covenant of the IBM credit agreement constitute events of default. On March 7, 2003, IBM Credit Corporation notified Applied Digital Solutions that an event of default had occurred and IBM Credit Corporation would immediately commence exercising any and/or all of its rights and remedies.

        IBM Credit Corporation, Applied Digital Solutions and Digital Angel Corporation agreed to the terms of a Forbearance Agreement dated March 24, 2003. Under the terms of the Forbearance Agreement, Applied Digital Solutions has agreed to dismiss a lawsuit it had filed against IBM Credit Corporation and IBM Corporation in Palm Beach County, Florida on March 6, 2003. Under the Forbearance Agreement, Applied Digital Solutions must retain an investment bank to sell Digital Angel Corporation's shares owned by the Digital Angel Share Trust. The effective date of the Agreement is no later than March 31, 2003, and Applied Digital Solutions must hire an investment bank within 30 days after the effective date of the Agreement. On May 6, 2003 Applied Digital Solutions hired an investment bank. Under the Forbearance Agreement, Digital Angel Corporation agreed to cooperate in selling the shares owned by the Digital Angel Share Trust. If such sales by the Digital Angel Share Trust result in another person or group of persons owning, in the aggregate, 25.0% or more of Digital Angel Corporation's common stock, such sales will be deemed to constitute an event of default under Digital Angel Corporation's Credit and Security Agreement with Wells Fargo. The occurrence of an event of default under the Credit and Security Agreement would subject Digital Angel Corporation to the risk of foreclosure on substantially all of its assets to the extent necessary to repay any amounts due under the credit facility, including, but not limited to, principal, interest, penalties or other costs and expenses incurred.

Payment Provisions of the Forbearance Agreement

        The payment provisions of the Forbearance Agreement are as follows: the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3.0 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the cash proceeds of Digital Angel Corporation's shares held in the Digital Angel Share Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004. The Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. Effective March 24, 2003, the Tranche B Loan will bear interest at seven percent (7.0%) per annum.

Purchase Rights of the Forbearance Agreement

        The Tranche A and B Loans may be repurchased under the terms of the Forbearance Agreement by or on behalf of Applied Digital Solutions as follows: (i) the loans and all other obligations may be purchased on or before June 30, 2003 for $30.0 million in cash; (ii) the loans and all other obligations may be purchased on or before September 30, 2003 for $50.0 million in cash; and (iii) the Tranche A Loan may be purchased on or before September 30, 2003 for $40.0 million in cash with an additional $10.0 million cash payment in respect of the Tranche A Deficiency Amount and the Tranche B Loan due before on or before December 31, 2003.

        In addition, Applied Digital Solutions agreed that the Digital Angel Share Trust will engage an investment bank within 30 days of the effective date of the Forbearance Agreement to pursue the sale of the 19,600,000 shares of Digital Angel Corporation's common stock that are currently held in the Digital Angel Share Trust. The Forbearance Agreement is to become effective no later than March 31, 2003. On May 6, 2003 Applied Digital Solutions hired an investment bank. All proceeds from the sale of Digital Angel Corporation's common stock will be applied to the loans and other obligations to satisfy the loan payment provisions discussed above if Applied Digital Solutions has not satisfied its purchase rights by September 30, 2003.

        At the end of the forbearance period, the provisions of the Forbearance Agreement will expire and IBM Credit Corporation shall be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to it under the IBM credit agreement, as a result of the payment and covenant defaults existing on March 24, 2003, or if Applied Digital Solutions defaults on any of the provisions of the Forbearance Agreement or the IBM credit agreement during the forbearance period.

Possible Consequences of Sales of Digital Angel Corporation's Shares

        Under the terms of the employment agreement dated March 8, 2002, as amended, by and between Digital Angel Corporation and Randolph K. Geissler (the President and Chief Executive Officer of Digital Angel Corporation), a "change in control" occurs under that employment agreement if any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Digital Angel Corporation representing 20.0% or more of the combined voting power of Digital Angel Corporation's then outstanding shares of common stock. Therefore, if the Digital Angel Share Trust were to sell more than approximately 5.3 million shares of Digital Angel Corporation's common stock, such sale could constitute a change in control under the employment agreement with Mr. Geissler. Upon the occurrence of a change in control, Mr. Geissler, at his sole option and discretion, may terminate his employment with Digital Angel Corporation at any time within one year after such change in control upon 15 days' notice. In the event of such termination, the employment agreement provides that Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, minus $1.00 (currently a total of approximately $750,000), which would be payable no later than one month after the effective date of Mr. Geissler's termination of employment. In addition, upon the occurrence of a change of control under the employment agreement, all outstanding stock options held by Mr. Geissler would become fully exercisable. As of March 31, 2003, Mr. Geissler owned options to purchase 1,000,000 shares for $3.39 per share, none of which are presently vested.

        The employment agreement also provides that within 10 days of (i) a change of control, (ii) the termination of Mr. Geissler's employment for any reason other than due to his material default under the employment agreement, or (iii) Mr. Geissler ceasing to be Digital Angel Corporation's President and Chief Executive Officer for any reason other than termination due to his material default under the employment agreement, Digital Angel Corporation must pay to Mr. Geissler $4,000,000. Digital Angel Corporation may pay such amount in cash or in Digital Angel Corporation's common stock or with a combination of cash and common stock.

        The Credit and Security Agreement with Wells Fargo provides that a "change in control" under that agreement results in a default. A change in control is defined as either Mr. Geissler ceasing to actively manage Digital Angel Corporation's day-to-day business activities or the transfer of at least 25.0% of the outstanding shares of common stock of Digital Angel Corporation. If Digital Angel Corporation owes to Mr. Geissler $4,000,000 under his employment agreement as described above, the obligation would most likely result in a breach of Digital Angel Corporation's financial covenants under the Credit and Security Agreement. If any of these defaults occurred and were not waived by Wells Fargo, Wells Fargo could foreclose on substantially all of our assets, which would have a material adverse effect on our business and could force us to cease operations.

3.     Principles of Consolidation and Combination

        The March 31, 2003 and 2002 condensed consolidated financial statements include the accounts of Digital Angel Corporation and its wholly-owned and majority-owned subsidiaries from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

4.     Revenue Recognition

        For product sales, Digital Angel Corporation recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Digital Angel Corporation's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contracts, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. Digital Angel Corporation does not offer a warranty policy for services to customers. For software consulting and development services, Digital Angel Corporation recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is Digital Angel Corporation's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation, medical and communication costs. Other revenues are recognized at the time services or goods are provided.

5.     Stock-Based Compensation

        Digital Angel Corporation applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. Digital Angel Corporation has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which was released in December 2002 as an amendment to SFAS No. 123. The following table illustrates the effect on net income (loss) and earnings per share if the fair value based method had been applied to all awards (in thousands, except per share data):

	Three Months Ended March 31,
	2003	2002
Reported net income (loss)	$110	$(22,511)
Stock-based employee compensation expense in reported net income (loss), net of related tax effects	86	13,214
Stock-based employee compensation expense determined under the fair value based method, net of related tax effects	(702)	(13,566)

Pro forma net loss	$(506)	$(22,863)

Income (loss) per share (basic and diluted)
As reported	$—	$(1.18)
Pro forma	$(0.02)	$(1.20)

6.     Inventory (in thousands)

	March 31, 2003	December 31, 2002
Raw materials	$1,821	$1,725
Work in process	155	128
Finished goods	5,253	4,474

	7,229	6,327
Allowance for excess and obsolescence	(1,310)	(1,382)

Net inventory	$5,919	$4,945

7.     Income (Loss) Per Share

        The following is a reconciliation of the numerator and denominator of basic and diluted income (loss) per share (in thousands, except per share data):

	Three Months Ended March 31,
	2003	2002
Numerator:
Net income (loss)	$110	$(22,511)

Denominator:
Denominator for basic income (loss) per share—
Weighted-average shares	26,663	19,063

Basic income (loss) per share	$—	$(1.18)

Denominator for diluted income (loss) per share—
Weighted-average shares	26,663	19,063
Potentially dilutive securities, calculated on the treasury method(1)	3,975	—

Denominator for diluted income (loss) per share	30,638	19,063

Diluted income (loss) per share	$—	$(1.18)

(1)
Potentially dilutive securities are excluded from the computation of diluted loss per share for the three months ended March 31, 2002 because to do so would have been anti-dilutive.

8.     Segment Information

        Digital Angel Corporation is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. With the acquisition of Medical Advisory Systems in March 2002, Digital Angel Corporation re-organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems. Prior period segment information has been restated to reflect Digital Angel Corporation's current segment structure.

        It is on this basis that management utilizes the financial information to assist in making internal operating decisions. Digital Angel Corporation evaluates performance based on stand-alone segment operating income.

        Following is the selected segment data as of and for the three months ended March 31, 2003 (in thousands):

	Animal Applications	Wireless and Monitoring	GPS and Radio Communications	Medical Systems	Corporate/ Unallocated	Consolidated
Net revenue from external customers:
Product	$7,801	$—	$2,699	$365	$—	$10,865
Service	—	154	—	379	—	533

Total revenue	$7,801	$154	$2,699	$744	$—	$11,398

Income (loss) before income taxes and minority interest share of losses	$1,459	$(1,035)	$(222)	$(125)	$—	$77

Total assets	$60,178	$741	$5,721	$4,885	$—	$71,525

        Three customers accounted for approximately 14.2%, 13.5% and 11.3% of our Animal Applications revenue.

        Following is the selected segment data as of and for the three months ended March 31, 2002 (in thousands):

	Animal Applications	Wireless and Monitoring	GPS and Radio Communications	Medical Systems	Corporate/ Unallocated		Consolidated
Net revenue from external customers:
Product	$4,815	$—	$2,636	$—	$—		$7,451
Service	—	303	—	—	—		303

Total revenue	$4,815	$303	$2,636	$—	$—		$7,754

Income (loss) before income taxes, minority interest share of losses and equity in net loss of Medical Advisory Systems prior to merger	$288	$(1,791)	$(271)	$—	$(20,487	)(1)	$(22,261)

Total assets	$79,559	$14,448	$5,587	$31,700	$—		$131,294

(1)
Consists of $18,681,000 non-cash compensation expense associated with Digital Angel options converted into options to acquire Digital Angel Corporation stock and $1,806,000 interest expense associated with Applied Digital Solutions obligations to IBM Credit Corporation.

        Two customers accounted for approximately 13.4% and 12.5% of our Animal Applications revenue. We buy most of our syringe injectible microchips that are used in our electronic identification products from one supplier.

9.     Acquisitions

        The following describes the acquisitions by Digital Angel Corporation (in thousands):

Company Acquired	Date Acquired	Acquisition Price	Value of Shares, Warrants & Options Issued or Issuable	Common Shares Issued (Net)	Goodwill and Other Intangibles Acquired	Other Net Assets and Liabilities	Business Description
Medical Advisory Systems, Inc.	03/27/02	$31,956	$28,418	5,218	$30,005	$1,951	Provider of medical assistance and technical products and services

        On March 27, 2002, Digital Angel Technology Corporation (formerly a part of Applied Digital Solutions' Advanced Wireless Group) merged with a wholly-owned subsidiary of Medical Advisory Systems. For accounting purposes, the Advanced Wireless Group is treated as the acquirer, and the acquisition of Medical Advisory Systems was recorded at fair value under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of Medical Advisory Systems have been recorded as goodwill. Identifiable intangible assets have been recorded based upon preliminary estimates as of the date of the acquisition. Any changes to the preliminary estimates during the allocation period will be reflected as an adjustment to goodwill.

        The cost of the March 27, 2002 acquisition consisted of 5.268 million shares of common stock valued at $25.0 million, including 50,000 shares of treasury stock, options to purchase 1.2 million shares and warrants to purchase 75,000 shares together valued at $3.4 million, and acquisition costs of $3.6 million. The valuation of the stock is based on the value of the shares of Medical Advisory Systems held by stockholders other than Applied Digital Solutions prior to the acquisition. The cost of the acquisition includes all payments according to the acquisition agreement plus costs for investment banking services and legal and accounting services that were direct costs of acquiring these assets. Included in the acquisition costs are certain severance liabilities of $2.5 million related to employment agreements of two officers of Medical Advisory Systems. The value of the options and warrants is based on the fair value of the options and warrants of Medical Advisory Systems at the date of acquisition. The fair value was determined using the Black-Scholes option pricing model.

        In considering the benefits of a merger of the Advanced Wireless Group and Medical Advisory Systems, the management of the Advanced Wireless Group recognized the strategic advantage of combining the advanced wireless technologies being developed by the Advanced Wireless Group with the physician-staffed call center infrastructure of Medical Advisory Systems. One of the principal benefits of such a combination is the ability of Digital Angel Corporation to offer a complete "end-to-end solution" to the various vertical markets for Digital Angel™ products.

        The results of Medical Advisory Systems have been included in the consolidated financial statements since the date of acquisition. Unaudited pro forma results of operations for the three months ended March 31, 2002 are included below. Such pro forma information assumes that the above acquisition had occurred as of January 1, 2002, and revenue is presented in accordance with Digital Angel Corporation's accounting policies. This summary is not necessarily indicative of what the result of operations of Digital Angel Corporation would have been had it been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

2002
(In thousands)
Net operating revenue	$8,304
Net loss	$(23,965)
Net loss per common share—basic and diluted	$(1.00)

10.   Contingencies

        Silva, et al. v. Customized Services Administrators, Incorporated, dba CSA Travel Protection, Inc. et al., No. CV798528 (Santa Clara County Superior Court)

        On May 29, 2001, Janet Silva, individually and as Guardian ad litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. filed suit against Customized Services Administrators, Incorporated (CSA), Pricesmart, Inc., Commercial Union Insurance Company, CGU Insurance Group, and Digital Angel Corporation in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy allegedly purchased by plaintiffs from defendants on March 6, 2000. The complaint alleges, among other things, that defendants breached the insurance policy, defrauded plaintiffs, acted in bad faith, and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on plaintiffs. The complaint seeks the cost of funeral and burial expenses of the deceased and amounts constituting the loss of financial support of the deceased, general damages, attorney's fees and costs, and exemplary damages.

        CSA outsourced its travel assistance services to Medical Advisory Systems. CSA has filed a cross-claim against Digital Angel Corporation alleging that Digital Angel Corporation should be held liable for any liability that CSA may have to Plaintiffs. Digital Angel Corporation has denied the allegations of the complaint and the CSA cross-claim and is vigorously contesting all aspects of this action.

        Digital Angel Corporation is party to various other legal proceedings. In the opinion of management, these proceedings, either alone or in the aggregate, are not likely to have a material adverse effect on the financial position, cash flows or overall trends in results of Digital Angel Corporation. The estimate of potential impact on Digital Angel Corporation's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

11.   Supplemental Cash Flow Information (in thousands)

	Three Months Ended March 31,
	2003	2002
Interest paid	$128	$92
Non-cash financing activities:
Shares to be issued in settlement of liability	—	225

12.   Related Party Activity

        Prior to the merger, Applied Digital Solutions provided certain general and administrative services to Digital Angel Corporation, including finance, legal, benefits and other services. The costs of these services are included in Digital Angel Corporation's Statements of Operations as management fees and are based on utilization, which management believes to be reasonable. Costs of these services were

$0.2 million for the three months ended March 31, 2002. Applied Digital Solutions also charged Digital Angel Corporation $1.8 million of interest expense in 2002, for which the liability was converted to a capital contribution. In addition, accrued expenses of $0.3 million were relieved and contributed to capital by Applied Digital Solutions. We continue to be charged by Applied Digital Solutions approximately $42,000 a month to support Applied Digital Solutions' s research group. Additionally, we were charged by Applied Digital Solutions for product liability insurance through September 2002 and continue to be charged for directors and officers insurance through June 2003. These transactions resulted in a due to Applied Digital Solutions of $0.3 million at March 31, 2003.

        Applied Digital Solutions acquired Timely Technology Corp., a part of the Advanced Wireless Group, in 2000, and the merger agreement included an earnout provision based on performance through June 30, 2002. During the quarter ended June 30, 2002, Applied Digital Solutions paid the selling shareholder of Timely Technology Corp. $3.6 million, payable in shares of Applied Digital Solutions stock, as the final payment under the earnout provision. This payout has been reflected in the accompanying financial statements as a capital contribution by Applied Digital Solutions and an increase to goodwill and other intangibles.

        Digital Angel Corporation has executed an exclusive eleven year Distribution and Licensing Agreement dated March 4, 2002 with Verichip Corporation (Verichip), a wholly-owned subsidiary of Applied Digital Solutions, covering the manufacturing, purchasing and distribution of Verichip's implantable microchip and the maintenance of the Verichip Registry by Digital Angel Corporation. The agreement includes a license for the use of Digital Angel Corporation's technology in Verichip's identified markets. Digital Angel Corporation will be the sole manufacturer and supplier to Verichip. Revenue recognized under the Distribution and Licensing Agreement was $108,000 and $6,000 for the three months ended March 31, 2003 and 2002, respectively.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
Digital Angel Corporation

        We have audited the accompanying consolidated balance sheet of Digital Angel Corporation and subsidiaries (the "Company") as of December 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Angel Corporation and its subsidiaries as of December 31, 2002, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed more fully in Notes 1 and 2 to the financial statements, the Company has experienced recurring net losses and cash outflows from operating activities. As of December 31, 2002, the Company was not in compliance with certain financial covenants under its credit agreement and has been required to obtain a waiver of the defaults. In addition, matters have occurred regarding Applied Digital Solutions, Inc. ("ADS"), who is the majority owner of the Company, which may require that ADS and the Company actively pursue the sale of ADS's interest in the Company. Such a sale would trigger a default under an existing credit agreement and the Company's $5.0 million line of credit may be terminated with the amount borrowed becoming immediately due. Further, a cash payment of up to $4.0 million under an employment agreement relating to a "change in control" provision could result in the noncompliance with certain financial covenants under the credit agreement. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Notes 1 and 2 to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 1 to the consolidated financial statements, in 2002, the Company adopted the new standard addressing financial accounting and reporting for goodwill subsequent to an acquisition.

        In connection with our audit of the financial statements referred to above, we audited Schedule II—Valuation and Qualifying Accounts for 2002. In our opinion, this schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

Eisner LLP

Florham Park, New Jersey
March 27, 2003

INDEPENDENT ACCOUNTANTS REPORT

To the Board of Directors and Stockholders of Applied Digital Solutions, Inc. and Subsidiaries:

        In our opinion, the accompanying combined financial statements as of December 31, 2001 and for the two years ended December 31, 2001 and 2000, present fairly, in all material respects, the financial position of the Advanced Wireless Group, comprised of the businesses of Applied Digital Solutions, Inc. and Subsidiaries ("Applied Digital Solutions") as described in the Basis of Presentation section of Note 1 to the combined financial statements, at December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule for the years ended December 31, 2001 and 2000, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations and has not generated positive cash flows from operations in either of the two years in the period ended December 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
St. Louis, Missouri
May 9, 2002, except for the impact of the adoption of SFAS No. 142 for 2001 and 2000 as included in Note 1 and the segment information for 2001 and 2000 as included in Note 18, which are as of October 28, 2002

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

BALANCE SHEETS

(In thousands, except par value)

	Digital Angel Corporation and Subsidiaries (Consolidated) December 31, 2002	Advanced Wireless Group (Combined) December 31, 2001
Assets
Current Assets
Cash and cash equivalents	$214	$596
Accounts receivable and unbilled receivables, net of allowance for doubtful accounts of $296 in 2002 and 2001	4,126	5,402
Inventories, net	4,945	5,819
Other current assets	1,478	733

Total Current Assets	10,763	12,550
Property and Equipment, net	7,769	14,476
Goodwill and Other Intangible Assets, net	48,893	72,876
Investment in Affiliates	—	6,779
Other Assets, net	373	698

	$67,798	$107,379

Liabilities and Stockholders' Equity
Current Liabilities
Line of credit and current maturities of long-term debt	$816	$82,802
Accounts payable	4,142	3,598
Accrued expenses and other current liabilities	3,704	2,044
Due to Applied Digital Solutions, Inc.	462	—

Total Current Liabilities	9,124	88,444
Long-Term Debt and Notes Payable	3,314	2,425
Deferred Revenue	50	—

Total Liabilities	12,488	90,869

Commitments and Contingencies (Notes 2, 9, 12 and 16)
Minority Interest	298	394

Stockholders' Equity (See Note 1)
Preferred stock: Authorized 1,000 in 2002, of $1.75 par value, none issued or outstanding	—	—
Common stock: Authorized 95,000 shares in 2002, of $.005 par value; 26,568 shares issued and 26,518 shares outstanding in 2002 and 18,750 shares issued and outstanding in 2001	133	94
Additional paid-in capital	167,365	37,929
Accumulated deficit	(114,059)	(21,700)
Common stock warrants	1,801	300
Treasury stock (carried at cost, 50 shares in 2002)	(43)	—
Accumulated other comprehensive loss	(185)	(507)

Total Stockholders' Equity	55,012	16,116

	$67,798	$107,379

See the accompanying notes to financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)	Advanced Wireless Group (Combined)
	For the Years Ended December 31,
	2002	2001	2000
Product revenue	$30,946	$33,220	$19,604
Service revenue	2,685	2,518	2,647

Total net revenue	33,631	35,738	22,251
Cost of products sold	18,293	20,252	11,517
Cost of services sold	2,216	2,047	1,434

Gross profit	13,122	13,439	9,300
Selling, general and administrative expenses	37,345	22,027	10,530
Management fees—Applied Digital Solutions, Inc.	193	771	262
Research and development expenses	2,422	5,071	2,235
Asset impairment	63,818	726	—
Interest income	(2)	(17)	(26)
Interest expense—Applied Digital Solutions, Inc.	1,806	1,591	—
Interest expense—others	303	528	115
Other income	(599)	—	—

Loss before provision for taxes, minority interest share of losses and equity in net loss of affiliate	(92,164)	(17,258)	(3,816)
Provision for income taxes	—	41	58

Loss before minority interest share of losses and equity in net loss of affiliate	(92,164)	(17,299)	(3,874)
Minority interest share of losses	96	217	4
Equity in net loss of Medical Advisory Systems prior to merger	(291)	(327)	—

Net loss	$(92,359)	$(17,409)	$(3,870)

Net loss per common share—basic and diluted	$(3.76)	$(0.93)	$(0.21)

Weighted average number of common shares outstanding—basic and diluted	24,578	18,750	18,750

See the accompanying notes to financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(In thousands)

	Common Stock						Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Accumulated Deficit	Common Stock Warrants	Treasury Stock		Total Stockholders' Equity
	Number	Amount
Balance—December 31, 1999	18,750	$94	$5,904	$(421)	$—	$—	$(3)	$5,574
Net loss	—	—	—	(3,870)	—	—	—	(3,870)
Comprehensive loss—foreign currency translation	—	—	—	—	—	—	(318)	(318)

Total comprehensive loss				(3,870)			(318)	(4,188)

Contribution by Applied Digital Solutions	—	—	86,423	—	—	—	—	86,423

Balance—December 31, 2000	18,750	94	92,327	(4,291)	—	—	(321)	87,809
Net loss	—	—	—	(17,409)	—	—	—	(17,409)
Comprehensive loss—foreign currency translation	—	—	—	—	—	—	(186)	(186)

Total comprehensive loss				(17,409)			(186)	(17,595)

Issuance of common stock warrants	—	—	—	—	300	—	—	300
Distribution to Applied Digital Solutions	—	—	(54,398)	—	—	—		(54,398)

Balance—December 31, 2001	18,750	94	37,929	(21,700)	300	—	(507)	16,116
Net loss	—	—	—	(92,359)	—	—	—	(92,359)
Comprehensive income—Foreign currency translation	—	—	—	—	—	—	322	322

Total comprehensive loss	—	—	—	(92,359)	—	—	322	(92,037)

Transfer of Medical Advisory Systems common shares to Applied Digital Solutions	—	—	(6,488)	—	—	—	—	(6,488)
Contribution by Applied Digital Solutions	—	—	6,397	—	—	—	—	6,397
Exercise of stock options	2,452	13	618	—	—	—	—	631
Shares to be issued in settlement of liability	38	—	225	—	—	—	—	225
Merger consideration—Medical Advisory Systems	5,268	26	28,163	—	272	(43)	—	28,418
Shares issued for services related to merger	60	—	337	—	—	—	—	337
Assumption of debt by Applied Digital Solutions	—	—	81,383	—	—	—	—	81,383
Stock options remeasured in connection with merger	—	—	18,681	—	—	—	—	18,681
Stock option extension and repricing	—	—	120	—	—	—	—	120
Warrants remeasured in connection with merger	—	—	—	—	1,066	—	—	1,066
Warrants issued for services	—	—	—	—	163	—	—	163

Balance—December 31, 2002	26,568	$133	$167,365	$(114,059)	$1,801	$(43)	$(185)	$55,012

See the accompanying notes to financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

(In thousands)

	Digital Angel Corporation and Subsidiaries (Consolidated)	Advanced Wireless Group (Combined)	Advanced Wireless Group (Combined)
	For the Years Ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities
Net loss	$(92,359)	$(17,409)	$(3,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity-based compensation and administrative expense	18,964	119	—
Interest allocated by Applied Digital Solutions, Inc. and contributed to capital	1,806	—	—
Asset impairment	63,818	726	—
Depreciation and amortization	3,638	12,331	2,962
Minority interest	(96)	(217)	(4)
Equity in net loss of affiliate	291	327	—
Gain on sale of investment	(590)	—	—
Loss on sale of assets	44	7	132
Change in assets and liabilities:
Decrease (increase) in accounts receivable	1,547	(137)	(786)
Decrease (increase) in inventories	942	(449)	1,266
(Increase) decrease in other current assets	(886)	169	114
Increase in due to Applied Digital Solutions, Inc.	462	—	—
Increase (decrease) in accounts payable, accrued expenses and deferred revenue	(311)	1,337	(1,246)

Net Cash Used In Operating Activities	(2,730)	(3,196)	(1,432)

Cash Flows From Investing Activities
Decrease (increase) in patents and other assets	108	3	(43)
Payments for property and equipment	(1,439)	(1,310)	(758)
Proceeds from sale of investment	1,025	—	—
Proceeds from sale of property and equipment	—	—	15
Cash acquired through acquisition, (acquisition costs, net of cash acquired through acquisition)	(261)	—	1,852

Net Cash (Used In) Provided By Investing Activities	(567)	(1,307)	1,066

Cash Flows From Financing Activities
Amounts borrowed under line of credit	4,620	—	—
Amounts paid on notes payable and line of credit	(4,209)	—	(179)
Net proceeds of long-term debt	910	11	—
Amounts paid on long-term debt	(43)	—	—
Proceeds from exercise of stock options	631	—	—
Capital contribution by Applied Digital Solutions, Inc.	684	4,882	612

Net Cash Provided By Financing Activities	2,593	4,893	433

Effect of exchange rate changes on cash and cash equivalents	322	—	—

Net (Decrease) Increase In Cash And Cash Equivalents	(382)	390	67

Cash And Cash Equivalents—Beginning Of Period	596	206	139

Cash And Cash Equivalents—End Of Period	$214	$596	$206

See the accompanying notes to financial statements.

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

1.     Digital Angel Corporation and Basis of Presentation

        On March 27, 2002, Digital Angel Acquisition Co., then a wholly-owned subsidiary of Medical Advisory Systems merged with and into Digital Angel Corporation, which was then a 93.0% owned subsidiary of Applied Digital Solutions. In the merger, the corporate existence of Digital Angel Acquisition ceased, Digital Angel Corporation became a wholly-owned subsidiary of Medical Advisory Systems and was renamed "Digital Angel Technology Corporation," and Medical Advisory Systems was renamed "Digital Angel Corporation." In connection with the merger transaction, Applied Digital Solutions contributed to Medical Advisory Systems all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85.0% owned subsidiary. These two subsidiaries, along with Digital Angel Technology Corporation, comprised the Advanced Wireless Group. As a result of this contribution by Applied Digital Solutions, Timely Technology Corp. became a wholly-owned subsidiary of Digital Angel Corporation and Signature Industries, Limited became an 85.0% subsidiary. Prior to the merger with Digital Angel Technology Corporation, Applied Digital Solutions owned 850,000 shares of Medical Advisory Systems stock, representing approximately 16.3% of the outstanding stock of Medical Advisory Systems. (Unless the context otherwise requires, the term "Company" means Digital Angel Corporation and its subsidiaries). In the merger, the shares of Digital Angel Technology Corporation owned by Applied Digital Solutions were converted into a total of 18,750,000 shares of Medical Advisory Systems common stock. As a result of the merger, Applied Digital Solutions owned 19,600,000 shares or 77.15% of Digital Angel Corporation's common stock. Further, at the time of the merger, Applied Digital Solutions transferred to the Digital Angel Share Trust, a newly created Delaware business trust, all shares of Digital Angel Corporation's common stock beneficially owned by Applied Digital Solutions. The Digital Angel Share Trust is the owner of and, through its Advisory Board, votes all these 19,600,000 shares of Digital Angel Corporation and has the ability to elect the Board of Directors of Digital Angel Corporation. The Digital Angel Share Trust arose as a condition of the merger. In the event of a default of certain obligations of Applied Digital Solutions under Applied Digital Solutions' credit agreement with IBM Credit Corporation, the shares owned by the Digital Angel Share Trust may be sold or otherwise disposed of to satisfy such obligations. Additionally, Digital Angel Corporation has certain covenant obligations in connection with the Applied Digital Solutions obligations (see Notes 2 and 19).

        The merger has been treated as a reverse acquisition for accounting purposes, with the Advanced Wireless Group treated as the accounting acquirer. The historical combined financial statements of the Advanced Wireless Group became those of Digital Angel Corporation, and the acquisition of Medical Advisory Systems was accounted for under the purchase method of accounting. Accordingly, the equity accounts of the Advanced Wireless Group have been restated based on the common shares received by the former shareholders of the Advanced Wireless Group in the merger.

        On March 27, 2002, Applied Digital Solutions amended and restated its credit agreement with IBM Credit Corporation which, among other amendments, provided for a release of the Advanced Wireless Group from the responsibility to repay an existing obligation. Accordingly, Applied Digital Solutions assumed this obligation, which resulted in an increase to additional paid-in capital of $81.4 million net of deferred financing fees of approximately $1.1 million on March 27, 2002 (see Note 2).

        Pursuant to the terms of the merger agreement, options to acquire shares of Digital Angel Technology Corporation common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and as a result, Digital Angel Corporation recorded a charge of approximately $18.7 million in non-cash compensation expense during the three months ended March 31, 2002. For current employees of Digital Angel Corporation, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all others, expense was recorded at the fair value of the options converted using the Black-Scholes option pricing model.

        Certain items in the combined financial statements for the 2001 period have been reclassified for comparative purposes.

        The accompanying consolidated financial statements have been prepared assuming Digital Angel Corporation will continue as a going concern, which assumes the realization of assets and satisfaction of liabilities in the normal course of business. Digital Angel Corporation has experienced recurring net losses from operations and has not generated positive cash flows from operations. Further, as of December 31, 2002, Digital Angel Corporation was not in compliance with certain financial covenants under its credit agreement and has been required to obtain a waiver of the defaults. Management's plans to attain profitability include, but are not limited to, reducing operating expenses, introducing new products in the Animal Applications business, initiating shipments of Verichip products and initiating sales of Digital Angel products. There can be no assurance that Digital Angel Corporation will attain profitability or, if profitability is achieved, that it will be sustained.

        The financial information in these financial statements includes an allocation of expenses incurred by Applied Digital Solutions on behalf of Digital Angel Corporation as discussed in Note 19. However, these financial statements may not necessarily be indicative of the results that may have occurred had the Advanced Wireless Group been a separate, independent entity during the periods presented or of future results of Digital Angel Corporation.

        Digital Angel Corporation is engaged in the business of developing and bringing to market proprietary technology used to identify, locate and monitor people, animals and objects. Prior to March 27, 2002, Digital Angel Corporation operated in four segments: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System and Radio Communications and Other. With the acquisition of Medical Advisory Systems in March 2002, Digital Angel Corporation reorganized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems. Animal Applications is the new name of the segment previously identified as Animal Tracking. The Digital Angel Technology segment and the Digital Angel Delivery System segment were combined to form the new Wireless and Monitoring segment, which is now managed as a single business unit. GPS and Radio Communications is the new name of the segment previously identified as Radio Communications and Other and represents the activity of Signature Industries, which is located in the United Kingdom. Medical Systems reflects the Medical Advisory Systems business, which was acquired on March 27, 2002.

        Animal Applications—develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags and implantable microchips that use radio frequency transmission.

        Wireless and Monitoring—develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its "Digital Angel™ technology." The Digital Angel™ technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems).

        GPS and Radio Communications—consists of the design, manufacture and support of secure GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, it designs, manufactures and distributes intrinsically safe sounders (horn alarms) for industrial use and other electronic components.

        Medical Systems—is the Medical Advisory Systems business which was acquired on March 27, 2002. A staff of logistics specialists and physicians provide medical assistance services and interactive medical information services to people traveling anywhere in the world. It also sells a variety of kits containing pharmaceutical and medical supplies.

Summary of Significant Accounting Policies

        Described below are significant accounting policies, which conform to accounting principles generally accepted in the United States and, except for recently issued accounting standards adopted, are applied on a consistent basis among all years presented.

Principles of Consolidation and Combination

        The consolidated financial statements as of and for the year ended December 31, 2002 include the accounts of Digital Angel Corporation and its wholly-owned and majority-owned subsidiaries from the date of acquisition. The combined financial statements at December 31, 2001 and for the two years then ended include the accounts of the Advanced Wireless Group. All significant intercompany accounts and transactions have been eliminated in consolidation and combination. The Advanced Wireless Group used the equity method of accounting for its investments which are less than majority owned, but over which it had significant influence.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts and disclosures included in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions that Digital Angel Corporation may undertake in the future, they may ultimately differ from actual results.

Foreign Currencies

        Digital Angel Corporation's foreign subsidiary uses its local currency as its functional currency. Results of operations and cash flow are translated at average exchange rates prevailing throughout the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive loss which is a component of stockholders' equity. Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Translation gains and losses have not been material.

Cash and Cash Equivalents

        Digital Angel Corporation considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

        Inventories consist of raw materials, work in process and finished goods. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. Digital Angel Corporation closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and inventory turns by product. Inventory items designated as obsolete or slow-moving are reduced to net realizable value.

Property and Equipment, net

        Property and equipment are stated at cost, less accumulated depreciation computed using the straight-line method. Building and leasehold improvements are depreciated over periods ranging from 10 to 30 years and software and equipment is depreciated over periods ranging from two to 10 years. Additions, improvements or major renewals are capitalized while repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in results of operations.

Goodwill and Other Intangibles, net

        Goodwill and other intangible assets are carried at cost. On January 1, 2002, Digital Angel Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying a fair value based test. During the first quarter of 2002, Digital Angel Corporation completed the transitional goodwill impairment test required by SFAS No. 142 and recorded no impairment of its goodwill. During the fourth quarter of 2002, Digital Angel Corporation performed the annual impairment test for goodwill using a fair value based approach, primarily discounted cash flows. An evaluation of the Wireless and Monitoring and Medical Systems reporting units indicated that $31.5 million and $25.9 million of goodwill, respectively, was impaired. Accordingly, Digital Angel Corporation recorded an impairment charge of $57.4 million in the fourth quarter of 2002, which is included in asset impairment in the 2002 statement of operations. Factors contributing to the impairment charge were a longer than anticipated timeframe in developing the new Digital Angel™ technology for the Wireless and Monitoring reporting unit and a change in business focus for the Medical Systems reporting unit. Digital Angel Corporation will assess the fair value of its goodwill annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of its goodwill below its carrying value. These events or circumstances would include a significant change in business climate, including a significant, sustained decline in an entity's market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors. If Digital Angel Corporation determines that significant impairment has occurred, Digital Angel Corporation would be required to write off the impaired portion of goodwill.

        The following table presents the impact of SFAS No. 142 on net loss and net loss per share had the standard been in effect for the years ended December 31, 2001 and 2000:

	For the Years Ended December 31,
	2001	2000
	(In thousands, except per share data)
Net loss:
Net loss as reported	$(17,409)	$(3,870)
Goodwill amortization	8,629	2,529
Equity method investment amortization	1,161	—

Adjusted net loss	$(7,619)	$(1,341)

Basic and diluted loss per share:
Net loss per share, basic and diluted, as reported	$(0.93)	$(0.21)
Goodwill amortization	0.46	0.13
Equity method investment amortization	0.06	—

Adjusted net loss per share, basic and diluted	$(0.41)	$(0.08)

        In the fourth quarter of 2000, the Advanced Wireless Group reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from five to 10 years, down from periods of 10 to 20 years. The impact in 2001 and 2000 of this change was an increase in amortization of $4.1 million and $1.0 million, respectively.

Long-Lived Assets

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," Digital Angel Corporation continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful lives of its intangible assets, excluding goodwill, and other long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable. Digital Angel Corporation uses an estimate of the related undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable. During the fourth quarter of 2002, Digital Angel Corporation determined that an exclusive perpetual license to a digital encryption and distribution software system that was purchased by Applied Digital Solutions in April 2001 and contributed to the Advanced Wireless Group in 2001 was impaired. Accordingly, Digital Angel Corporation wrote off the net book value of the asset, resulting in an impairment charge of $6.4 million which is included in asset impairment in the 2002 statement of operations. During the fourth quarter of 2002, Digital Angel Corporation determined there were no applications for the software system with Digital Angel Corporation's current and planned products and services. Accordingly, Digital Angel Corporation fully wrote down the asset. There were no write downs of any long-lived assets in 2001 or 2000.

Revenue Recognition

        For product sales, Digital Angel Corporation recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Digital Angel Corporation's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contracts, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. Digital Angel Corporation does not offer a warranty policy for services to customers. For software consulting and development services, Digital Angel Corporation recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is Digital Angel Corporation's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation, medical and communication costs. Other revenues are recognized at the time services or goods are provided.

Research and Development

        Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.

Income Taxes

        The U.S. companies in the Advanced Wireless Group were included in Applied Digital Solutions' consolidated federal income tax return through March 27, 2002. U.S. income tax payments, refunds, credits, provision and deferred tax components were allocated to the Advanced Wireless Group in accordance with Applied Digital Solutions' tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Applied Digital Solutions to the Advanced Wireless Group to the extent such components were generated by or related to the Advanced Wireless Group. After March 27, 2002, Digital Angel Corporation's U.S. subsidiaries will file a consolidated federal tax return.

        Digital Angel Corporation accounts for income taxes under the asset and liability approach. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is provided against net deferred tax assets when it is more likely than not that a tax benefit will not be realized. Income taxes include U.S. and foreign taxes.

Stock-Based Compensation

        Digital Angel Corporation applies APB Opinion No. 25 and related Interpretations in accounting for all the plans. Accordingly, no compensation cost has been recognized under these plans. Digital Angel Corporation has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which was released in December 2002 as an amendment to SFAS No. 123. The following table illustrates the effect on net loss and earnings per share if the fair value based method had been applied to all awards (in thousands, except per share data):

	December 31, 2002	December 31, 2001	December 31, 2000
Reported net loss	$(92,359)	$(17,409)	$(3,870)
Stock-based employee compensation expense included in reported net loss, net of related tax effects	13,214	—	—
Stock-based employee compensation determined under the fair value based method, net of related tax effects	(15,023)	(265)	(133)

Pro forma net loss	$(94,168)	$(17,674)	$(4,003)
Loss per share (basic and diluted)
As reported	$(3.76)	$(0.93)	$(0.21)
Pro forma	$(3.83)	$(0.94)	$(0.21)

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used for grants under the option plan in 2002, 2001 and 2000: dividend yield of 0.0% for the three years; expected volatility of 97.12% for 2002 and 0.0% for 2001 and 2000; risk-free interest rate of 3.86%, 4.49% and 4.98% for 2002, 2001 and 2000, respectively; and expected lives of five years for 2002 and 10 years for 2001 and 2000. The weighted-average fair value of options granted was $2.53 for the year ended December 31, 2002 and $.03 for the two years ended December 31, 2001.

Loss Per Share

        Digital Angel Corporation's basic and diluted net loss per share is computed by dividing net loss by the weighted average number of outstanding common shares. Potentially dilutive securities excluded from the computation of diluted loss per share because to do so would have been anti-dilutive are as follows:

	As of December 31,
	2002	2001	2000
	(In thousands)
Stock options	7,816	5,148	4,340
Warrants	1,289	1,164	—

	9,105	6,312	4,340

Treasury Stock

        Repurchased common stock is stated at cost and is presented as a separate reduction of stockholders' equity.

Comprehensive Loss

        Digital Angel Corporation's comprehensive loss consists of net loss and foreign currency translation adjustments and is reported in the statement of changes in stockholders' equity.

Recently Issued Accounting Standards

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FAS Statements 4, 44 and 64, Amendment of FAS Statement 13 and Technical Corrections." SFAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which required gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64 and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. Digital Angel Corporation does not expect that the adoption of SFAS No. 145 will have a material impact on its results of operations or financial position.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Digital Angel Corporation is required to adopt SFAS No. 146 on January 1, 2003. Digital Angel Corporation does not expect the adoption of SFAS No. 146 will have a material impact on its results of operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment to SFAS No. 123 "Accounting for Stock-Based Compensation." Provisions of this statement provide two additional alternative transition methods: modified prospective method and retroactive restatement method, for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The statement eliminates the use of the original SFAS No. 123 prospective method of transition alternative for those entities that change to the fair value based method in fiscal years beginning after December 15, 2003. It also amends the disclosure provisions of SFAS No. 123 to require prominent annual disclosure about the effects on reported net income in the Summary of Significant Accounting Policies and also requires disclosure about these effects in interim financial statements. These provisions are effective for financial statements for fiscal years ending after December 15, 2002. Accordingly, Digital Angel Corporation has adopted the applicable disclosure requirements of this statement for year-end reporting. The transition provisions of this statement apply upon the adoption of the SFAS No. 123 fair value based method. Digital Angel Corporation did not change its method of accounting for employee stock-based compensation from the intrinsic method to the fair value based alternative.

2.     Credit Facility, Debt Covenant Compliance and Liquidity

        Effective October 30, 2002, Digital Angel Corporation entered into a Credit and Security Agreement with Wells Fargo Business Credit, Inc. Digital Angel Corporation's credit facility provides for borrowings up to 80.0% of eligible receivables, as defined, and up to a maximum of $5,000,000 under the terms of the Credit and Security Agreement. The outstanding principal balance of the credit facility bears interest at an annual rate equal to prime rate plus three percentage points. At December 31, 2002, the annual interest rate on the credit facility was 7.25%. The credit facility requires that the total amount of interest paid per year must be at least $120,000. The credit facility will expire on October 30, 2005, at which time the entire outstanding balance of the credit facility will become due and payable. Amounts borrowed under the credit facility are secured by a first priority lien on substantially all of Digital Angel Corporation's assets, including accounts receivable, patents and other intellectual property relating to the Digital Angel™ product. As of December 31, 2002, Digital Angel Corporation had $701,000 of borrowing availability under its credit facility.

        The credit facility contains certain financial covenants, including a monthly minimum book net worth and monthly minimum earnings before taxes, and it limits our capital expenditures during 2002 and 2003. Any breach of the financial covenants by Digital Angel Corporation will constitute an event of default under the Credit and Security Agreement. In addition, any change of control of Digital Angel Corporation will be an event of default under the Credit and Security Agreement. As defined in the Credit and Security Agreement, a change of control includes the future acquisition by any person or group of persons of more than 25.0% of the voting power of all classes of Digital Angel Corporation's common stock or Digital Angel Corporation's current President and Chief Executive

Officer ceases to actively manage Digital Angel Corporation's day-to-day business activities. As of December 31, 2002, Digital Angel Corporation was out of compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. Digital Angel Corporation has obtained a waiver of these covenant violations from Wells Fargo.

        Applied Digital Solutions has a term and revolving credit agreement (IBM credit agreement) with IBM Credit Corporation. Under the IBM credit agreement in effect through March 27, 2002, IBM Credit Corporation maintained liens and security interests in the outstanding capital stock of the three Advanced Wireless Group subsidiaries and on their assets to collateralize Applied Digital Solutions' obligations to IBM Credit Corporation under the IBM credit agreement.

        Applied Digital Solutions was not in compliance with certain financial covenants of the IBM credit agreement as of December 31, 2000. The IBM credit agreement was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and February 27, 2002. In connection with the amendment on March 30, 2001, IBM Credit Corporation was granted warrants to acquire 1.16 million shares of Digital Angel's common stock exercisable at $1.07 and expiring on April 10, 2007.

        Applied Digital Solutions continued to generate operating losses in 2001 and was in default of various financial covenants under the amended IBM credit agreement. In the third quarter of fiscal 2001, it was determined that there existed substantial doubt about Applied Digital Solutions' ability to continue as a going concern and Applied Digital Solutions did not have the funds available to repay the amounts borrowed under the IBM credit agreement. Applied Digital Solutions allocated the outstanding borrowings of $82.6 million to the Advanced Wireless Group effective September 30, 2001. Interest associated with the borrowings was allocated to the Advanced Wireless Group for the period from September 30, 2001 to March 27, 2002.

        Under the terms of the agreement and plan of merger with Medical Advisory Systems, the common stock and assets of the three Advanced Wireless Group subsidiaries were released from all liens and security interests under the IBM credit agreement, and the shares of Digital Angel Corporation's common stock beneficially owned by Applied Digital Solutions upon completion of the merger between Digital Angel Corporation and Medical Advisory Systems were transferred on March 27, 2002 to the Digital Angel Share Trust as collateral for the debt. Applied Digital Solutions assumed the debt, which was treated as a capital contribution resulting in an increase in additional paid-in capital of approximately $81.4 million, net of deferred financing fees of approximately $1.1 million on March 27, 2002.

        On March 1, 2002, Applied Digital Solutions, the Digital Angel Share Trust and IBM Credit Corporation entered into a Third Amended and Restated Term Credit Agreement. The new IBM credit agreement became effective on March 27, 2002, the effective date of the merger. Amounts outstanding under the new IBM credit agreement bear interest at an annual rate of 17.0% and matured on February 28, 2003. If all amounts were not repaid by February 28, 2003, the unpaid amount accrues interest at an annual rate of 25.0%, and if they are not repaid by February 28, 2004, the annual interest rate increases to 35.0%.

        The Digital Angel Share Trust is controlled by an advisory board, which is independent of Applied Digital Solutions. The Digital Angel Share Trust has voting rights with respect to Digital Angel Corporation's common stock until Applied Digital Solutions' obligations to IBM Credit Corporation are repaid in full. The Digital Angel Share Trust may be obligated to liquidate the shares of Digital Angel Corporation's common stock owned by it for the benefit of IBM Credit Corporation if Applied Digital Solutions fails to make payments, or otherwise defaults, under the IBM credit agreement.

        Applied Digital Solutions' IBM credit agreement contains debt covenants made by Applied Digital Solutions relating to its financial position and performance, as well as Digital Angel Corporation's financial position and performance. In the absence of a waiver or amendment to such financial covenants, noncompliance would constitute an event of default under the IBM credit agreement, and IBM Credit Corporation would be entitled to accelerate the maturity of all amounts Applied Digital Solutions owes it. On September 30 and November 1, 2002, the IBM credit agreement was amended. The amendment reduced Digital Angel Corporation's current assets to current liabilities ratio and Minimum Cumulative Modified EBITDA requirements as defined in the IBM credit agreement for the quarters ended September 30, 2002 and December 31, 2002. As of December 31, 2002 Digital Angel Corporation was out of compliance with the amended debt covenants. IBM did not provide a waiver for the noncompliance.

        Under the terms of the IBM credit agreement, Applied Digital Solutions was required to repay $29.8 million of the $77.2 million outstanding principal balance owed to IBM Credit Corporation, plus $16.4 million of accrued interest and expenses, on or before February 28, 2003. Applied Digital Solutions did not make such payment on February 28, 2003. On March 3, 2003, IBM Credit Corporation notified Applied Digital Solutions that it had until March 6, 2003 to make the payment. Applied Digital Solutions did not make the payment on March 6, 2003 as required. Applied Digital Solutions' failure to comply with the payment terms imposed by IBM Credit Corporation and Digital Angel Corporation's failure to maintain compliance with the financial performance covenant of the IBM credit agreement constitute events of default. On March 7, 2003, IBM Credit Corporation notified Applied Digital Solutions that an event of default had occurred and IBM Credit Corporation would immediately commence exercising any and/or all of its rights and remedies.

        IBM Credit Corporation, Applied Digital Solutions and Digital Angel Corporation agreed to the terms of a Forbearance Agreement dated March 24, 2003. Under the terms of the Forbearance Agreement, Applied Digital Solutions has agreed to dismiss a lawsuit it filed against IBM Credit Corporation and IBM Corporation in Palm Beach County, Florida on March 6, 2003. Under the Forbearance Agreement, Applied Digital Solutions must retain an investment bank to sell Digital Angel Corporation's shares owned by the Digital Angel Share Trust. The effective date of the Agreement is no later than March 31, 2003, and Applied Digital Solutions must hire an investment bank within 30 days after the effective date of the Agreement. Under the Forbearance Agreement, Digital Angel Corporation agreed to cooperate in selling the shares owned by the Digital Angel Share Trust. If such sales by the Digital Angel Share Trust result in another person or group of persons owning, in the aggregate, 25.0% or more of Digital Angel Corporation's common stock, such sales will be deemed to constitute an event of default under Digital Angel Corporation's Credit and Security Agreement with Wells Fargo. The occurrence of an event of default under the Credit and Security Agreement would subject Digital Angel Corporation to the risk of foreclosure on substantially all of its assets to the extent necessary to repay any amounts due under the credit facility, including, but not limited to, principal, interest, penalties or other costs and expenses incurred.

Payment Provisions of the Forbearance Agreement

        The payment provisions of the Forbearance Agreement are as follows: the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3.0 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the cash proceeds of Digital Angel Corporation's shares held in the Digital Angel Share Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004. The Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. Effective March 24, 2003, the Tranche B Loan will bear interest at seven percent (7.0%) per annum.

Purchase Rights of the Forbearance Agreement

        The Tranche A and B Loans may be repurchased under the terms of the Forbearance Agreement by or on behalf of Applied Digital Solutions as follows: (i) the loans and all other obligations may be purchased on or before June 30, 2003 for $30.0 million in cash; (ii) the loans and all other obligations may be purchased on or before September 30, 2003 for $50.0 million in cash; and (iii) the Tranche A Loan may be purchased on or before September 30, 2003 for $40.0 million in cash with an additional $10.0 million cash payment in respect of the Tranche A Deficiency Amount and the Tranche B Loan due before on or before December 31, 2003.

        In addition, Applied Digital Solutions agreed that the Digital Angel Share Trust will engage an investment bank within 30 days of the effective date of the Forbearance Agreement to pursue the sale of the 19,600,000 shares of Digital Angel Corporation's common stock that are currently held in the Digital Angel Share Trust. The Forbearance Agreement is to become effective no later than March 31, 2003. All proceeds from the sale of Digital Angel Corporation's common stock will be applied to the loans and other obligations to satisfy the loan payment provisions discussed above if Applied Digital Solutions has not satisfied its purchase rights by September 30, 2003.

        At the end of the forbearance period, the provisions of the Forbearance Agreement will become of no force and effect and IBM Credit Corporation shall be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to it under the IBM credit agreement, as a result of the payment and covenant defaults existing on March 24, 2003, or if Applied Digital Solutions defaults on any of the provisions of the Forbearance Agreement or the IBM credit agreement during the forbearance period.

Possible Consequences of Sales of Digital Angel Corporation's Shares

        Under the terms of the employment agreement dated March 8, 2002, as amended, by and between Digital Angel Corporation and Randolph K. Geissler (the President and Chief Executive Officer of Digital Angel Corporation), a "change in control" occurs under that employment agreement if any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Digital Angel Corporation representing 20.0% or more of the combined voting power of Digital Angel Corporation's then outstanding shares of common stock. Therefore, if the Digital Angel Share Trust were to sell more than approximately 5.3 million shares of Digital Angel Corporation's common stock, such sale could constitute a change in control under the employment agreement with Mr. Geissler. Upon the occurrence of a change in control, Mr. Geissler, at his sole option and discretion, may terminate his employment with Digital Angel Corporation at any time within one year after such change in control upon 15 days' notice. In the event of such termination, the employment agreement provides that Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, minus $1.00 (currently a total of approximately $750,000), which would be payable no later than one month after the effective date of Mr. Geissler's termination of employment. In addition, upon the occurrence of a change of control under the employment agreement, all outstanding stock options held by Mr. Geissler would become fully exercisable. As of December 31, 2002, Mr. Geissler owned options to purchase 1,000,000 shares for $3.39 per share, none of which are presently vested.

        The employment agreement also provides that within 10 days of (i) a change of control, (ii) the termination of Mr. Geissler's employment for any reason other than due to his material default under the employment agreement, or (iii) Mr. Geissler ceasing to be Digital Angel Corporation's President and Chief Executive Officer for any reason other than termination due to his material default under the employment agreement, Digital Angel Corporation must pay to Mr. Geissler $4,000,000. Digital

Angel Corporation may pay such amount in cash or in Digital Angel Corporation's common stock or with a combination of cash and common stock.

        The Credit and Security Agreement with Wells Fargo provides that a "change in control" under that agreement results in a default. A change in control is defined as either Mr. Geissler ceasing to actively manage Digital Angel Corporation's day-to-day business activities or the transfer of at least 25.0% of the outstanding shares of common stock of Digital Angel Corporation. If Digital Angel Corporation owes to Mr. Geissler $4,000,000 under his employment agreement as described above, the obligation would most likely result in a breach of Digital Angel Corporation's financial covenants under the Credit and Security Agreement. If any of these defaults occurred and were not waived by Wells Fargo, Wells Fargo could foreclose on substantially all of our assets, which could have a material adverse effect on our business and could force us to cease operations.

3.     Acquisitions

        The following describes the acquisitions by Digital Angel Corporation and within the Advanced Wireless Group which were purchased by Applied Digital Solutions (in thousands):

Company Acquired	Date Acquired	Acquisition Price	Value of Shares, Warrants & Options Issued or Issuable	Common Shares Issued (Net)	Goodwill and Other Intangibles Assets Acquired	Other Net Assets and Liabilities	Business Description
Medical Advisory Systems, Inc.	03/27/02	$31,956	$28,418	5,218	$30,005	$1,951	Provider of medical assistance and technical products and services
Timely Technology	04/01/00	$6,281	$5,906	8,482	$5,954	$327	Software consulting and development service provider
Destron Fearing Corporation	09/08/00	$84,534	$83,270	20,821	$74,729	$9,805	Animal identification and microchip technology company

        On February 27, 2001, Applied Digital Solutions acquired 16.6% of the capital stock of Medical Advisory Systems, a provider of medical assistance and technical products and services, in a transaction valued at $8.3 million in consideration for 3.3 million shares of Applied Digital Solutions' common stock. Applied Digital Solutions controlled two of the seven seats on Medical Advisory Systems' board of directors and became the largest single shareholder. This investment was accounted for under the equity method from February 27, 2001 through March 27, 2002. The excess of the purchase price over the estimated fair value of the portion of the net assets acquired was approximately $6.8 million (goodwill) and through December 31, 2001 was being amortized on a straight-line basis over five years.

        On March 27, 2002, Digital Angel Technology Corporation (formerly a part of Applied Digital Solutions' Advanced Wireless Group) merged with a wholly-owned subsidiary of Medical Advisory Systems. For accounting purposes, the Advanced Wireless Group is treated as the acquirer, and the acquisition of Medical Advisory Systems was recorded at fair value under the purchase method of accounting. The following table summarizes the estimated fair values of the tangible assets acquired and liabilities assumed at the date of acquisition.

As of March 27, 2002
(in thousands)
Current assets	$837
Property, plant and equipment	1,578
Other assets	256

Total assets acquired	2,671

Current liabilities	699
Long-term debt and other liabilities	21

Total liabilities assumed	720

Net assets acquired	$1,951

        The excess of the purchase price over the fair value of the assets and liabilities of Medical Advisory Systems has been recorded as goodwill of $28.3 million and other intangible assets of $1.7 million.

        The cost of the March 27, 2002 acquisition consisted of 5.268 million shares of common stock valued at $25.0 million, including 50,000 shares of treasury stock, options to purchase 1.2 million shares and warrants to purchase 75,000 shares together valued at $3.4 million, and acquisition costs of $3.6 million. The valuation of the stock is based on the value of the shares of Medical Advisory Systems held by stockholders other than Applied Digital Solutions prior to the acquisition. Included in the acquisition costs are certain accrued severance liabilities of $2.5 million related to employment agreements of two officers of Medical Advisory Systems. Costs incurred and charged to the accrual totaled $629,000 during 2002. The value of the options and warrants is based on the fair value of the options and warrants of Medical Advisory Systems at the date of acquisition. The fair value was determined using the Black-Scholes option pricing model.

        In considering the benefits of a merger of the Advanced Wireless Group and Medical Advisory Systems, the management of the Advanced Wireless Group recognized the strategic advantage of combining the advanced wireless technologies being developed by the Advanced Wireless Group with the physician-staffed call center infrastructure of Medical Advisory Systems. One of the principal benefits of such a combination is the ability of Digital Angel Corporation to offer a complete "end-to-end solution" to the various vertical markets for Digital Angel™ products.

        All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the consolidated and combined financial statements reflect the results of operations of each company from the date of acquisition. The cost of the acquisition includes all payments according to the acquisition agreement plus costs for investment banking services and legal and accounting services that were direct costs of acquiring these assets. Unaudited pro forma results of operations for the years ended December 31, 2002 and 2001 are included below. Such pro forma information assumes that the above acquisition had occurred as of January 1, 2002 and 2001, respectively, and revenue is presented in accordance with Digital Angel Corporation's accounting policies. This summary is not necessarily indicative of what the results of operations of Digital Angel Corporation would have been had it been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

	For the Year Ended December 31,
	2002	2001
	(In thousands, except per share data) (unaudited)
Net operating revenue	$34,181	$38,986
Net loss	$(93,813)	$(21,677)
Net loss per common share—basic and diluted	$(3.64)	$(0.91)

4.     Inventory, net

	December 31, 2002	December 31, 2001
	(In thousands)
Raw materials	$1,725	$1,474
Work in process	128	176
Finished goods	4,474	5,611

	6,327	7,261
Allowance for excess and obsolescence	(1,382)	(1,442)

Net inventory	$4,945	$5,819

5.     Other Current Assets

	December 31, 2002	December 31, 2001
	(In thousands)
Prepaid expenses and other current assets	$1,032	$491
Deposits	446	242

	$1,478	$733

6.     Property and Equipment, net

	December 31, 2002	December 31, 2001
	(In thousands)
Land	$343	$278
Building and leasehold improvements	5,727	3,783
Equipment and furniture	4,116	3,573
Software	94	9,865

	10,280	17,499
Less: Accumulated depreciation	(2,511)	(3,023)

	$7,769	$14,476

        Included above are vehicles and equipment acquired under capital lease obligations in the amount of $752,000 and $690,000 at December 31, 2002 and 2001, respectively. Related accumulated depreciation amounted to $502,000 and $437,000 at December 31, 2002 and 2001, respectively.

        Depreciation charged against income amounted to $3,267,000, $2,392,000 and $428,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        During the fourth quarter of 2002, Digital Angel Corporation recorded an impairment charge of $6.4 million related to the write off of an exclusive license to a digital encryption and distribution software system.

7.     Goodwill and Other Intangible Assets, net

        The components of goodwill and other intangible assets are as follows at December 31 (in thousands):

	2002				2001
	Gross Carrying Value	Goodwill Impairment	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Goodwill Impairment	Accumulated Amortization	Net Carrying Value
Goodwill	$116,457	$(57,406)	$(11,599)	$47,452	$85,201	$(726)	$(11,599)	$72,876
Other Intangible Assets	1,696	—	(255)	1,441	—	—	—	—

Total Goodwill and Other Intangible Assets	$118,153	$(57,406)	$(11,854)	$48,893	$85,201	$(726)	$(11,599)	$72,876

        Goodwill consists of the excess of cost over fair value of tangible and identifiable intangible assets of companies purchased. Other intangibles represent assets recognized separately from goodwill and consist primarily of a customer list, non-compete agreements and a database. Other intangibles are being amortized over lives ranging from two to 20 years.

        Amortization expense, including goodwill amortization of $1,161,000 in 2001 associated with the Advanced Wireless Group's equity investment in Medical Advisory Systems, amounted to $255,000, $9,790,000 and $2,529,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Applied Digital Solutions entered into various earnout arrangements with the selling stockholders of Timely Technology. This arrangement provided for additional consideration to be paid in future years if certain earnings levels were met. These amounts were added to goodwill as earned and treated as a contribution to capital. These earnout arrangements totaled $3,600,000 and $5,041,000 for 2002 and 2001, respectively, and were paid through the issuance of 5,502,000 and 8,281,000 shares of Applied Digital Solutions common stock in 2002 and 2001, respectively.

8.     Other Assets, net

	December 31, 2002	December 31, 2001
	(In thousands)
Patents and other amortizable assets	$426	$373
Less: Accumulated amortization	(264)	(154)

	162	219
Other investments	202	435
Other	9	44

	$373	$698

        Patents and other amortizable assets are amortized on a straight-line basis over lives ranging from two to 15 years. Amortization of other assets charged against income amounted to $36,000, $149,000 and $5,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

9.     Notes Payable and Long-term Debt

        Long-term debt consists of the following:

	December 31, 2002	December 31, 2001
	(In thousands)
Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest totaling $30, bearing interest at 8.18% at December 31, 2002, due through November 2010	$2,419	$2,465
Mortgage notes payable, collateralized by land and building, interest only payable monthly, principal amount of $910 due October 1, 2004, bearing interest at 12% at December 31, 2002.	910	—
Capital lease obligations	92	44
Less: Current maturities	(107)	(84)

	$3,314	$2,425

        The scheduled maturities of long-term debt at December 31, 2002 are as follows:

Year	Amount
(In thousands)
2003	$107
2004	983
2005	50
2006	54
2007	59
Thereafter	2,168

$3,421

        Interest expense on the long and short-term notes payable amounted to $303,000, $528,000 and $115,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

10.   Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and Cash Equivalents and Accounts Receivable

        The carrying amount approximates fair value because of the short maturity of those instruments.

  Other Investments

        Investments in privately held equity securities are recorded at the lower of cost or fair value. For these non-quoted investments, Digital Angel Corporation's policy is to regularly review the assumptions underlying the financial performance of the privately held companies and if a determination is made that a decline in fair value is other than temporary, the investments are written down to their fair value.

  Notes Payable (line of credit)

        The carrying amount approximates fair value because of the short-term nature of the line of credit and the current rates approximate market rates.

  Long-Term Debt (mortgages)

        The carrying amount approximates fair value because the interest rate approximates the current rate at which Digital Angel Corporation could borrow funds on a similar note.

11.   Income Taxes

        The provision for income taxes consists of:

	December 31, 2002	December 31, 2001	December 31, 2000
	(In thousands)
Current:
United States at statutory rates	$—	$41	$58
International	—	—	—

Current income tax provision (credit)	—	41	58
Deferred:
United States	—	—	—
International	—	—	—

Deferred income taxes provision (credit)	—	—	—

	$—	$41	$58

        The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	December 31, 2002	December 31, 2001
	(In thousands)
Deferred Tax Assets:
Liabilities and reserves	$3,079	$299
Compensation not currently deductible	7,155	—
Software impairment	2,560	—
Net operating loss carryforwards	6,687	4,023

Gross deferred tax assets	19,481	4,322
Valuation allowance	(19,481)	(4,322)

Net Deferred Tax Asset	$—	$—

        Domestic and foreign loss from continuing operations before provision for income taxes, minority interest share of losses and equity in net loss of affiliate consists of:

	December 31, 2002	December 31, 2001
	(In thousands)
Domestic	$(91,522)	$(15,811)
Foreign	(642)	(1,447)

	$(92,164)	$(17,258)

        At December 31, 2002, Digital Angel Corporation had aggregate net operating loss carryforwards of approximately $16.7 million for income tax purposes which expire in various amounts through 2022. Approximately $11.1 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. In addition, given the ownership structure of Digital Angel Corporation subsequent to the merger on March 27, 2002, Digital Angel Corporation will not be included in Applied Digital Solutions' consolidated tax return which could further limit the utilization of the net operating loss carryforwards. The reconciliation of the effective tax rate with the statutory federal income tax rate is as follows:

	December 31, 2002	December 31, 2001	December 31, 2000
Statutory rate	35%	34%	34%
Non-deductible goodwill amortization	—	(18)	(23)
State income taxes, net of federal benefits	5	(1)	(1)
Goodwill impairment and other permanent differences	(22)	—	—
International tax rates different from the statutory US federal rate	—	(3)	—
Change in deferred tax asset valuation allowance	(18)	(11)	(14)
Other	—	(1)	2

	0%	0%	(2)%

12.   Commitments and Contingencies

        Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $667,000, $696,000 and $569,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2002 are (in thousands):

Year	Minimal Rental Payments	Employment Contracts
2003	$645	$1,337
2004	427	920
2005	385	789
2006	355	672
2007	336	50
Thereafter	11,092	—

	$13,240	$3,768

13.   Profit Sharing Plan

        Applied Digital Solutions has a retirement savings plan under section 401(k) of the Internal Revenue code for the benefit of eligible United States employees. Applied Digital Solutions has made no contributions to the 401(k) Plan. Digital Angel Corporation participates in this plan.

        In 1994, Medical Advisory Systems adopted a Retirement Savings Plan (Medical Advisory Systems Plan) in accordance with Section 401(k) of the Internal Revenue Code. The Medical Advisory Systems Plan is available to all eligible employees of Digital Angel Corporation's Medical Systems segment. Digital Angel Corporation provides for discretionary matching contributions to the Medical Advisory Systems Plan equal to a percentage of the participant's contributions. Digital Angel Corporation made no contributions to the Medical Advisory Systems Plan during 2002.

        Signature Industries has certain defined contribution pension plans. Digital Angel Corporation's expense relating to the plans approximated $124,000, $175,000 and $135,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

14.   Stock Options and Warrants

  Stock Options

        During 1999, Digital Angel Corporation adopted a non-qualified stock option plan (the "Stock Option Plan"). In connection with the merger with Medical Advisory Systems, Digital Angel Corporation assumed the options granted under the Stock Option Plan under its Amended and Restated Digital Angel Corporation Transition Stock Option Plan ("DAC Stock Option Plan"). As amended, the DAC Stock Option Plan provides 11,195,000 shares of common stock for which options may be granted. As of December 31, 2002, options to purchase 7,816,000 shares were outstanding and 2,137,000 shares were available for the grant of options under the DAC Stock Option Plan. The options vest as determined by the Board of Directors and are exercisable for a period of no more than 10 years.

        Under Medical Advisory Systems' nonqualified stock option plan (the "Medical Advisory Systems Stock Option Plan"), options may be granted at or below the fair market value of the stock and have five and 10 year lives. Options granted to certain individuals vest ratably over three years. As of December 31, 2002, options to purchase 1,150,000 shares were outstanding and 233,000 shares were available for the grant of options under the plan. The Medical Advisory Systems Stock Option Plan provides for 1,650,000 shares of common stock for which options may be granted.

        A summary of stock option activity for the aforementioned plans for 2002, 2001 and 2000 is as follows (in thousands, except exercise price data):

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding on January 1	5,148	$0.44	4,340	$0.38	2,273	$0.05
Granted	3,910	3.39	1,050	0.67	2,067	0.76
Assumed in Medical Advisory Systems Acquisition	1,211	4.23	—	—	—	—
Exercised	(2,452)	0.25	—	—	—	—
Forfeited	(1)	10.00	(242)	(0.49)	—	—

Outstanding on December 31	7,816	2.56	5,148	0.44	4,340	0.38

Exercisable on December 31	3,893	1.70	4,270	0.39	2,020	0.05

Shares available for grant on December 31	2,370	—	8	—	816	—

        The following table summarizes information about Digital Angel Corporation's stock options at December 31, 2002 (in thousands, except exercise price data):

	Outstanding Stock Options			Exercisable Stock
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.01 to $2.00	2,898	7.31	$0.60	2,898	$0.60
$2.01 to $4.00	4,214	9.40	3.43	304	3.90
$4.01 to $6.00	550	8.11	4.15	550	4.15
$6.01 to $8.00	—	—	—	—	—
$8.01 to $10.00	154	7.31	10.00	141	10.00

	7,816	8.49	$2.56	3,893	$1.70

        Applied Digital Solutions has a non-qualified option plan. Under the Applied Digital Solutions plan, options for 10 million common shares were authorized for issuance to certain officers and employees of Applied Digital Solutions, which include officers and employees of Digital Angel Corporation. Under the Applied Digital Solutions plan, 300,000, 373,000 and 325,000 options were granted to officers and employees of Digital Angel Corporation during 2002, 2001 and 2000, respectively. The options may not be exercised until one to three years after the grant date and are exercisable for a period of five years.

        A summary of stock option activity in 2002, 2001 and 2000 for the Applied Digital Solutions plan as it relates to Digital Angel Corporation's officers and employees is as follows (in thousands, except exercise price data):

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding on January 1	759	$2.13	389	$3.52	85	$3.09
Granted	300	0.32	373	0.67	325	3.59
Exercised	(212)	0.25	—	—	(21)	2.75
Forfeited	(7)	1.09	(3)	1.09	—	—

Outstanding on December 31	840	1.97	759	2.13	389	3.52
Exercisable on December 31	447	$2.86	323	$3.19	50	$3.09

        The following table summarizes information about stock options under the Applied Digital Solutions plan as it relates to Digital Angel Corporation's officers and employees at December 31, 2002 (in thousands, except exercise price data):

	Outstanding Stock Options			Exercisable Stock
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.01 to $3.00	607	4.58	$1.14	263	$2.07
$3.01 to $6.00	173	3.71	3.32	144	3.27
$6.01 to $8.00	60	4.06	6.53	40	6.53

	840		$1.97	447	$2.86

  Qualified Employee Stock Purchase Plan

        During 1999, Applied Digital Solutions adopted a non-compensatory, qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85.0% of the fair market value on the date of grant or 85.0% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 9.0 million common shares of Applied Digital Solutions were authorized for issuance to substantially all full-time employees of Applied Digital Solutions, which includes employees of Digital Angel Corporation. Approximately 151,000 options to purchase shares have been issued to employees of Digital Angel Corporation and exercised through December 31, 2002. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors of Applied Digital Solutions.

  Stock Warrants

        In May 2000, Medical Advisory Systems issued fully vested warrants to purchase 75,000 shares of its common stock to an investment banking firm as consideration for providing investment banking services for two years. The holder of the warrants may purchase 75,000 common shares at $10.50 per share, subject to adjustment as specified in the warrant agreement, for up to five years. The estimated aggregate fair value of the warrants, as determined on the date of grant based on the Black-Scholes valuation model, was $272,000 and is included as merger consideration in the 2002 statement of changes in stockholders' equity.

        As was previously discussed in Note 2, in March 2001, IBM Credit Corporation was granted warrants to purchase 1,164,000 shares of Digital Angel's common stock exercisable at $1.07 per share and expiring on April 10, 2007. The merger resulted in a new measurement date for these warrants and Digital Angel Corporation recorded $1,066,000 as additional deferred financing fees.

        In April 2002, Digital Angel Corporation issued fully vested warrants to purchase 50,000 shares of its common stock to an investor relations firm as consideration for providing investor relations services. The holder of the warrants may purchase 50,000 common shares at $3.60 per share for up to five years. Digital Angel Corporation determined the estimated aggregate fair value of these warrants on the date of grant to be $163,000 based on the Black-Scholes valuation model using the following assumptions: expected volatility of 182.0%, dividend yield of 0.0%, risk free interest of 3.2% and an expected life of 5 years. The charge is included in selling, general and administrative expense in the 2002 statement of operations.

15.   Non-Cash Compensation Expense

        Non-cash compensation expense of $19.0 million and $0.1 million has been included in selling, general and administrative expenses for 2002 and 2001, respectively. The 2002 non-cash compensation expense relates primarily to the remeasurement of certain options at the time of the merger on March 27, 2002. Pursuant to the terms of the merger agreement, options to acquire shares of Digital Angel common stock were converted into options to acquire shares of Medical Advisory Systems common stock effective March 27, 2002. The conversion resulted in a new measurement date for the options and, as a result, Digital Angel Corporation recorded a charge of approximately $18.7 million in non-cash compensation expense during 2002. For current employees of Digital Angel Corporation, these options are considered fixed awards under APB Opinion No. 25, and expense was recorded for the intrinsic value of the options converted. For all others, expense was recorded for the fair value of the options converted using the Black-Scholes option pricing model using the following assumptions: expected volatility of 68.0%, dividend yield of 0.0%, risk free interest rate of 3.0% and an expected life of 2 years. The 2001 expense resulted primarily from re-pricing certain Applied Digital Solutions stock options. The 2002 expense associated with these re-priced options was $.05 million. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25, and fluctuations in the common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expire.

16.   Legal Proceedings

  Silva, et al. v. Customized Services Administrators, Incorporated, dba CSA Travel Protection, Inc. et al., No. CV798528 (Santa Clara County Superior Court)

        On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. filed suit against Customized Services Administrators, Incorporated (CSA), Pricesmart, Inc., Commercial Union Insurance Company, CGU Insurance Group, and Digital Angel Corporation in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy allegedly purchased by the plaintiffs from the defendants on March 6, 2000. The complaint alleges, among other things, that the defendants breached the insurance policy, defrauded the plaintiffs, acted in bad faith, and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on the plaintiffs. The complaint seeks the cost of funeral and burial expenses of the deceased and amounts constituting the loss of financial support of the deceased, general damages, attorneys' fees and costs, and exemplary damages.

        CSA outsourced its travel assistance services to Medical Advisory Systems. CSA has filed a cross-claim against Digital Angel Corporation alleging that Digital Angel Corporation should be held liable for any liability that CSA may have to the plaintiffs. Digital Angel Corporation has denied the allegations of the complaint and the CSA cross-claim and is vigorously contesting all aspects of this action.

        Digital Angel Corporation is party to various other legal proceedings. In the opinion of management, these proceedings, either individually or in the aggregate, are not likely to have a material adverse effect on the financial position, cash flows or results of operations of Digital Angel Corporation. The estimate of potential impact on Digital Angel Corporation's financial position, cash flows and results of operations for the above legal proceedings could change in the future.

17.   Supplemental Cash Flow Information

	2002	2001	2000
Income taxes paid	$—	$28	$106
Interest paid	301	529	115
Non-cash investing and financing activities:
Assets acquired for Applied Digital Solutions common stock	—	17,823	—
Assets acquired for long-term debt and capital leases	—	—	1,992
Shares to be issued in settlement of liability	225	—	—

        Applied Digital Solutions entered into various earnout arrangements with the selling stockholders of Timely Technology. During 2002 and 2001, the stockholders of Timely Technology earned $3,600,000 and $5,041,000, respectively, based on their earnout arrangements, which was paid through the issuance of shares of Applied Digital Solutions' common stock. During 2001, Applied Digital Solutions issued 11.8 million shares of Applied Digital Solutions common stock in consideration for an exclusive perpetual license to a digital encryption and distribution software system and contributed the license to the Advanced Wireless Group.

18.   Segment Information

        Digital Angel Corporation is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. With the acquisition of Medical Advisory Systems in March 2002, Digital Angel Corporation re-organized into four segments: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems. Prior period segment information has been restated to reflect Digital Angel Corporation's current segment structure.

        It is on this basis that management utilizes the financial information to assist in making internal operating decisions. Digital Angel Corporation evaluates performance based on stand-alone segment operating income.

	For the Year Ended December 31, 2002
	Animal Applications	Wireless and Monitoring	GPS and Radio Communications	Medical Systems	Corporate / Unallocated		Consolidated
	(In thousands)
Product revenue	$20,379	$—	$10,022	$545	$—		$30,946
Service revenue	—	1,503	—	1,182	—		2,685

Segment revenue	$20,379	$1,503	$10,022	$1,727	$—		$33,631

Depreciation and amortization	$617	$2,157	$455	$409	$—		$3,638
Interest income	—	—	(1)	(1)	—		(2)
Interest expense	228	4	24	47	1,806		2,109
Loss before provision for income taxes, minority interest share of losses and equity in net loss of affiliate	(436)	(44,078)	(642)	(26,521)	(20,487	)(A)	(92,164)
Segment assets	56,470	700	5,491	5,137	—		67,798
Expenditures for property and equipment, net	1,056	128	253	2	—		1,439

(A)
Consists of $18,681 non-cash compensation expense associated with stock options outstanding at the date of merger and $1,806 interest expense associated with Applied Digital Solutions obligations to IBM Credit Corporation.

	For the Year Ended December 31, 2001
	Animal Applications	Wireless and Monitoring	GPS and Radio Communications	Medical Systems	Corporate / Unallocated	Combined
	(In thousands)
Product revenue	$22,074	$2	$11,144	$—	$—	$33,220
Service revenue	—	2,518	—	—	—	2,518

Segment revenue	$22,074	$2,520	$11,144	$—	$—	$35,738
Depreciation and amortization	$9,385	$2,335	$611	$—	$—	$12,331
Interest income	(4)	(13)	—	—	—	(17)
Interest expense	1,777	217	125	—	—	2,119
Loss before provision for income taxes, minority interest share of losses and equity in net loss of affiliate	(9,806)	(6,005)	(1,447)	—	—	(17,258)
Segment assets	86,918	14,678	5,783	—	—	107,379
Expenditures for property and equipment, net	947	188	175	—	—	1,310

	For the Year Ended December 31, 2000
	Animal Applications	Wireless and Monitoring	GPS and Radio Communications	Medical Systems	Corporate / Unallocated	Combined
	(In thousands)
Product revenue	$6,618	$—	$12,986	$—	$—	$19,604
Service revenue	—	2,647	—	—	—	2,647

Segment revenue	$6,618	$2,647	$12,986	$—	$—	$22,251

Depreciation and amortization	$2,314	$135	$513	$—	$—	$2,962
Interest income	(7)	(2)	(17)	—	—	(26)
Interest expense	62	3	50	—	—	115
Loss before provision for income taxes, minority interest share of losses and equity in net loss of affiliate	(2,335)	(1,454)	(27)	—	—	(3,816)
Segment assets	85,837	1,844	7,663	—	—	95,344
Expenditures for property and equipment, net	241	309	208	—	—	758

        Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Information concerning principal geographic areas as of and for the years ended December 31, 2002, 2001 and 2000 was as follows:

	United States	United Kingdom	Consolidated /Combined
	(In thousands)
2002
Net revenue	$23,609	$10,022	$33,631
Long-lived assets excluding goodwill	6,977	792	7,769
2001
Net revenue	$24,594	$11,144	$35,738
Long-lived assets excluding goodwill	13,558	918	14,476
2000
Net revenue	$9,265	$12,986	$22,251
Long-lived assets excluding goodwill	4,449	959	5,408

        There were no sales over 10.0% of net sales to any customer in 2002 or 2000. Sales to one customer accounted for 10.4% of net sales in 2001.

19.   Related Party Activity

        Prior to the merger, Applied Digital Solutions provided certain general and administrative services to Digital Angel Corporation, including finance, legal, benefits and other services. The costs of these services are included in Digital Angel Corporation's results of operations as management fees and are based on utilization, which management believes to be reasonable. Costs of these services were $0.2 million, $0.8 million and $0.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. Applied Digital Solutions also charged Digital Angel Corporation $1.8 million of interest expense in 2002, for which the liability was converted to a capital contribution. In 2001, Applied Digital Solutions charged Digital Angel Corporation $1.6 million as interest on the debt allocated to the Advanced Wireless Group. In addition, accrued expenses of $0.3 million were relieved and contributed to capital by Applied Digital Solutions. In 2002, Digital Angel Corporation was charged $0.3 million by Applied Digital Solutions to support Applied Digital Solutions' research group. Additionally, Digital

Angel Corporation will be charged by Applied Digital Solutions for directors and officers insurance through June 2003. These transactions resulted in a due to amount to Applied Digital Solutions of $0.5 million at December 31, 2002.

        Applied Digital Solutions acquired Timely Technology Corp., a part of the Advanced Wireless Group, in 2000, and the merger agreement included an earnout provision based on performance through June 30, 2002. During 2002, Applied Digital Solutions paid the selling shareholder of Timely Technology Corp. $3.6 million through the issuance of 5,502,000 shares of Applied Digital Solutions stock as the final payment under the earnout provision. This payout has been reflected in the accompanying financial statements as a capital contribution by Applied Digital Solutions and an increase to goodwill and other intangibles.

        Digital Angel Corporation has executed an exclusive eleven-year Distribution and Licensing Agreement dated March 4, 2002 with Verichip Corporation (Verichip), a wholly-owned subsidiary of Applied Digital Solutions, covering the manufacturing, purchasing and distribution of Digital Angel Corporation's implantable microchip and the maintenance of the Verichip Registry by Digital Angel Corporation. The agreement includes a license for the use of Digital Angel Corporation's technology in Verichip's identified markets. Digital Angel Corporation will be the sole manufacturer and supplier to Verichip. Revenue recognized under the Distribution and Licensing Agreement was $69,000 for 2002.

        In connection with certain obligations of Applied Digital Solutions, Digital Angel Corporation has financial covenants. On September 30 and November 1, 2002, the debt covenants were amended for the remainder of 2002. The amendments reduced Digital Angel Corporation's current assets to current liabilities ratio and Minimum Cumulative Modified EBITDA requirements for the quarters ended September 30, 2002 and December 31, 2002. Minimum Cumulative Modified EBITDA, as defined in the credit agreement, excludes non-cash compensation expense, one-time charges, impairment losses or any liability or claim that will be satisfied by issuance of Digital Angel Corporation's common stock. The debt covenants, as amended on November 1, 2002, are as follows:

COVENANT	COVENANTS REQUIREMENT
Current Assets to Current Liabilities	September 30, 2002	1.05:1
	December 31, 2002	1.09:1
Minimum Cumulative Modified EBITDA	September 30, 2002	$(338,000)
	December 31, 2002	$732,000

        Digital Angel Corporation was not in compliance with the amended debt covenants on December 31, 2002. Refer to Note 2 for additional information.

20.   Investment in Affiliates

        The change in Digital Angel Corporation's investment in affiliates is as follows (in thousands):

Balance December 31, 2001	$6,779
Equity in net loss of affiliate	(291)
Medical Advisory Systems common shares transferred to Applied Digital Solutions	(6,488)

Balance December 31, 2002	$—

21.   Summarized Quarterly Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Year
	(In thousands, except per share data)
2002—As Reported
Total revenue	$7,754	$9,239	$9,339	$7,299		$33,631
Gross profit	3,203	4,157	4,395	1,367		13,122
Net loss	(22,511)	(1,498)	(945)	(67,405	)(c)	(92,359)
Earnings per share—basic and diluted	(1.18)	(0.06)	(0.04)	(2.25)		(3.76)
2001—As Reported
Total revenue	$10,204	$8,470	$9,297	$7,767		$35,738
Gross profit	4,294	3,391	3,443	2,311		13,439
Net loss	(2,011)	(3,524)	(3,921)	(7,953	)(b)	(17,409)
Earnings per share—basic and diluted	(0.11)	(0.19)	(0.21)	(0.42)		(0.93)
2001—Adjusted for Change in Method of Accounting for Goodwill(a)
Total revenue	$10,204	$8,470	$9,297	$7,767		$35,738
Gross profit	4,294	3,391	3,443	2,311		13,439
Net income (loss)	37	(1,164)	(1,258)	(5,234	)(b)	(7,619)
Earnings per share—basic and diluted	—	(0.06)	(0.07)	(0.28)		(0.41)

(a)
Effective January 1, 2002, the Advanced Wireless Group adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually. There was no impairment upon adoption of SFAS No. 142.

(b)
The fourth quarter 2001 results include interest on IBM debt in the amount of $1,591 and goodwill impairment in the amount of $726.

(c)
The fourth quarter 2002 results include goodwill impairment in the amount of $57,406 and an asset impairment in the amount of $6,412.

Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts

Allowance for Doubtful Accounts (in thousands):

	Years Ended December 31,
	2002	2001	2000
Balance, at beginning of year	$296	$202	$47
Amount acquired through acquisition	105	—	158
Additions charged to income	15	94	—
Write-offs	(120)	—	(3)

Balance, at end of year	$296	$296	$202

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

        The accompanying unaudited pro forma condensed combined statement of operations of Digital Angel Corporation, formerly Medical Advisory Systems, reflects the results of its condensed combined operations for the year ended December 31, 2002 after giving effect to the acquisition of the Advanced Wireless Group by Medical Advisory Systems effective March 27, 2002, as more fully described below. The Advanced Wireless Group is comprised of three subsidiaries of Applied Digital Solutions: Digital Angel Corporation, Timely Technology and Signature Industries. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 gives effect to the acquisition as if it had occurred on January 1, 2002.

        The pro forma adjustments reflecting the consummation of the acquisition are based upon the purchase method of accounting and upon the assumptions set forth in the notes hereto. At the effective time of the merger, each share of Digital Angel Corporation common stock issued and outstanding immediately prior to the effective time of the merger was canceled and converted into the right to receive 0.9375 shares of Medical Advisory Systems common stock. In addition, Applied Digital Solutions contributed to Medical Advisory Systems its ownership interest in the common stock of Timely Technology and Signature Industries. At the effective time of the merger, each option or warrant to purchase shares of Digital Angel Corporation common stock that was outstanding and unexercised immediately prior to the effective time of the merger was converted into an option or warrant to purchase shares of Medical Advisory Systems common stock having the same terms and conditions that were in effect immediately prior to the effective time of the merger. In conjunction with, and upon the completion of, the merger, the Advanced Wireless Group was merged into Medical Advisory Systems and Medical Advisory Systems was renamed Digital Angel Corporation. In satisfaction of a condition to the consent to the merger by Applied Digital Solutions' lender, IBM Credit Corporation, Applied Digital Solutions transferred to the Digital Angel Share Trust, a Delaware business trust controlled by an advisory board, all shares of Medical Advisory Systems common stock owned by it and, as a result, the Digital Angel Share Trust had legal title to approximately 77.15% of the Medical Advisory Systems common stock upon completion of the merger. Applied Digital Solutions has retained beneficial ownership of the shares. Given Applied Digital Solutions' ownership in Medical Advisory Systems upon completion of the merger, Applied Digital Solutions was considered to be the acquirer for accounting purposes and the merger was accounted for as a reverse acquisition of Medical Advisory Systems by the Advanced Wireless Group. This pro forma information should be read in conjunction with the financial statements and notes thereto of the Advanced Wireless Group and the Management's Discussion and Analysis of Financial Condition and Results of Operations of the Advanced Wireless Group appearing in this prospectus.

        The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

        The following information is not necessarily indicative of the operating results that would have occurred had the merger been consummated at the beginning of the periods for which the consummation of the merger is being given effect. The actual results could vary significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in operating results between the dates of the pro forma financial information data and the date on which the merger is completed.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

(In thousands, except per share data)

	MEDICAL ADVISORY SYSTEMS HISTORICAL THREE MONTHS ENDED March 31, 2002(1)	DIGITAL ANGEL CORPORATION HISTORICAL YEAR ENDED December 31, 2002(2)	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED December 31, 2002
Total revenue	$885	$33,631	$(335	)(A)	$34,181
Cost of products and services sold	685	20,509	(335	)(A)	20,859

Gross profit	200	13,122	—		13,322
Selling, general and administrative expense	1,944	37,538	(705 (18,681 —	)(B) )(C) (D)	20,096
Research and development expense	—	2,422			2,422
Asset impairment	—	63,818			63,818
Interest expense, net	—	2,107			2,107
Other income	—	(599)			(599)

Loss before provision for income taxes, minority interest and equity in net loss of affiliate	(1,744)	(92,164)	19,386		(74,522)
Provision for income taxes	1	—			1

Loss before minority interest and equity in net loss of affiliate	(1,745)	(92,164)	19,386		(74,523)
Minority interest	—	96			96
Equity in net loss of affiliate	—	(291)	291	(E)	—

Net loss	$(1,745)	$(92,359)	$19,677		$(74,427)

Loss per common share—basic and diluted					$(2.50)

Weighted average number of common shares outstanding—basic and diluted					29,734

(1)
Represents the historical unaudited condensed combined results of Medical Advisory Systems for the three months ended March 31, 2002.

(2)
Represents the historical condensed consolidated results of Digital Angel Corporation for the year ended December 31, 2002.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 gives effect to the combined results of operations for the period as if the merger of Medical Advisory Systems and Advanced Wireless Group had occurred on January 1, 2002.

        PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 ARE AS FOLLOWS:

  (A)
  To conform revenue policy to that of Digital Angel Corporation.

  (B)
  Represents the reversal of expense incurred by Medical Advisory Systems in connection with the merger transaction. This expense, reflected in the first quarter of 2002, is being reversed for purposes of these pro forma statements because it is a one-time, non-recurring charge.

  (C)
  Represents the reversal of non-cash compensation expense resulting from the conversion of Digital Angel options into shares of Medical Advisory Systems common stock under the terms of the merger agreement. The conversion created a new measurement date for the valuation of the options. This expense, reflected in the first quarter of 2002, is being reversed for purposes of these pro formas because it is a one-time, non-recurring charge.

  (D)
  The merger was accounted for under the provisions of Financial Accounting Standards Board ("FASB") Statements Nos. 141, "Business Combinations," and 142, "Goodwill and Other Intangible Assets." For purposes of this presentation, it is assumed that the excess of fair value of Medical Advisory Systems' assets and liabilities is goodwill. In accordance with FASB Statement No. 142, goodwill is not amortized.

  (E)
  Represents the elimination of the Advanced Wireless Group's equity in loss of Medical Advisory Systems for the three months ended March 31, 2002. The Advanced Wireless Group owned 16.6% of Medical Advisory Systems prior to the merger and accounted for its investment in Medical Advisory Systems under the equity method of accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee	$901.20
Accounting fees and expenses	60,000.00
Legal fees and expenses	55,000.00
Printing fees and expenses	25,000.00
Miscellaneous	10,000.00

Total	$150,901.20

Item 14. Indemnification of Directors and Officers.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Section 145 of the Delaware General Corporation Law empowers Digital Angel Corporation to indemnify, subject to the standards set forth therein, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving as such with respect to another entity at the request of Digital Angel Corporation. The Delaware General Corporation Law also permits Digital Angel Corporation to purchase insurance on behalf of any such director, officer, employee or agent. Digital Angel Corporation's restated certificate of incorporation, as amended, provides in effect for the elimination of the personal liability of Digital Angel Corporation's directors for breaches of fiduciary duty and for the indemnification by Digital Angel Corporation of each director and officer of Digital Angel Corporation, in each case to the fullest extent permitted by applicable law. Digital Angel Corporation purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of Digital Angel Corporation, or is or was serving at the request of Digital Angel Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, Digital Angel Share Trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Digital Angel Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of Digital Angel Corporation's restated certificate of incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable

Item 15. Recent Sales of Unregistered Securities.

        On March 21, 2000, Premier Research Worldwide, Ltd., a Delaware corporation, acquired 550,000 shares of our common stock for an aggregate purchase price of $5,775,500.

        In December 2000, we purchased 15.0% of the issued and outstanding common stock of Jaspin Interactive, Inc., a software and web development company headquartered in Dulles, Virginia, for $159,000 and 40,000 shares of our common stock.

        On March 27, 2002, we completed a merger pursuant to which we acquired all of the common stock of Digital Angel Corporation and Timely Technology Corp. and 85.0% of the stock of Signature Industries, Limited from Applied Digital Solutions in exchange for 18,750,000 shares of our common stock. In addition, we also issued shares of our common stock to the following minority stockholders of Digital Angel Corporation to effect the merger transaction. Shares of our common stock were issued to these individuals in exchange for shares of Digital Angel Corporation common stock owned by them at the time of the merger.

Name	Number of Common Shares
Richard J. Sullivan(1)	937,500
Evan C. McKeown(2)	468,750
Garrett A. Sullivan	30,468

(1)
Mr. Sullivan is Chairman of the Board of Directors of Digital Angel Corporation and was Chairman of the board of directors and Chief Executive Officer of Applied Digital Solutions, Inc., our affiliate, from 1993 until March 21, 2003.

(2)
Mr. McKeown is Vice President and Chief Financial Officer of Applied Digital Solutions, Inc.

        On June 27, 2002, our Board of Directors approved the issuance of 38,095 shares of our common stock to MPact Communications, Inc. in exchange for certain services provided by MPact Communications in connection with the production of a television advertisement.

        On June 27, 2002, our Board of Directors approved the issuance of 60,000 shares of our common stock to Brett Thaxton as consideration for services provided by Mr. Thaxton to Applied Digital Solutions in connection with the merger.

        On June 27, 2002, we issued a warrant to purchase 50,000 shares of our common stock to Redington, Inc. in exchange for certain investor relations services provided by Redington, Inc.

        On June 20, 2003, we entered into a common stock purchase agreement with Longview International Equity Fund, L.P., a British Virgin Islands international limited partnership, which provides that Longview International Equity Fund is committed to purchase up to $6,000,000 of our common stock over the term of the purchase agreement. Pursuant to the purchase agreement, we may require Longview International Equity Fund to purchase shares of our common stock at any time during the commitment period expiring on the earliest to occur of (i) the date on which Longview International Equity Fund shall have invested an aggregate $6,000,000 in purchases of our common stock under the purchase agreement; (ii) the date the purchase agreement is terminated; or (iii) the end of the twelve month period following the date of the purchase agreement. Notwithstanding the foregoing, Longview International Equity Fund shall not be required to purchase shares of common stock to the extent that such purchase would cause Longview International Equity Fund and its affiliates to own in excess of 9.999% of our issued and outstanding common stock or would require Longview International Equity Fund to invest more than $6,000,000 in the aggregate pursuant to the purchase agreement.

        Under the purchase agreement, we may, from time to time and in our sole discretion present Longview International Equity Fund with a put notice to sell shares of our common stock up to a maximum amount of $6,000,000 and a minimum amount of $1,500,000. Under the purchase agreement, we are able to present Longview International Equity Fund with up to four put notices during the commitment period, with a minimum of one trading day required between each valuation period. Each valuation period consists of fifteen trading days.

        Once presented with a put notice, Longview International Equity Fund is required to purchase a pro-rata portion of the shares on each trading day during the valuation period on which the daily volume weighted average price for our common stock equals or exceeds the threshold price determined by us and set forth in the put notice. At no time shall the threshold price be less than $1.75 without the prior consent of Longview International Equity Fund. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the valuation period on which shares are purchased, less a discount of 10%. If the daily volume weighted average price for our common stock falls below the threshold price on any trading day during a valuation period, the purchase agreement provides that Longview International Equity Fund will not be required to purchase the pro-rata portion of shares of our common stock allocated to that day. However, at its election, Longview International Equity Fund may purchase the pro-rata portion of shares allocated to that day at the threshold price less the discount described above. We estimate that Longview International Equity Fund will purchase up to 3,821,656 shares of our common stock pursuant to the purchase agreement.

        Prior to the private placement offering to Longview International Equity Fund, we entered into an agreement with J.P. Carey Securities, Inc. pursuant to which J.P. Carey Securities agreed to act as non-exclusive placement agent to procure potential purchasers of our common stock to be sold in such private placement. Pursuant to our agreement with J.P. Carey Securities, we agreed to pay J.P. Carey Securities a placement fee equal to five percent (5.0%) of the gross subscription proceeds from purchasers procured by J.P. Carey Securities. In addition to the placement fee, we agreed to issue to J.P. Carey Securities a warrant to purchase that number of shares of our common stock equal to three shares for every 100 shares of our common stock actually sold by J.P. Carey Securities at a strike price equal to 125% of the closing bid price of our common stock on the date of each closing. Longview International Equity Fund was a purchaser procured by J.P. Carey Securities pursuant to the placement agent agreement. Therefore, in addition to the placement fee, J.P. Carey Securities was issued a warrant to purchase our common stock in an amount and at a price to be determined based on the foregoing formula. Based on the foregoing formula, we estimate that the J.P. Carey Securities warrant will entitle J.P. Carey Securities to purchase up to 114,650 shares of our common stock. The warrants are not exercisable for a period of one year from the date of the applicable closing and expire three years following the date upon which they become exercisable.

        Each of the transactions described in this Item 15 were effected in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits
1	Placement Agency Agreement by and between Digital Angel Corporation and J.P. Carey Securities, Inc., dated as of June 4, 2003.
2	Certificate of Merger dated March 27, 2002 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985 and our Annual Report on Form 10-KSB filed on March 28, 1990)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985)
4	Digital Angel Corporation Common Stock Purchase Warrant
5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1	Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 (No. 333-92471) filed October 29, 2001)
10.2	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 (No. 333-97867) filed August 9, 2002)
10.3	Agreement and Plan of Merger, dated as of November 1, 2001 (incorporated by reference to our definitive Proxy Statement on Schedule 14A, filed February 14, 2002)
10.4	First Amendment to Agreement and Plan of Merger, dated as of March 26, 2002 (incorporated by reference to our Form 8-K, filed April 11, 2002)
10.5
Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.6
Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.7
Employment Agreement by and between Medical Advisory Systems, Inc. and Dale Hutchins, dated as of November 1, 1999 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)
10.8
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of October 26, 2001 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)
10.9
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of October 26, 2001 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)
10.10
Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.11
Amendment to Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.12
Employment Agreement by and between Digital Angel Corporation and James P. Santelli, dates as of April 1, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)

10.13
Employment Agreement by and between Timely Technology Acquisition, Inc. and Amro Albanna, dated as of July 1, 2000 (incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-100940) filed January 21, 2003)
10.14
Credit and Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K/A-1, filed November 4, 2002)
10.15	Patent and Trademark Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).
10.16	Lockbox and Collection Account Agreement by and among Digital Angel Corporation, Wells Fargo Business Credit, Inc., Wells Fargo Bank Minnesota, National Association and Regulus West, LLC, dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).
10.17	Revolving Note by Digital Angel Corporation to Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K filed October 31, 2002)
10.18	Forbearance Agreement dated March 24, 2003 by and among Applied Digital Solutions, Inc., IBM Credit Corporation LLC, Digital Angel Corporation, and the other parties named therein (incorporated by reference to our Form 10-K filed March 31, 2003)
16.1	Letter from BDO Seidman, LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
21	Subsidiaries of the Registrant (incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-100940) filed January 21, 2003)
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers LLP relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)
24	Power of Attorney (included on signature page)
99.1	Common Stock Purchase Agreement by and between Digital Angel Corporation and Longview International Equity Fund, L.P., dated as of June 20, 2003
99.2	Registration Rights Agreement by and between Digital Angel Corporation and Longview International Equity Fund, L.P., dated as of June 20, 2003
99.3	Letter to Longview International Equity Fund, L.P. dated June 20, 2003

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Digital Angel Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South St. Paul, State of Minnesota, on the 20th day of June, 2003.

DIGITAL ANGEL CORPORATION

By:	/s/ Randolph K. Geissler Randolph K. Geissler President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randolph K. Geissler and James P. Santelli, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 20, 2003 by the following persons in the capacities indicated below.

Signature	Title

/s/ Randolph K. Geissler Randolph G. Geissler	Principal Executive Officer President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ James P. Santelli James P. Santelli	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Richard J. Sullivan Richard J. Sullivan	Director
/s/ Kenneth D. Larson Kenneth D. Larson	Director
/s/ Richard S. Friedland Richard S. Friedland	Director
/s/ Howard S. Weintraub, Ph. D. Howard S. Weintraub, Ph. D.	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1	Placement Agency Agreement by and between Digital Angel Corporation and J.P. Carey Securities, Inc., dated as of June 4, 2003.
2	Certificate of Merger dated March 27, 2002 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)
3.1
Amended and Restated Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985 and our Annual Report on Form 10-KSB filed on March 28, 1990)
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-18 (No. 2-98314) filed on June 7, 1985)
4	Digital Angel Corporation Common Stock Purchase Warrant
5	Opinion of Baker & Hostetler LLP as to the validity of the issuance of the common stock of Digital Angel Corporation being registered
10.1
Medical Advisory Systems, Inc. Amended and Restated Employee and Director Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8, (No. 333-92471) filed October 29, 2001)
10.2	Amended and Restated Digital Angel Corporation Transition Stock Option Plan (incorporated by reference to our Registration Statement on Form S-8 (No. 333-97867) filed August 9, 2002)
10.3	Agreement and Plan of Merger, dated as of November 1, 2001 (incorporated by reference to our definitive Proxy Statement on Schedule 14A, filed February 14, 2002)
10.4	First Amendment to Agreement and Plan of Merger, dated as of March 26, 2002 (incorporated by reference to our Form 8-K, filed April 11, 2002)
10.5
Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.6
Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of November 1, 1998 (incorporated by reference to Amendment One to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, filed September 1, 1999)
10.7
Employment Agreement by and between Medical Advisory Systems, Inc. and Dale Hutchins, dated as of November 1, 1999 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)
10.8
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Ronald W. Pickett, dated as of October 26, 2001 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)
10.9
Amendment to Employment Agreement by and between Medical Advisory Systems, Inc. and Thomas M. Hall, dated as of October 26, 2001 (incorporated by reference to our Registration Statement on Form S-1 (No. 333-100940) filed November 1, 2002)
10.10
Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)

10.11
Amendment to Employment Agreement by and between Digital Angel Corporation and Randolph K. Geissler, dated as of March 8, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.12
Employment Agreement by and between Digital Angel Corporation and James P. Santelli, dated as of April 1, 2002 (incorporated by reference to our Form 10-Q for the quarterly period ended March 31, 2002, filed May 20, 2002)
10.13
Employment Agreement by and between Timely Technology Acquisition, Inc. and Amro Albanna, dated as of July 1, 2000 (incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-100940) filed January 21, 2003)
10.14
Credit and Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K/A-1, filed November 4, 2002)
10.15
Patent and Trademark Security Agreement by and between Digital Angel Corporation and Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).
10.16
Lockbox and Collection Account Agreement by and among Digital Angel Corporation, Wells Fargo Business Credit, Inc., Wells Fargo Bank Minnesota, National Association and Regulus West, LLC, dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002).
10.17	Revolving Note by Digital Angel Corporation to Wells Fargo Business Credit, Inc., dated as of October 30, 2002 (incorporated by reference to our Form 8-K, filed October 31, 2002)
10.18
Forbearance Agreement dated March 24, 2003 by and among Applied Digital Solutions, Inc., IBM Credit Corporation LLC, Digital Angel Corporation, and the other parties named therein (incorporated by reference to our Form 10-K filed March 31, 2003)
16.1	Letter from BDO Seidman, LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
16.2	Letter from Grant Thornton LLP regarding Change in Certifying Accountant (incorporated by reference to our Form 8-K, filed May 21, 2002)
21	Subsidiaries of the Registrant (incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-100940) filed January 21, 2003)
23.1	Consent of Eisner LLP relating to the financial statements of Digital Angel Corporation
23.2	Consent of PricewaterhouseCoopers LLP relating to the financial statements of the Advanced Wireless Group
23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)
24	Power of Attorney (included on signature page)
99.1	Common Stock Purchase Agreement by and between Digital Angel Corporation and Longview International Equity Fund, L.P., dated as of June 20, 2003
99.2	Registration Rights Agreement by and between Digital Angel Corporation and Longview International Equity Fund, L.P., dated as of June 20, 2003.
99.3	Letter to Longview International Equity Fund, L.P. dated June 20, 2003

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
SUMMARY FINANCIAL DATA (In thousands, except per share amounts)
RISK FACTORS
FORWARD-LOOKING STATEMENTS
BUSINESS
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
Stock Option Grants in 2002 Individual Grants
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
USE OF PROCEEDS
SELLING STOCKHOLDERS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PLAN OF DISTRIBUTION
DESCRIPTION OF OUR COMMON STOCK
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
FINANCIAL STATEMENTS TABLE OF CONTENTS
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For The Three Months Ended March 31, 2003 (In Thousands) (Unaudited)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
DIGITAL ANGEL CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands) (Unaudited)
INDEPENDENT AUDITORS' REPORT
INDEPENDENT ACCOUNTANTS REPORT
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES BALANCE SHEETS (In thousands, except par value)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES STATEMENTS OF OPERATIONS (In thousands, except per share data)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (In thousands)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES STATEMENTS OF CASH FLOWS (In thousands)
DIGITAL ANGEL CORPORATION AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS
Financial Statement Schedule Schedule II—Valuation and Qualifying Accounts
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (In thousands, except per share data)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX